     As filed with the Securities and Exchange Commission on March 6, 1997
                                                      Registration No. 333-_____
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
               _________________________________________________

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
               _________________________________________________
                               AmeriCredit Corp.
             (Exact name of registrant as specified in its charter)

     Texas                         6199                        75-2291093
(State or Other              (Primary Standard              (I.R.S.  Employer
 Jurisdiction of                 Industrial               Identification Number)
 Incorporation or        Classification Code Number)
 Organization)


                               200 Bailey Avenue
                            Fort Worth, Texas 76107
                                (817) 332-7000
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             _____________________

                               Daniel E. Berce
                           Chief Financial Officer
                              AmeriCredit Corp.
                              200 Bailey Avenue
                            Ft. Worth, Texas 76107
                                (817) 332-7000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                  Copies to:
                               L. Steven Leshin
                             Jenkens & Gilchrist,
                          a Professional Corporation
                         1445 Ross Avenue, Suite 3200
                              Dallas, Texas 75202

     Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                             _____________________

                        CALCULATION OF REGISTRATION FEE
================================================================================================================
                                                 Proposed  Maximum      Proposed Maximum
    Title of Each Class of         Amount to       Offering Price           Aggregate           Amount of
  Securities to be Registered    be Registered      per Unit(1)        Offering Price (1)    Registration Fee
----------------------------------------------------------------------------------------------------------------

 9 1/4% Senior Notes due 2004    $125,000,000         100%                $125,000,000            $37,879
================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended.
================================================================================
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                 SUBJECT TO COMPLETION, DATED MARCH 6, 1997


                               AMERICREDIT CORP.
                               OFFER TO EXCHANGE
                                ALL OUTSTANDING
                         9 1/4% SENIOR NOTES DUE 2004
                  ($125,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                       FOR 9 1/4% SENIOR NOTES DUE 2004

  The Exchange Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on _________ ___, 1997 (as such date may be extended, the "Expiration Date").

  AmeriCredit Corp., a Texas corporation ("AmeriCredit" or the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange $1,000 in principal amount of its 9 1/4% Senior Notes due 2004 (the "New Notes") for each $1,000 in principal amount of its outstanding 9 1/4% Senior Notes due 2004 (the "Old Notes") (the Old Notes and the New Notes are collectively referred to herein as the "Notes"). An aggregate principal amount of $125,000,000 of Old Notes is outstanding. See "The Exchange Offer."

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business one year after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  The Company will accept for exchange any and all Old Notes that are validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of the Old Notes being tendered for exchange. However, the Exchange Offer is subject to the terms and provisions of the A/B Exchange Registration Rights Agreement, dated as of February 4, 1997 (the "Registration Rights Agreement"), among the Company, the Company's Guarantors (as described in the Registration Rights Agreement) and Smith Barney Inc., Montgomery Securities, Piper Jaffray Inc. and Wheat First Butcher Singer (the "Initial Purchasers"). The Old Notes may be tendered only in multiples of $1,000. See "The Exchange Offer."

                           (continued on next page)
                          --------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 9 HEREIN FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY HOLDERS IN EVALUATING THE EXCHANGE OFFER

THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          --------------------------

            THE DATE OF THIS PROSPECTUS IS _____________ ____, 1997

     The Old Notes were issued in a transaction (the "Prior Offering") pursuant to which the Company issued an aggregate of $125,000,000 principal amount of the Old Notes to the Initial Purchasers on February 4, 1997 pursuant to a Purchase Agreement, dated January 30, 1997 (the "Purchase Agreement"), among the Company, the Company's Guarantors and the Initial Purchasers. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act. The Company and the Initial Purchasers also entered into the Registration Rights Agreement, pursuant to which the Company granted certain registration rights for the benefit of the holders of the Old Notes. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement with respect to the Old Notes. See "The Exchange Offer--Purpose and Effect."

     The Old Notes were, and the New Notes will be, issued under the Indenture, dated as of February 4, 1997 (the "Indenture"), among the Company and Bank One, Columbus, NA, as trustee (in such capacity, the "Trustee"). The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, (ii) holders of New Notes will not be entitled to liquidated damages equal to $.05 per week per $1,000 principal amount of Old Notes held by such holders (up to a maximum amount of $0.50 per week per $1,000 principal amount) otherwise payable under the terms of the Registration Rights Agreement in respect of the Old Notes held by such holders during any period in which a Registration Default (as defined under "The Exchange Offer--Termination of Certain Rights") is continuing (the "Liquidated Damages") and (iii) holders of New Notes will not be, and upon the consummation of the Exchange Offer, holders of Old Notes will no longer be, entitled to certain rights under the Registration Rights Agreement intended for the holders of unregistered securities. The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Company to Bank One, Columbus, NA, as registrar of the Old Notes (in such capacity, the "Registrar") under the Indenture of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are validly tendered by holders thereof pursuant to the Exchange Offer. See "The Exchange Offer--Termination of Certain Rights," "--Procedures for Tendering Old Notes" and "Description of Notes."

     The New Notes will bear interest at a rate equal to 9 1/4% per annum. Interest on the New Notes is payable semiannually, on February 1 and August 1 of each year, commencing on August 1, 1997 (each, an "Interest Payment Date") and shall accrue from February 4, 1997 or from the most recent Interest Payment Date with respect to the Old Notes to which interest was paid or duly provided for. The New Notes will mature on February 1, 2004. See "Description of Notes."

     The New Notes will not be redeemable at the Company's option prior to February 1, 2001. Thereafter, the New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after February 1, 2001 at the redemption prices set forth herein plus accrued and unpaid interest to the date of redemption. In addition, at the option of the Company, up to $25.0 million in aggregate principal amount of Notes may be redeemed prior to February 1, 2000 at the redemption price set forth herein, plus accrued and unpaid interest to the redemption date with the net cash proceeds of a public offering of common stock of the Company; provided, however, that at least $75.0 million in aggregate principal amount of Notes remain outstanding following such redemption.

     In the event of a Change of Control (as defined), holders of the New Notes will have the right to require the Company to purchase their New Notes, in whole or in part, at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase.

  The New Notes will be senior unsecured obligations of the Company, will rank pari passu in right of payment to existing and future unsecured senior Indebtedness (as defined) of the Company and will rank senior in right of payment to future subordinated Indebtedness of the Company. At December 31, 1996, on an as adjusted basis after giving effect to the Prior Offering and the application of the net proceeds therefrom, the aggregate principal amount of senior Indebtedness of the Company and its subsidiaries (excluding trade payables and other accrued liabilities) would have been approximately $170.6 million, none of which would have been secured Indebtedness outstanding under the Credit Agreement (as defined) and approximately $40.5 million of which would have been asset-backed notes of the Company's Special Purpose Finance Subsidiaries (as defined). The Indenture permits the Company and its subsidiaries to incur additional secured Indebtedness. The payment of principal, premium, if any, and interest on the New Notes will be guaranteed on a senior unsecured basis (the "Subsidiary Guarantees") by all of the Company's current and future Restricted Subsidiaries (the "Guarantors"), which on the date of the Indenture included all of the Company's existing subsidiaries, except the Company's Special Purpose Finance Subsidiaries and AFS Funding Corp. The Subsidiary Guarantees will rank pari passu in right of payment with all senior unsecured Indebtedness of the Guarantors. However, the Guarantors' obligations under the Credit Agreement and New Credit Agreement are secured by liens on certain assets of the Guarantors and, accordingly, such Indebtedness will rank prior to the New Notes with respect to such assets. The

                                      (i)

New Notes will effectively be subordinated to the obligations of the Special Purpose Finance Subsidiaries with respect to Existing Indebtedness (as defined) and with respect to the obligations of AFS Funding Corp. with respect to Credit Enhancement Agreements (as defined).

     Based on existing interpretations of the Securities Act by the Staff of the Securities and Exchange Commission (the "Commission") set forth in "no-action" letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer to any holder of Old Notes in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such holder (other than a broker-dealer who purchased Old Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder is not an affiliate of the Company, is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. In addition, if such holder is not a broker-dealer, it must represent that it is not engaged in, and does not intend to engage in, a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange Offer --Resales of the New Notes." This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities.

     As of __________ __, 1997, Cede & Co. ("Cede"), as nominee for The Depository Trust Company, New York, New York ("DTC"), was the sole registered holder of the Old Notes and held the Old Notes for _____ of its participants. The Company believes that no such participant is an affiliate (as such term is defined in Rule 405 of the Securities Act) of the Company. There has previously been only a limited secondary market, and no public market, for the Old Notes. The Old Notes are eligible for trading in the Private Offering, Resales and Trading through Automatic Linkages ("PORTAL") market. In addition, the Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes; however, the Initial Purchasers are not obligated to do so and any market making activities may be discontinued by the Initial Purchasers at any time. Therefore, there can be no assurance that an active market for the New Notes will develop. If such a trading market develops for the New Notes, future trading prices will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on such factors, the New Notes may trade at a discount from their face value. See "Risk Factors --Absence of Public Market; Restrictions on Transfer."

     The Company will not receive any proceeds from this Exchange Offer. Pursuant to the Registration Rights Agreement, the Company will bear certain registration expenses.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     The Old Notes were issued originally in global form (the "Global Old Note"). The Global Old Note was deposited with, or on behalf of, DTC, as the initial depository with respect to the Old Notes (in such capacity, the "Depository"). The Global Old Note is registered in the name of Cede & Co., as nominee of DTC, and beneficial interests in the Global Old Note are shown on, and transfers thereof are effected only through, records maintained by the Depository and its participants. The use of the Global Old Note to represent the Old Notes permits the Depository's participants, and anyone holding a beneficial interest in an Old Note registered in the name of such a participant, to transfer interests in the Old Notes electronically in accordance with the Depository's established procedures without the need to transfer a physical certificate. New Notes issued in exchange for the Global Old Note will also be issued initially as a note in global form (the "Global New Note," and, together with the Global Old Note, the "Global Note") and be deposited with, or on behalf of, the Depository. After the initial issuance of the Global New Note, New Notes in certificated form will be issued in exchange for a holder's proportionate interest in the Global New Note only as set forth in the Indenture.

                                     (ii)

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION...................................................... (iv)

INFORMATION INCORPORATED BY REFERENCE...................................... (iv)

NOTE REGARDING FORWARD-LOOKING INFORMATION.................................. (v)

PROSPECTUS SUMMARY............................................................ 1

RISK FACTORS.................................................................. 9

THE EXCHANGE OFFER........................................................... 17

CAPITALIZATION............................................................... 24

SELECTED CONSOLIDATED FINANCIAL DATA......................................... 25

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................................. 28

BUSINESS..................................................................... 38

MANAGEMENT................................................................... 48

PRINCIPAL SHAREHOLDERS....................................................... 54

DESCRIPTION OF NOTES......................................................... 56

CERTAIN FEDERAL INCOME TAX CONSEQUENCES...................................... 78

DESCRIPTION OF OTHER DEBT.................................................... 79

PLAN OF DISTRIBUTION......................................................... 81

LEGAL MATTERS................................................................ 82

EXPERTS...................................................................... 82

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.................................. F-1

                                     (iii)

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such information is available for inspection at the public reference facilities of the Commission at 450 Fifth Street, NW, Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information are obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, NW, Washington, DC 20549. Such material is also available for inspection at the library of the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005. The Commission maintains a web site (http://www.sec.gov) that contains periodic reports, proxy statements and other information regarding registrants that file documents electronically with the Commission. The Common Stock of the Company is listed and traded on the NYSE under the symbol "ACF."

     The Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Notes remain outstanding, it will furnish to the holders of Notes and submit to the Commission (unless the Commission will not accept such materials) (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's independent accountants, and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, for so long as any of the Notes remain outstanding, the Company has agreed to make available to any prospective purchaser of Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

                     INFORMATION INCORPORATED BY REFERENCE

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS THERETO, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO AMERICREDIT CORP., 200 BAILEY AVENUE, FORT WORTH, TEXAS 76107, ATTENTION: DANIEL
E. BERCE, (817) 332-7000.

     The following AmeriCredit documents are incorporated by reference herein:

         (1) AmeriCredit's Annual Report on Form 10-K for the year ended June 30, 1996, filed with the Commission;

         (2) AmeriCredit's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, filed with the Commission; and

         (3) AmeriCredit's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996, filed with the Commission.

     All documents filed with the Commission by AmeriCredit pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of effectiveness of the Registration Statement of which this Prospectus forms a part are incorporated herein by reference and such documents will be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference

                                     (iv)
herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                  NOTE REGARDING FORWARD-LOOKING INFORMATION

     INFORMATION CONTAINED IN THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE STATEMENTS IN "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PROSPECTUS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS.


                                      (v)

                              PROSPECTUS SUMMARY

  The following summary information is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the Consolidated Financial Statements and related notes thereto, appearing elsewhere in this Prospectus. This Prospectus contains certain forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of, among other factors, the factors set forth under "Risk Factors" below. In addition to other information in this Prospectus, the factors set forth under "Risk Factors" below should be considered carefully in evaluating an investment in the Notes offered hereby. Unless the context indicates otherwise, all references herein to "AmeriCredit" or the "Company" refer to AmeriCredit Corp. and its subsidiaries. The Company's fiscal year ends on June 30. References to a particular fiscal year are to the twelve-month period ending on June 30 of that year.

                                  The Company

  The Company is a consumer finance company specializing in purchasing, securitizing and servicing retail automobile installment sales contracts originated by franchised and select independent dealers in connection with the sale of late model used and to a lesser extent new automobiles. The Company targets borrowers with limited credit histories, modest incomes or those who have experienced prior credit difficulties ("Sub-Prime Borrowers"). With the use of a proprietary credit scoring model, the Company underwrites contracts on a decentralized basis through a nationwide branch office network. This credit scoring model, combined with experienced underwriting personnel, enables the Company to implement a risk-based pricing approach to structuring and underwriting individual contracts. The Company's centralized risk management department monitors these underwriting strategies and portfolio performance to balance credit quality and profitability objectives. The loan portfolio is serviced by the Company at centralized facilities located in Fort Worth, Texas and Tempe, Arizona using automated loan servicing and collection systems.

  The Company had 66 branch offices as of December 31, 1996. As a result of the Company's expansion strategy, the Company has been able to increase its aggregate volume of automobile installment sales contracts purchased to $432.4 million in fiscal 1996 from $18.3 million in fiscal 1993. The Company has continued this growth during the first six months of fiscal 1997, with purchases aggregating $359.4 million, compared to $161.3 million during the same period in fiscal 1996. The Company purchases contracts originated by dealers at prices ranging from par to a discount of up to 10%. The average discount as a percentage of the contracts purchased by the Company was approximately 4.2% in fiscal 1996. For fiscal 1996, the average principal amount financed and weighted average APR of contracts purchased by the Company were $10,238 and 20.6%, respectively.

  The Company generates earnings and cash flow primarily through the purchase, retention, securitization and servicing of automobile receivables. In each securitization, the Company sells automobile receivables to a trust or special purpose finance subsidiary that, in turn, sells asset-backed securities to investors. The Company recognizes a gain on the sale of the receivables to the trust and receives monthly excess cash flow distributions from the trust resulting from the difference between the interest received from the obligors on the receivables and the interest on the asset-backed securities paid to investors, net of losses and expenses. The Company typically begins to receive excess cash flow distributions approximately five to seven months after the receivables are securitized, although these time periods may be shorter or longer depending upon the structure of the securitization. The Company received excess cash flow of $11.3 million from securitization trusts and special purpose finance subsidiaries in fiscal 1996. Due to the time delay associated with distributions of excess cash flow from securitizations, the Company expects to receive increased cash flow distributions in fiscal 1997 from trusts created as a result of securitization transactions occurring in fiscal 1996. Prior to such time as the Company begins to receive excess cash flow, all excess cash flow is utilized to fund credit enhancement requirements to secure financial guaranty insurance policies issued by a monoline insurance company to protect investors in the asset-backed securities from losses. Once predetermined credit enhancement requirements are reached and maintained, excess cash flow is distributed to the Company. In addition to excess cash flow, the Company earns servicing fees of between 2.25% and 2.50% per annum of the outstanding principal balance of receivables securitized. Over the four quarters ended December 31, 1996, the Company completed four securitization transactions totaling $580.3 million.

  According to CNW Marketing/Research, an independent automobile finance market research firm, the automobile finance industry is the second largest consumer finance industry in the United States with over $410 billion of loan and lease originations during 1995. The industry is generally segmented according to the type of car sold (new vs. used) and the credit characteristics of the borrower (prime vs. sub-prime). The sub-prime segment of the market accounted for approximately $76 billion of these originations.

  The Company's principal objective is to continue to build upon its position as a leading indirect lender to Sub-Prime Borrowers. To achieve this objective, the Company employs the following key strategies:

  Continued Expansion of the Automobile Finance Branch Network.   The Company
opened five branch offices in fiscal year 1993, 13 in fiscal year 1994, 13 in fiscal year 1995, 20 in fiscal year 1996 and 15 in fiscal 1997 through December 31, 1996, bringing its branch office network to 66 offices located in 27 states as of December 31, 1996. Branch office personnel are responsible for the development and maintenance of dealer relationships. As part of its goal of increasing the number of dealers from whom it is purchasing automobile finance contracts, the Company plans to open approximately 15 additional branch offices during the remainder of fiscal 1997.

  Use of Proprietary Credit Scoring Models for Risk-based Pricing.   The Company
has developed and implemented a credit scoring system across its branch office network to support the branch level credit approval process. The Company's proprietary credit scoring models are designed to enable AmeriCredit to tailor each loan's pricing and structure to a statistical assessment of the underlying credit risk.

  Sophisticated Risk Management Techniques.   The Company's centralized risk
management department is responsible for monitoring the origination process, supporting management's supervision of each branch office, tracking collateral values of the Company's receivables portfolio and monitoring portfolio returns. This risk management department uses proprietary databases to identify concentrations of risk, to price for the risk associated with selected market segments and to endeavor to enhance the credit quality and profitability of the contracts purchased.

  High Investment in Technology to Support Operating Efficiency and Growth.
The use of leading-edge technology in both loan origination and servicing has enabled AmeriCredit to become a low-cost provider in the sub-prime automobile finance market. AmeriCredit's annualized ratio of operating expenses to average managed receivables was 10.0% for fiscal 1995, 7.2% for fiscal 1996 and 6.7% for the six months ended December 31, 1996.

  Leveraging Sub-Prime Lending Expertise.   On November 21, 1996, AmeriCredit
acquired Rancho Vista Mortgage Corporation in consideration for 400,000 shares of AmeriCredit common stock. In January 1997, Rancho Vista Mortgage Corporation changed its name to Americredit Corporation of California ("ACC") and it will operate under the name of "AmeriCredit Mortgage Services." ACC is a residential mortgage lender specializing in originating and purchasing home equity mortgage loans made to Sub-Prime Borrowers from a network of mortgage brokers in 17 states. The Company believes that over time it can leverage its national presence, risk management techniques and state-of-the-art technology to broaden its indirect lending to Sub-Prime Borrowers. ACC's corporate office is located in Orange, California. ACC has historically sold its home equity loans and the related servicing rights to third party investors.

  Funding and Liquidity Through Securitizations.   The Company sells automobile
receivables in securitization transactions in order to obtain a cost-effective source of funds for the purchase of additional automobile finance contracts, to reduce the risk of interest rate fluctuations and to utilize capital efficiently. Since the Company's first securitization transaction in December 1994 through December 31, 1996, the Company has securitized approximately $795.5 million of automobile receivables in private and public offerings of asset-backed securities.

  AmeriCredit was incorporated in Texas in 1988 and succeeded to the business, assets and liabilities of a predecessor corporation formed under the laws of Texas in 1986. The Company's common stock, $.01 par value per share (the "Common Stock"), is traded on the New York Stock Exchange under the symbol "ACF." The Company's principal executive offices are located at 200 Bailey Avenue, Fort Worth, Texas 76107 and its telephone number is 817-332-7000.

                              The Prior Offering

  The outstanding $125.0 million principal amount of Old Notes were sold by the Company to the Initial Purchasers on February 4, 1997, pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act. The Company and the Initial Purchasers also entered into the Registration Rights Agreement pursuant to which the Company granted certain registration rights for the benefit of the holders of the Old Notes. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement with respect to the Old Notes. See"The Exchange Offer--Purpose and Effect."

                               The Exchange Offer

The Exchange Offer.... The Company is offering upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal to exchange the New Notes for the outstanding Old Notes. As of the date of this Prospectus, $125.0 million in aggregate principal amount of the Old Notes is outstanding, the maximum amount authorized by the Indenture for all Notes. As of _____________, 1997, there was one registered holder of the Old Notes, Cede & Co., which held the Old Notes for _____ of its participants. See "The Exchange Offer--Terms of the Exchange Offer."

Expiration Date....... 5:00 p.m., New York City time, on __________ __, 1997 as the same may be extended. See "The Exchange Offer-- Expiration Date; Extensions; Amendments."

Conditions of the
  Exchange Offer...... The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. The only condition to the Exchange Offer is the declaration by the Commission of the effectiveness of the Registration Statement of which this Prospectus constitutes a part (the "Exchange Offer Registration Statement"). See "The Exchange Offer--Conditions of the Exchange Offer."

Termination of Certain
  Rights.............. Pursuant to the Registration Rights Agreement and the Old
                       Notes, holders of Old Notes (i) have rights to receive Liquidated Damages and (ii) have certain rights intended for the holders of unregistered securities. "Liquidated Damages" means damages of $0.05 per week per $1,000 principal amount of Old Notes (up to a maximum of $0.50 per week per $1,000 principal amount) during the period in which a Registration Default is continuing pursuant to the terms of the Registration Rights Agreement. Holders of New Notes will not be and, upon consummation of the Exchange Offer, holders of Old Notes will no longer be, entitled to (i) the right to receive the Liquidated Damages or (ii) certain other rights under the Registration Rights Agreement intended for holders of unregistered securities. See "The Exchange Offer-- Termination of Certain Rights" and "Procedures for Tendering Old Notes."

Accrued Interest...... The New Notes will bear interest at a rate equal to 9
                       1/4% per annum. Interest shall accrue from February 4, 1997 or from the most recent Interest Payment Date with respect to the Old Notes to which interest was paid or duly provided for. See "Description of Notes--Principal, Maturity and Interest."

Procedures for Tendering
  Old Notes........... Each holder desiring to accept the Exchange Offer must complete and sign the Letter of Transmittal, have the signature thereon guaranteed if required by the Letter of Transmittal, and mail or deliver the Letter of Transmittal, together with the Old Notes or a Notice of Guaranteed Delivery (as defined in the Letter of Transmittal) and any other required documents (such as evidence of authority to act, if the Letter of Transmittal is signed by someone acting in a fiduciary or representative capacity), to the Exchange Agent (as defined under "The Exchange Offer--The Exchange Agent; Assistance") at the address set forth on the back cover page of this Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. Any Beneficial Owner (as defined under "The Exchange Offer--Procedures for Tendering Old Notes") of the Old Notes whose Old Notes are registered in the name of a nominee, such as a broker, dealer, commercial bank or trust company and who wishes to tender Old Notes in the Exchange Offer, should instruct such entity or person to promptly tender on such Beneficial Owner's behalf. See "The Exchange Offer-- Procedures for Tendering Old Notes."

Guaranteed Delivery
  Procedures.......... Holders of Old Notes who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or
                       (ii) who cannot deliver their Old Notes or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date, may tender their Old Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal. See "The Exchange Offer--Guaranteed Delivery Procedures."

Acceptance of Old Notes
  and Delivery of New
  Notes............... Upon effectiveness of the Exchange Offer Registration
                       Statement of which this Prospectus constitutes a part and consummation of the Exchange Offer, the Company will accept any and all Old Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly after acceptance of the Old Notes. See "The Exchange Offer--Acceptance of Old Notes for Exchange; Delivery of New Notes."

Withdrawal Rights..... Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer--Withdrawal Rights."

Certain Federal Income
  Tax Considerations.. There will not be any U.S. Federal income tax consequences to holders exchanging Old Notes for New Notes pursuant to the Exchange Offer. See "Certain Federal Income Tax Consequences."

The Exchange Agent.... Bank One, Columbus, NA is the exchange agent (in such capacity, the "Exchange Agent"). The address and telephone number of the Exchange Agent are set forth in "The Exchange Offer--The Exchange Agent; Assistance."

Fees and Expenses..... All expenses incident to the Company's consummation of the Exchange Offer and compliance with the Registration Rights Agreement will be borne by the Company. The Company will also pay certain transfer taxes applicable to the Exchange Offer. See "The Exchange Offer--Fees and Expenses."

Resales of the New
  Notes............... Based on existing interpretations by the Staff of the
                       Commission set forth in "no-action" letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer to a holder in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder (other than (i) a broker-dealer who purchased the Old Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange Offer--Resales of the New Notes" and "Plan of Distribution."

Effect of Not Tendering
  Old Notes for
  Exchange............ Old Notes that are not tendered or that are not properly tendered will, following the expiration of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. The Company will have no further obligations to provide for the registration under the Securities Act of such Old Notes and such Old Notes will, following the expiration of the Exchange Offer, bear interest at the same rate as the New Notes.

                           Description of New Notes

          The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, (ii) holders of the New Notes will not be entitled to Liquidated Damages and (iii) holders of the New Notes will not be, and upon consummation of the Exchange Offer, holders of the Old Notes will no longer be, entitled to certain rights under the Registration Rights Agreement intended for the holders of unregistered securities, except in limited circumstances. See "The Exchange Offer--Termination of Certain Rights." The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Company to the Registrar under the Indenture of the New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are tendered by holders thereof pursuant to the Exchange Offer. See "The Exchange Offer--Termination of Certain Rights," "-- Procedures for Tendering Old Notes" and "Description of Notes."

Securities Offered.... $125.0 million in aggregate principal amount of 9 1/4%
                       Senior Notes due 2004.

Maturity.............. February 1, 2004.

Interest.............. The Notes will bear interest at the rate of 9 1/4% per annum, payable semiannually on February 1 and August 1, commencing August 1, 1997.

Ranking............... The Notes will be general unsecured obligations of the
                       Company. The Notes will rank pari passu in right of payment with all existing and future senior unsecured Indebtedness of the Company and senior in right of payment to all future subordinated Indebtedness of the Company. However, the Company and certain of the Company's subsidiaries are parties to the Credit Agreement and all borrowings under the Credit Agreement are secured by a first priority lien on certain assets of the Company and certain of the Company's subsidiaries, including the Guarantors. At December 31, 1996, on an as adjusted basis after giving effect to the Prior Offering and the application of the net proceeds therefrom, the aggregate principal amount of senior Indebtedness of the Company and its subsidiaries (excluding trade payables and other accrued liabilities) would have been approximately $170.6 million, none of which would have been secured Indebtedness outstanding under the Credit Agreement and approximately $40.5 million of which would have been asset-backed notes outstanding of the Company's Special Purpose Finance Subsidiaries. In addition, ACC, as borrower, and the Company, as guarantor, entered into the New Credit Agreement on February 5, 1997, and all borrowings under the New Credit Agreement are secured by a first priority lien on the mortgage receivables financed thereby. The Notes will effectively be subordinated to the obligations of the Special Purpose Finance Subsidiaries with respect to Existing Indebtedness (as defined) and with respect to the obligations of AFS Funding Corp. with respect to Credit Enhancement Agreements (as defined). See "Risk Factors-- Holding Company Structure; Effective Subordination" and "--Leverage."

Subsidiary Guarantees. Pursuant to the Subsidiary Guarantees, the Notes will be guaranteed by each existing and future Restricted Subsidiary (as defined) of the Company, except the Company's Special Purpose Finance Subsidiaries and AFS Funding Corp. The Subsidiary Guarantees will rank pari passu in right of payment with all existing and future senior unsecured Indebtedness of the Guarantors. The Company's and the Guarantors' obligations under the Credit Agreement and the New Credit Agreement are secured by liens on certain of their assets and, accordingly, such Indebtedness will effectively rank prior to the Notes with respect to such assets. See "Risk Factors-- Holding Company Structure; Effective Subordination."

Optional Redemption... The Notes may be redeemed at the option of the Company, in whole or in part, on or after February 1, 2001 at a premium declining to par in 2003, plus accrued and unpaid interest and Liquidated Damages, if any, through the redemption date. Notwithstanding the foregoing, at any time prior to February 1, 2000, the Company may on any one or more occasions redeem up to an aggregate of $25.0 million in principal amount of Notes at a redemption price of 109 1/4% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds of a public offering of common stock of the Company; provided that at least $75.0 million in aggregate principal amount of Notes remain outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 45 days of the date of the closing of such public offering.

Change of Control..... In the event of a Change of Control, the holders of the
                       Notes will have the right to require the Company to purchase their Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase.


Covenants............. The Indenture contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to incur additional Indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase Equity Interests (as defined) or subordinated Indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its subsidiaries, issue or sell Equity Interests of the Company's subsidiaries or enter into certain mergers and consolidations. In addition, under certain circumstances, the Company will be required to offer to purchase Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, with the proceeds of certain Asset Sales (as defined). See "Description of Notes."

Absence of a Public Market
  for the New Notes... The New Notes are a new issue of securities with no established market. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes. However, the Initial Purchasers are not obligated to do so, and any market making with respect to the New Notes may be discontinued at any time without notice. The Company does not intend to apply for listing of the New Notes on a securities exchange.

                                 Risk Factors

See "Risk Factors" for a discussion of certain factors that should be considered in evaluating the Exchange Offer.

                  SUMMARY FINANCIAL AND OPERATING INFORMATION
                 (dollars in thousands, except per share data)

                                                                                  Year Ended
                                                    ----------------------------------------------------------------------
                                                      June 30,       June 30,       June 30,       June 30,     June 30,
                                                      1992(1)        1993(1)         1994          1995(2)        1996
                                                    -----------    -----------    -----------    -----------   -----------

Statement of Income Data:
Revenue:
  Finance charge income.........................    $        --    $     1,125    $     7,820    $    29,039   $    51,679
  Gain on sale of receivables...................             --             --             --             --        22,873
  Servicing fee income..........................             --             --             --             --         3,712
  Investment income.............................            857          2,052          2,550          1,284         1,075
  Other income..................................         73,360         21,704          5,512          2,761         1,639
                                                    -----------    -----------    -----------    -----------   -----------
    Total revenue...............................         74,217         24,881         15,882         33,084        80,978
Costs and expenses..............................         97,474         44,247         10,817         23,066        46,722
                                                    -----------    -----------    -----------    -----------   -----------
Income (loss) before taxes......................        (23,257)       (19,366)         5,065         10,018        34,256
Provision for taxes.............................            944             --             --        (18,875)       12,665
                                                    -----------    -----------    -----------    -----------   -----------
  Net income (loss).............................    $   (24,201)   $   (19,366)   $     5,065    $    28,893   $    21,591
  Earnings (loss) per share.....................    $      (.77)   $      (.66)   $       .16    $       .95   $       .71
  Weighted average shares outstanding...........     31,482,225     29,267,419     31,818,083     30,380,749    30,203,298

Cash Flow Data:
(Used in) Provided by operating
  activities....................................    $    21,434    $    17,332    $     3,900    $    14,637   $    34,897
(Used in) Provided by investing
  activities....................................         (3,889)        (8,121)       (12,174)      (144,512)      (63,116)
(Used in) Provided by financing
  activities....................................         (2,038)        (5,705)        (9,238)       132,433        12,050
                                                    -----------    -----------    -----------    -----------   -----------
Net increase (decrease) in cash and cash
  equivalents...................................    $    15,507    $     3,506    $   (17,512)   $     2,558   $   (16,169)

Other Data:
  Receivable originations(1)....................    $        --    $    18,317    $    65,929    $   230,176   $   432,442
  Total managed receivables(1)..................    $        --    $    15,964    $    67,636    $   240,491   $   523,981
  Average managed receivables(1)................    $        --    $     6,880    $    37,507    $   141,526   $   357,966
  Loans securitized.............................    $        --    $        --    $        --    $   150,170   $   270,351
  Number of branches............................             --              5             18             31            51
  Average principal amount per managed
    receivable(1)...............................    $        --    $     6,878    $     7,215    $     7,773   $     8,746
  Effective yield on owned receivables..........             --%          21.7%          20.9%          20.5%         19.7%

Ratios:
  Ratio of earnings to fixed charges(3).........          (71.2)         (86.6)          31.2            3.5           3.6
  Percentage of total indebtedness to total
    capitalization..............................            1.2%           1.0%           0.3%          47.9%         48.6%
  Return on average common equity(4)............          (14.6)%        (14.7)%          4.1%          23.1%         14.3%
  Operating expenses as a percentage of
    average total receivables(4)................           18.2%          18.2%          15.0%          10.0%          7.2%

Asset Quality Data:
  Managed receivables greater than 60
    days delinquent(1)..........................    $        --    $       137    $     1,269    $     4,907   $    16,207
  Delinquencies as a percentage of total
    managed receivables(1)......................             --%           0.9%           1.9%           2.0%          3.1%
  Net charge-offs...............................    $        --    $        49    $     1,432    $     6,409   $    19,974
  Net charge-offs as a percentage of
    average managed receivables(1)(4)...........             --%           0.7%           3.8%           4.5%          5.6%


                                                              Six Months Ended
                                                        -----------------------------
                                                        December 31,      December 31,
                                                           1995              1996
                                                        -----------       -----------
Statement of Income Data:
Revenue:
  Finance charge income.............................    $    27,229       $    21,503
  Gain on sale of receivables.......................          5,621            28,151
  Servicing fee income..............................            215             8,242
  Investment income.................................            556             1,152
  Other income......................................            563               622
                                                        -----------       -----------
    Total revenue...................................         34,184            59,670
Costs and expenses..................................         21,416            31,590
                                                        -----------       -----------
Income (loss) before taxes..........................         12,768            28,080
Provision for taxes.................................          4,662            10,810
                                                        -----------       -----------
  Net income (loss).................................    $     8,106       $    17,270
  Earnings (loss) per share.........................    $       .26       $       .57
  Weighted average shares outstanding...............     31,130,423        30,420,676

Cash Flow Data:
(Used in) Provided by operating
  activities........................................    $    11,146       $    23,414
(Used in) Provided by investing
  activities........................................        (39,771)          (20,820)
(Used in) Provided by financing
  activities........................................         12,775               352
                                                        -----------       -----------
Net increase (decrease) in cash and cash
  equivalents.......................................    $   (15,850)      $     2,946

Other Data:
  Receivable originations(1)........................    $   161,269       $   359,407
  Total managed receivables(1)......................    $   340,430       $   761,716
  Average managed receivables(1)....................    $   288,477       $   641,522
  Loans securitized.................................    $    64,982       $   345,570
  Number of branches................................             42                66
  Average principal amount per managed
    receivable(1)...................................    $     7,977       $     9,481
  Effective yield on owned receivables..............           20.1%             19.6%

Ratios:
  Ratio of earnings to fixed charges(3).............            2.9               5.3
  Percentage of total indebtedness to total
    capitalization..................................           50.8%             46.2%
  Return on average common equity(4)................           14.3%             20.0%
  Operating expenses as a percentage of
    average total receivables(4)....................            7.2%              6.7%

Asset Quality Data:
  Managed receivables greater than 60
    days delinquent(1)..............................    $    12,625       $    28,251
  Delinquencies as a percentage of total
    managed receivables(1)..........................            3.7%              3.7%
  Net charge-offs...................................    $     8,215       $    17,749
  Net charge-offs as a percentage of
    average managed receivables(1)(4)...............            5.7%              5.5%

                                                                       December 31, 1996
                                                                      ------------------
                                         June 30,  June 30,                        As
                                            1995     1996              Actual   Adjusted(5)
                                         --------  --------           --------  --------
Balance Sheet Data:
Cash and cash equivalents..............  $ 18,314  $  2,145           $  5,091  $  5,091
Excess servicing receivable............        --    33,093             59,780    59,780
Principal amount of owned receivables..   241,839   264,086            233,792   233,792
Total assets...........................   285,725   330,159            369,882   369,882
Bank line of credit....................        --    86,000            114,900        --
9 1/4% Senior notes due 2004...........        --        --                 --   125,000
Automobile receivable-backed notes.....   134,520    67,847             40,543    40,543
Total debt.............................   135,236   154,265            160,536   170,636
Shareholders' equity...................   147,226   163,225            187,282   187,282

----------------
(1) The Company engaged in the retail used car sales and finance business until December 31, 1992; effective as of such date, the Company exited the retail used car sales side of its business. For purposes of this summary, revenues from vehicle sales and finance charge income relating to the financing of the sales of vehicles from the Company's former used car sales business are classified as other income. Receivables generated from the former used car sales business are classified as other receivables and not included in managed receivables.
(2) As further described in "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company recognized an income tax benefit in fiscal 1995 equal to the expected future tax savings from using its net operating loss carryforward and other future tax benefits.
(3) Represents the ratio of the sum of income before income taxes plus interest expense for the period to interest expense.
(4) Data for the six-month periods ended December 31, 1995 and 1996 have been annualized.
(5) The as adjusted balance sheet data have been calculated giving effect to the Prior Offering and the application of the net proceeds therefrom as if each occurred on December 31, 1996.

                                 RISK FACTORS

  Prospective investors should carefully consider the specific factors set forth below, as well as the other information included in this Prospectus, in evaluating the Exchange Offer.

Dependence on Funding Sources

  Dependence on Credit Facilities.   The Company depends on credit facilities
with financial institutions to finance its purchase of contracts pending securitization. At the date of this Prospectus, the Company has a credit facility (the "Credit Agreement") with various banks providing for revolving credit borrowings of up to $240 million, subject to a defined borrowing base of eligible auto receivables. The Credit Agreement matures in October 1997. On February 5, 1997, ACC, as borrower, and the Company and certain other subsidiaries of the Company, as guarantors, entered into another credit agreement (the "New Credit Agreement" and together with the Credit Agreement, the "Credit Agreements") providing for additional revolving credit borrowings of up to $75 million, subject to a defined borrowing base of eligible mortgage receivables. The New Credit Agreement matures on February 4, 1998. The Company's ability to execute its business strategy may require increases in the level of financing resources. There can be no assurance that such financing resources will continue to be available to the Company on reasonable terms or at all. To the extent that the Company is unable to extend or replace the Credit Agreements, and arrange new credit or warehouse facilities, the Company would have to curtail its contract purchasing activities, which would have a material adverse effect on the Company's financial position, liquidity and results of operations.

  The Credit Agreements contain more extensive restrictions and covenants than the Indenture and require the Company and/or ACC to maintain specified financial ratios and satisfy certain financial tests. A breach of any of these covenants could result in an event of default under one or both of the Credit Agreements. Upon the occurrence of an event of default under one or both of the Credit Agreements, the lenders thereunder could elect to declare all amounts outstanding under one or both of the Credit Agreements, including accrued interest or other obligations, to be immediately due and payable and/or restrict the Company's and/or ACC's ability to obtain additional borrowings under one or both of the Credit Agreements. The Company's ability to meet those financial ratios and tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those financial ratios and tests.

  Dependence on Securitization Program.   Since December 1994, the Company has
relied upon its ability to aggregate and sell receivables in the asset-backed securities market to generate cash proceeds for repayment of credit facilities and to purchase additional contracts from automobile dealers. Further, gains on sales generated by the Company's securitizations represent a significant portion of the Company's revenues. The Company endeavors to effect securitizations of its receivables on at least a quarterly basis. Accordingly, adverse changes in the Company's asset-backed securities program or in the asset-backed securities market for automobile receivables generally could materially adversely affect the Company's ability to purchase and resell loans on a timely basis and upon terms reasonably favorable to the Company. Any delay in the sale of receivables beyond a quarter-end would eliminate the gain on sale in the given quarter and adversely affect the Company's reported earnings for such quarter. Any such adverse changes or delays would have a material adverse effect on the Company's financial position, liquidity and results of operations.

  Dependence on Credit Enhancement.   To date, all of the Company's
securitizations have utilized credit enhancement in the form of financial guaranty insurance policies issued by Financial Security Assurance Inc. ("FSA") in order to achieve "AAA/Aaa" ratings, which reduces the costs of securitizations relative to alternative forms of credit enhancement available to the Company. FSA is not required to insure Company-sponsored securitizations and there can be no assurance that it will continue to do so or that future Company-sponsored securitizations will be similarly rated. Likewise, the Company is not required to utilize financial guaranty insurance policies issued by FSA or any other form of credit enhancement in connection with its securitizations. A downgrading of FSA's credit rating or FSA's withdrawal of credit enhancement could result in higher interest costs for future Company-sponsored securitizations. Such events could have a material adverse effect on the Company's financial position, liquidity and results of operations.

Ability to Service Debt; Liquidity and Capital Needs

  Although the Company believes that cash available from operating, investing and financing activities will be sufficient to enable it to make required interest payments on the Notes, its other debt obligations and other required payments for the foreseeable future, there can be no assurance in this regard. The Company may encounter liquidity problems which could affect its ability to meet such obligations while attempting to withstand competitive pressures or adverse economic conditions. In such circumstances, the value of the Notes could be materially adversely affected.

     The Company requires substantial amounts of cash to fund its contract purchase and securitization activities. Although the Company recognizes a gain on the sale of receivables upon the closing of a securitization, it typically receives the cash representing such gain over the actual life of the receivables securitized. The Company also incurs significant transaction costs in connection with a securitization and incurs both current and deferred tax liabilities as a result of the gains on sale. Accordingly, the Company's strategy of securitizing substantially all of its newly purchased receivables and increasing the number of contracts purchased will require substantial amounts of cash.

     The Company expects to continue to require substantial amounts of cash as the volume of the Company's contract purchases increases and its securitization program grows. The Company's primary cash requirements include the funding of:
(i) contract purchases pending their securitization and sale; (ii) credit enhancement requirements in connection with the securitization and sale of the receivables; (iii) interest and principal payments under the Credit Agreements and other indebtedness; (iv) fees and expenses incurred in connection with the securitization of receivables and the servicing of such receivables; (v) ongoing operating expenses; and (vi) tax payments due on receipt of excess cash flows from securitization trusts.

     The Company's primary sources of liquidity in the future are expected to be existing cash, borrowings under its Credit Agreements, sales of automobile receivables through securitizations, excess cash flow received from securitization trusts, and, subject to capital market conditions, further issuances of debt or equity securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources."

     The Company's primary sources of liquidity as described in the paragraph above are expected to be sufficient to fund the Company's liquidity requirements for the next 12 months if the Company's future operations are consistent with management's current growth expectations. However, because the Company expects to continue to require substantial amounts of cash for the foreseeable future, it anticipates that it will need to effect debt or equity financings regularly, in addition to quarterly securitizations. The type, timing and terms of financing selected by the Company will be dependent upon the Company's cash needs, the availability of other financing sources and the prevailing conditions in the financial markets. There can be no assurance that any such sources will be available to the Company at any given time or as to the favorableness of the terms on which such sources may be available.

Leverage

     The Company currently has substantial outstanding Indebtedness (as defined in the Indenture) and is significantly leveraged. Although the covenants under the Indenture restrict the incurrence of Indebtedness by the Company and its Restricted Subsidiaries (as defined in the Indenture), the Indenture does not limit the amount of Indebtedness under Warehouse Facilities, that qualify as "Permitted Warehouse Debt" (as defined). Permitted Warehouse Debt is defined as Indebtedness used exclusively to finance the purchase of automobile and other consumer loans or home mortgage loans by the Company or a Restricted Subsidiary, up to the face amount of the loans financed thereby. All Permitted Warehouse Debt will be secured by the receivables financed thereby. In addition, the Indenture permits substantial additional secured borrowings under the Credit Agreements and other Credit Facilities (as defined in the Indenture), subject to a borrowing base formula. See "Description of Notes--Certain Definitions."

     At December 31, 1996, on an as adjusted basis after giving effect to the Prior Offering and the application of the net proceeds therefrom, the aggregate principal amount of senior Indebtedness of the Company and its subsidiaries (excluding trade payables and other accrued liabilities) would have been approximately $170.6 million, none of which would have been secured Indebtedness outstanding under the Credit Agreement and approximately $40.5 million of which would have been asset-backed notes outstanding of the Company's Special Purpose Finance Subsidiaries. After giving effect to the Prior Offering and the application of the net proceeds therefrom, as of December 31, 1996, the Company would have had up to $125.8 million available for additional borrowing under the Credit Agreement, pursuant to the borrowing base requirements of such agreement. See "--Holding Company Structure; Effective Subordination."

     The Company's ability to make payments of principal or interest on, or to refinance its Indebtedness (including the Notes) will depend on its future operating performance, and its ability to effect additional securitizations and debt and/or equity financings, which to a certain extent is subject to economic, financial, competitive and other factors beyond its control. If the Company is unable to generate sufficient cash flow in the future to service its debt, it may be required to refinance all or a portion of its existing debt, including the Notes, or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained. The inability to obtain additional financing could have a material adverse effect on the Company.

     The degree to which the Company is leveraged could have important consequences to the holders of the Notes, including: (i) the Company may be more vulnerable to adverse general economic and industry conditions; (ii) the Company may find it more difficult to obtain additional financing for future working capital, capital expenditures, acquisitions, general corporate purposes or other purposes; and (iii) the Company will have to dedicate a substantial portion of the Company's cash resources to the payment of principal and interest on indebtedness outstanding under the Credit Agreements (all of which becomes due prior to the maturity of the Notes), thereby reducing the funds available for operations and future business opportunities. In addition, the Indenture contains certain covenants which could limit the Company's operating and financial flexibility. See "Description of Notes--Certain Covenants."

Default and Prepayment Risks

     The Company's results of operations, financial condition and liquidity depend, to a material extent, on the performance of contracts purchased and held by the Company prior to their sale in a securitization transaction as well as the subsequent performance of receivables sold to securitization trusts. A portion of the loans acquired by the Company may default or prepay during the period prior to their sale in a securitization transaction or if they remain owned by the Company. The Company bears the full risk of losses resulting from payment defaults during such period. In the event of a payment default, the collateral value of the financed vehicle may not cover the outstanding loan balance and costs of recovery. The Company maintains an allowance for losses on loans held by the Company, which reflects management's estimates of anticipated losses for such loans. If the allowance is inadequate, then the Company would recognize as an expense the losses in excess of such allowance and results of operations could be adversely affected. In addition, under the terms of the Credit Agreement, the Company is not able to borrow against defaulted loans and loans greater than 30 days delinquent held by the Company.

     The Company also retains a substantial portion of the default and prepayment risk associated with the receivables that it sells pursuant to Company-sponsored securitizations. A large component of the gain recognized on such sales and the corresponding asset recorded on the Company's balance sheet is excess servicing receivable which is based on the present value of estimated future excess cash flows from the securitized receivables which will be received by the Company. Accordingly, excess servicing receivable is calculated on the basis of management's assumptions concerning, among other things, defaults and prepayments. Actual defaults and prepayments may vary from management's assumptions, possibly to a material degree. In addition, the Company is required to deposit substantial amounts of the cash flows generated by its interests in Company-sponsored securitizations ("restricted cash") into spread accounts which are pledged to FSA as security for the Company's obligation to reimburse FSA for any amounts which may be paid out on financial guarantee insurance policies.

     The Company regularly measures its default, prepayment and other assumptions against the actual performance of securitized receivables. If the Company were to determine, as a result of such regular review or otherwise, that it underestimated defaults and/or prepayments, or that any other material assumptions were inaccurate, the Company would be required to adjust the carrying value of its excess servicing receivable by making a charge to income and writing down the carrying value of excess servicing receivable on its balance sheet. Future cash flows from securitization trusts may also be less than expected and the Company's results of operations and liquidity would be adversely affected, possibly to a material degree. In addition, an increase in prepayments and defaults would reduce the size of the Company's servicing portfolio which would reduce the Company's servicing fee income further adversely affecting results of operations and cash flow. A write-down in excess servicing receivable and the corresponding decreases in earnings and cash flow could limit the Company's ability to service debt (including the Notes) and to affect future securitizations and other financings. To date, no such write downs have been required. Although the Company believes that it has made reasonable assumptions as to the future cash flows of the various pools of receivables that have been sold in securitization transactions, actual rates of default or prepayment may differ from those assumed and other assumptions may be required to be revised upon future events. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     As of December 31, 1996, restricted cash and excess servicing receivable were approximately $46.3 million and $59.8 million, respectively. Depending on the Company's growth, restricted cash and excess servicing receivable may become a larger share of the Company's overall assets.

Portfolio Performance; Negative Impact on Cash Flow; Right to Terminate Normal Servicing

     Generally, the form of credit enhancement agreement entered into in connection with securitization transactions contains specified limits on the 30-day delinquency, default and loss rates on the receivables included in each trust. If, at any measuring date, the 30-day delinquency, default or loss rate with respect to any trust were to exceed the specified limits, provisions of the credit enhancement agreement would automatically increase the level of credit enhancement requirements for that trust. During the period in which the specified delinquency, default and loss rates were exceeded, excess cash flow, if any, from the trust would be used to fund the increased credit enhancement levels instead of being distributed to the Company, which would have an adverse effect on the Company's cash flow. Further, the credit enhancement requirements for each securitization trust are cross-collateralized to the credit enhancement requirements established in connection with each of the Company's other securitization trusts, such that excess cash flow from a performing securitization trust insured by FSA may be used to support increased credit enhancement requirements for a nonperforming securitization trust insured by FSA, thereby further restricting excess cash flow available to the Company. As of the date of this Prospectus, the Company has on two occasions exceeded these specified limits, however, FSA waived these occurrences. There can be no assurance that FSA would waive any such future occurrence.

     The credit enhancement agreements entered into in connection with securitization transactions contain additional specified limits on the 30-day delinquency, default and loss rates on the receivables included in each trust which are higher than the limits referred to in the preceding paragraph. If, at any measuring date, the 30-day delinquency, default or loss rate with respect to any trust were to exceed these additional specified limits applicable to such trust, provisions of the credit enhancement agreements permit FSA to terminate the Company's servicing rights to the receivables sold to that trust. In addition, the servicing agreements are cross-defaulted so that a default under one servicing agreement would allow FSA to terminate the Company's servicing rights under all of its servicing agreements. Although the Company has never exceeded such delinquency, default or loss rates, there can be no assurance that the Company's servicing rights with respect to the automobile receivables in such trusts, or any other trust which exceeds the specified limits in future periods, will not be terminated. FSA has other rights to terminate the Company as servicer if (i) the Company were to breach its obligations under the servicing agreements, (ii) FSA was required to make payments under its policy or
(iii) certain bankruptcy or insolvency events were to occur. As of the date of this Prospectus, no such termination events have occurred with respect to any of the trusts formed by the Company.

Holding Company Structure; Effective Subordination

     The Company derives substantially all of its revenues from its subsidiaries and from its interests in securitization trusts. Holders of any secured indebtedness of the Company or its subsidiaries or such securitization trusts will have claims that are prior to the claims of the holders of the Notes with respect to the assets securing such other indebtedness. Notably, the Company and certain of its subsidiaries (including the Guarantors) are parties to (i) the Credit Agreement which is secured by liens on all of the automobile receivables financed thereby and certain of the Company's and its subsidiaries' other assets and (ii) the New Credit Agreement which is secured by liens on all of the mortgage receivables financed thereby and certain other mortgage related assets. The Notes will be effectively subordinated to all such secured indebtedness. As of December 31, 1996, on an as adjusted basis after giving effect to the Prior Offering and the application of the net proceeds therefrom, the aggregate amount of secured indebtedness of the Company and its subsidiaries would have been approximately $170.6 million and approximately $125.8 million would have been available for additional borrowing under the Credit Agreement, pursuant to the borrowing base requirements of such agreement. If the Company defaulted under its obligations under one or both of the Credit Agreements, such lenders could proceed against the collateral granted to them to secure that indebtedness. If any senior Indebtedness were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness and the other indebtedness of the Company, including the Notes. See "Description of Other Debt--The Credit Agreement."

     In addition, although a substantial portion of the Company's business is conducted through AFS Funding Corp., a wholly-owned subsidiary, AFS Funding Corp. is not a Guarantor with respect to the Notes. AFS Funding Corp. is a limited purpose corporation established by the Company to facilitate Company-sponsored securitizations and its ability to pay dividends is dependent on the performance of the receivables underlying those securitizations and is subject to substantial contractual restrictions pertaining to the Company-sponsored securitizations. Because AFS Funding Corp. is not a Guarantor, the Notes will be effectively subordinated to all indebtedness and other obligations of AFS Funding Corp.

     AFS Funding Corp. is also subject to certain contingent claims by FSA relating to the financial guarantee insurance policies issued by FSA in connection with the Company-sponsored securitizations. The Company has agreed to reimburse FSA, on a limited recourse basis, for amounts paid by FSA under these financial guarantee insurance policies. In order to secure such reimbursement obligations, the Company has granted to FSA a lien on the capital stock of, and certain assets of, AFS Funding Corp., most notably the spread accounts and the restricted cash required to be deposited therein. FSA will have claims that are prior to the claims of the holders of the Notes with respect to these assets and the Notes will be effectively subordinated to all such reimbursement rights. Substantially all of AFS Funding Corp.'s other assets are excess servicing receivable consisting of subordinated interests in Company-sponsored securitizations that are effectively subordinated to the asset-backed securities issued in such securitizations. As of December 31, 1996, restricted cash and excess servicing receivable were approximately $46.3 million and $59.8 million, respectively. There can be no assurance that the Company's operations, independent of AFS Funding Corp., will generate sufficient cash flow to support payment of interest or principal on the Notes, or that dividend distributions will be available from AFS Funding Corp. to fund such payments. See "Description of Other Debt--Financial Guarantee Insurance Policies."

Implementation of Business Strategy

     The Company's financial position and results of operations depend on its ability to execute its business strategy. The Company's ability to execute its business strategy depends on its ability to obtain substantial additional financing, to expand its automobile finance branch network, to attract and retain skilled employees and on the ability of its officers and key employees to manage growth successfully. The failure or inability of the Company to execute its business strategy could materially adversely affect its financial position, liquidity and results of operations.

     The Company's business strategy also includes leveraging its expertise to broaden its indirect lending to Sub-Prime Borrowers through the purchase of ACC. While not currently representing a material portion of the Company's assets or revenues, management intends over time to devote substantial resources to pursue growth of ACC's business of originating and purchasing home equity loans made to Sub-Prime Borrowers. The conduct of a mortgage finance business requires a substantial amount of cash. The Company has no prior experience in the residential mortgage business. Further, ACC's business will require substantial additional resources to fund its growth. There can be no assurance that the Company will be able to successfully implement its sub-prime residential mortgage loan business strategy. The failure to effectively implement such strategy or to obtain adequate resources to fund ACC's growth will have material adverse effects on the Company's financial position, liquidity and results of operations.

Credit-Impaired Borrowers

     The Company specializes in purchasing, securitizing and servicing sub-prime receivables. Sub-Prime Borrowers are associated with higher-than-average delinquency and default rates. While the Company believes that it effectively manages such risks with its proprietary credit scoring model, risk-based loan pricing and other underwriting policies and collection methods, no assurance can be given that such criteria or methods will be effective in the future. In the event that the Company underestimates the default risk or under-prices contracts that it purchases, the Company's financial position, liquidity and results of operations would be adversely affected, possibly to a material degree.

Economic Conditions

     General. Delinquencies, defaults, repossessions and losses generally increase during periods of economic recession. Such periods also may be accompanied by decreased consumer demand for automobiles and declining values of automobiles securing outstanding loans, thereby weakening collateral coverage and increasing the possibility of a loss in the event of default. Significant increases in the inventory of used automobiles during periods of economic recession may also depress the prices at which repossessed automobiles may be sold or delay the timing of such sales. Because the Company focuses on Sub-Prime Borrowers, the actual rates of delinquencies, defaults, repossessions and losses on such loans could be higher than those experienced in the general automobile finance industry and could be more dramatically affected by a general economic downturn. In addition, during an economic slowdown or recession, the Company's servicing costs may increase without a corresponding increase in its servicing fee income. While the Company believes that the underwriting criteria and collection methods it employs enable it to manage the higher risks inherent in loans made to Sub-Prime Borrowers, no assurance can be given that such criteria or methods will afford adequate protection against such risks. Any sustained period of increased delinquencies, defaults, repossessions or losses or increased servicing costs could also adversely affect the Company's ability to effect future securitizations and correspondingly, its financial position, liquidity and results of operations. See "--Dependence on Funding Sources."

     Interest Rates. The Company's profitability may be directly affected by the level of and fluctuations in interest rates, which affect the Company's ability to earn a gross interest rate spread. As the level of interest rates increases, the Company's gross interest rate spread will generally decline since the rates charged on the contracts it purchases from dealers are generally at or near the statutory maximums, affording the Company little opportunity to pass on any increased interest costs. Furthermore, the Company's future gains recognized upon the securitization of automobile receivables will also be affected by interest rates. The Company recognizes a gain in connection with its securitizations based upon the estimated present value of projected future excess cash flows from the securitization trusts, which is largely dependent upon the gross interest rate spread. The Company believes that its profitability and liquidity would be adversely affected during any period of higher interest rates, possibly to a material degree. The Company monitors the interest rate environment and employs pre-funding or other hedging strategies designed to mitigate the impact of changes in interest rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Hedging and Pre-funding Strategy." There can be no assurance, however, that pre-funding or other hedging strategies will mitigate the impact of changes in interest rates.

Competition

     Competition in the field of sub-prime automobile finance is intense. The automobile finance market is highly fragmented and is served by a variety of financial entities including the captive finance affiliates of major automotive manufacturers, banks, thrifts, credit unions and independent finance companies. Many of these competitors have substantially greater financial resources and lower costs of funds than the Company. Many of these competitors also have long standing relationships with automobile dealerships and may offer dealerships or their customers other forms of financing, including dealer floor plan financing and leasing, which are not provided by the Company. Additionally, several independent companies specializing in sub-prime lending have completed public offerings during the last two years in order to fund growth. Providers of automobile financing have traditionally competed on the bases of interest rate charged, the quality of credit accepted, the flexibility of loan terms offered and the quality of service provided to dealers and customers. In seeking to establish itself as one of the principal financing sources of the dealers it serves, the Company competes predominately on the basis of its high level of dealer service and strong dealer relationships and by offering flexible loan terms. There can be no assurance that the Company will be able to compete successfully in this market or against such competitors. See "Business-- Competition."

Fraudulent Conveyance Statutes

     Under applicable provisions of federal bankruptcy law or comparable provisions of state fraudulent transfer law, if, among other things, the Company or any Guarantor, at the time it incurred the indebtedness evidenced by the Notes or its Subsidiary Guarantee, (i) (a) was or is insolvent or rendered insolvent by reason of such occurrence or (b) was or is engaged in a business or transaction for which the assets remaining with the Company or such Guarantor constituted unreasonably small capital or (c) intended or intends to incur, or believed or believes that it would incur, debts beyond its ability to pay such debts as they mature, and (ii) the Company or such Guarantor received or receives less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness, the Notes and the Subsidiary Guarantees, and any pledge or other security interest securing such indebtedness, could be voided, or claims in respect of the Notes or the Subsidiary Guarantees could be subordinated to all other debts of the Company or such Guarantor, as the case may be. The voiding or subordination of any such indebtedness could result in an Event of Default (as defined in the Indenture) with respect to such indebtedness, which could result in acceleration thereof. In addition, the payment of interest and principal by the Company pursuant to the Notes or the payment of amounts by a Guarantor pursuant to a Subsidiary Guarantee could be voided and required to be returned to the person making such payment, or to a fund for the benefit of the creditors of the Company or such Guarantor, as the case may be.

     The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, the Company or a Guarantor would be considered insolvent if (i) the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets at a fair valuation or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature or (ii) it could not pay its debts as they become due.

     On the basis of their historical financial information, recent operating history as discussed in "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other factors, the Company and each Guarantor believes that, after giving effect to the indebtedness incurred in connection with the Prior Offering, it (i) was not insolvent, did not have unreasonably small capital for the businesses in which it is engaged and will not incur debts beyond its ability to pay such debts as they mature and (ii) had sufficient assets to satisfy any probable money judgment against it in any pending action. There can be no assurance, however, as to what standard a court would apply in making such determinations.

Regulation

     The Company's business is subject to numerous federal and state consumer protection laws and regulations which, among other things: (i) require the Company to obtain and maintain certain licenses and qualifications; (ii) limit the interest rates, fees and other charges the Company is allowed to charge;
(iii) limit or prescribe certain other terms of the Company's automobile installment sales contracts; (iv) require specific disclosures; and (v) define the Company's rights to repossess and sell collateral. The Company believes it is in substantial compliance with all such laws and regulations, and that such laws and regulations have had no material effect on the Company's ability to operate its business. Changes in existing laws or regulations, or in the interpretation thereof, or the promulgation of any additional laws or regulations, could have a material adverse effect on the Company's business. In addition, the Company retains some of the regulatory risk on receivables sold in securitizations as a result of representations and warranties made by the Company in such transactions. See "Business--Regulation."

     As a result of the consumer-oriented nature of the industry in which the Company operates and uncertainties with respect to the application of various laws and regulations in certain circumstances, industry participants are named from time to time as defendants in litigation involving alleged violations of federal and state consumer lending or other similar laws and regulations. A significant judgment against the Company in connection with any litigation could have a material adverse affect on the Company's financial condition and results of operations. In addition, if it were determined that a material number of loans purchased by the Company involved violations of applicable lending laws by automobile dealers, the Company's financial condition and results of operations could be materially adversely affected. See "Business--Regulation."

Potential Inability to Fund a Change of Control Offer

     Upon a Change of Control, the Company will be required to offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase and Liquidated Damages, if any. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of Notes tendered, or that restrictions in the Credit Agreements will allow the Company to make such required repurchases. Notwithstanding these provisions, the Company could enter into certain transactions, including certain recapitalizations, that would not constitute a Change of Control but would increase the amount of debt outstanding at such time. See "Description of Notes--Repurchase at the Option of Holders."

Absence of Public Market; Restrictions on Transfer

     The New Notes are a new issue of securities, have no established trading market and may not be widely distributed. The Company does not intend to list the New Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Company has been advised by the Initial Purchasers that they presently intend to make a market in the New Notes. However, the Initial Purchasers are not obligated to do so and any market making activities with respect to the New Notes may be discontinued at any time without notice. In addition, such market making activity will be subject to the limitations imposed by the Exchange Act and may be limited during the Exchange Offer and at certain other times. No assurance can be given that an active public or other market will develop for the New Notes or as to the liquidity of or the trading market for the New Notes. If a trading market does not develop or is not maintained, holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may be discontinued at any time. If a public trading market develops for the New Notes, future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other facts, including the financial condition of the Company, the New Notes may trade at a discount from their principal amount.

                              THE EXCHANGE OFFER

Purpose and Effect

     The Old Notes were sold by the Company to the Initial Purchasers on February 4, 1997, pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act. The Company, the Guarantors and the Initial Purchasers also entered into the Registration Rights Agreement, pursuant to which the Company agreed, with respect to the Old Notes and subject to the Company's determination that the Exchange Offer is permitted under applicable law, to (i) cause to be filed, on or prior to March 6, 1997, a registration statement with the Commission under the Securities Act concerning the Exchange Offer, (ii) use its best efforts (a) to cause such registration statement to be declared effective by the Commission on or prior to May 5, 1997, and (b) to cause the Exchange Offer to be consummated on or prior to 30 business days after the date such registration statement is declared effective by the Commission. The Company will keep the Exchange Offer open for a period of not less than 20 business days and not more than 30 business days. This Exchange Offer is intended to satisfy the Company's exchange offer obligations under the Registration Rights Agreement.

Consequences of Failure to Exchange Old Notes

     Following the expiration of the Exchange Offer, holders of Old Notes not tendered, or not properly tendered, will not have any further registration rights and such Old Notes will continue to be subject to the existing restrictions on transfer thereof. Accordingly, the liquidity of the market for a holder's Old Notes could be adversely affected upon expiration of the Exchange Offer if such holder elects to not participate in the Exchange Offer.

Terms of the Exchange Offer

     The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to exchange $1,000 in principal amount of the New Notes for each $1,000 in principal amount of the outstanding Old Notes. The Company will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the Expiration Date. Tenders of the Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to the terms and provisions of the Registration Rights Agreement. See "--Conditions of the Exchange Offer."

     Old Notes may be tendered only in multiples of $1,000. Subject to the foregoing, holders of Old Notes may tender less than the aggregate principal amount represented by the Old Notes held by them, provided that they appropriately indicate this fact on the Letter of Transmittal accompanying the tendered Old Notes.

     As of the date of this Prospectus, $125.0 million in aggregate principal amount of the Old Notes is outstanding, the maximum amount authorized by the Indenture for all Notes. As of __________ ___, 1997, there was one registered holder of the Old Notes, Cede & Co., which held the Old Notes for _____ of its participants. Solely for reasons of administration, the Company has fixed the close of business on ___________ ___, 1997, as the record date (the "Record Date") for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. Only a holder of the Old Notes (or such holder's legal representative or attorney-in-fact) may participate in the Exchange Offer. There will be no fixed record date for determining holders of the Old Notes entitled to participate in the Exchange Offer. The Company believes that, as of the date of this Prospectus, no such holder is an affiliate (as defined in Rule 405 under the Securities Act) of the Company.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes and for the purposes of receiving the New Notes from the Company.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

Expiration Date; Extensions; Amendments

     The Expiration Date shall be __________ ___, 1997, at 5:00 p.m., New York City time, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the Expiration Date shall be the latest date and time to which the Exchange Offer is extended, but shall not be later than __________ ___, 1997.

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, (ii) to extend the Exchange Offer, (iii) if any of the conditions set forth below under " --Conditions of the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension, or termination to the Exchange Agent, and (iv) to amend the terms of the Exchange Offer in any manner. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendments by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes. Modification of the Exchange Offer, including, but not limited to, (i) extension of the period during which the Exchange Offer is open and (ii) satisfaction of the conditions set forth below under "--Conditions of the Exchange Offer" may require that at least five (5) business days remain in the Exchange Offer.

Conditions of the Exchange Offer

     The Exchange Offer is not conditioned upon any minimum principal amount of the Old Notes being tendered for exchange. However, the Exchange Offer is conditioned upon the declaration by the Commission of the effectiveness of the Exchange Offer Registration Statement of which this Prospectus constitutes a part.

Termination of Certain Rights

     The Registration Rights Agreement provides that, subject to certain exceptions, in the event of a Registration Default, holders of Old Notes are entitled to receive Liquidated Damages of $0.05 per week per $1,000 principal amount of Old Notes held by such holders (up to a maximum of $0.50 per week per $1,000 principal amount of Old Notes). A "Registration Default" with respect to the Exchange Offer shall occur if: (i) the Exchange Offer Registration Statement has not been filed with the Commission on or prior to March 6, 1997; (ii) the Exchange Offer Registration Statement is not declared effective on or prior to May 5, 1997 (the "Effectiveness Target Date"), (iii) the Company fails to consummate the Exchange Offer within 30 business days after the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective during the period specified in the Registration Rights Agreement. Holders of New Notes will not be and, upon consummation of the Exchange Offer, holders of Old Notes will no longer be, entitled to (i) the right to receive the Liquidated Damages or (ii) certain other rights under the Registration Rights Agreement intended for holders of Old Notes. The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Company to the Registrar under the Indenture of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are tendered by holders thereof pursuant to the Exchange Offer.

Accrued Interest

     The New Notes will bear interest at a rate equal to 9 1/4% per annum, which interest shall accrue from February 4, 1997 or from the most recent Interest Payment Date with respect to the Old Notes to which interest was paid or duly provided for. See "Description of Notes --Principal, Maturity and Interest."

Procedures for Tendering Old Notes

     The tender of a holder's Old Notes as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit such Old Notes, together with a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at the address set forth on the back cover page of this Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT THE HOLDER USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     Each signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant hereto are tendered (i) by a registered holder of the Old Notes who has not completed either the box entitled "Special Exchange Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal, or (ii) by an Eligible Institution (as defined under "The Exchange Offer--Procedures for Tendering Old Notes"). In the event that a signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a firm which is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or otherwise be an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). If the Letter of Transmittal is signed by a person other than the registered holder of the Old Notes, the Old Notes surrendered for exchange must either (i) be endorsed by the registered holder, with the signature thereon guaranteed by an Eligible Institution, or (ii) be accompanied by a bond power, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution. The term "registered holder" as used herein with respect to the Old Notes means any person in whose name the Old Notes are registered on the books of the Registrar.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered and to reject any Old Notes the Company's acceptance of which might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such period of time as the Company shall determine. The Company will use reasonable efforts to give notification of defects or irregularities with respect to tenders of Old Notes for exchange but shall not incur any liability for failure to give such notification. Tenders of the Old Notes will not be deemed to have been made until such irregularities have been cured or waived.

     If any Letter of Transmittal, endorsement, bond power, power of attorney or any other document required by the Letter of Transmittal is signed by a trustee, executor, corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company, in its sole discretion, of such person's authority to so act must be submitted.


     Any beneficial owner of the Old Notes (a "Beneficial Owner") whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Old Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such Beneficial Owner's behalf. If such Beneficial Owner wishes to tender directly, such Beneficial Owner must, prior to completing and executing the Letter of Transmittal and tendering Old Notes, make appropriate arrangements to register ownership of the Old Notes in such Beneficial Owner's name. Beneficial Owners should be aware that the transfer of registered ownership may take considerable time.

     By tendering, each registered holder will represent to the Company that, among other things (i) the New Notes to be acquired in connection with the Exchange Offer by the holder and each Beneficial Owner of the Old Notes are being acquired by the holder and each Beneficial Owner in the ordinary course of business of the holder and each Beneficial Owner, (ii) the holder and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes, (iii) the holder and each Beneficial Owner acknowledge and agree that any person participating in the Exchange Offer for the purpose of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the Staff of the Commission set forth in "no-action" letters that are discussed herein under "--Resales of the New Notes," (iv) that if the holder is a broker-dealer that acquired Old Notes as a result of market making or other trading activities, it will deliver a prospectus in connection with any resale of New Notes acquired in the Exchange Offer, (v) the holder and each Beneficial Owner understand that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K of the Securities Act, and (vi) neither the holder nor any Beneficial Owner is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company except as otherwise disclosed to the Company in writing.

Guaranteed Delivery Procedures

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date, may tender their Old Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal. Pursuant to such procedures: (i) such tender must be made by or through an Eligible Institution and a Notice of Guaranteed Delivery (as defined in the Letter of Transmittal) must be signed by such holder, (ii) on or prior to the Expiration Date, the Exchange Agent must have received from the holder and the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number or numbers of the tendered Old Notes, and the principal amount of tendered Old Notes, stating that the tender is being made thereby and guaranteeing that, within five (5) business days after the date of delivery of the Notice of Guaranteed Delivery, the tendered Old Notes, a duly executed Letter of Transmittal and any other required documents will be deposited by the Eligible Institution with the Exchange Agent, and (iii) such properly completed and executed documents required by the Letter of Transmittal and the tendered Old Notes in proper form for transfer must be received by the Exchange Agent within five (5) business days after the Expiration Date. Any Holder who wishes to tender Old Notes pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery and Letter of Transmittal relating to such Old Notes prior to 5:00 p.m., New York City time, on the Expiration Date.

Acceptance of Old Notes for Exchange; Delivery of New Notes

     Upon satisfaction or waiver of all the conditions to the Exchange Offer, the Company will accept any and all Old Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly after acceptance of the Old Notes. For purposes of the Exchange Offer, the Company shall be deemed to have accepted validly tendered Old Notes, when, as, and if the Company has given oral or written notice thereof to the Exchange Agent.

     In all cases, issuances of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents; provided, however, that the Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason, such unaccepted Old Notes will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Withdrawal Rights

     Tenders of the Old Notes may be withdrawn by delivery of a written notice to the Exchange Agent, at its address set forth on the back cover page of this Prospectus, at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes, as applicable), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution together with the other documents required upon transfer by the Indenture, and (iv) specify the name in which such Old Notes are to be re-registered, if different from the Depositor, pursuant to such documents of transfer. Any questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion. The Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are withdrawn will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "The Exchange Offer--Procedures for Tendering Old Notes" at any time on or prior to the Expiration Date.

The Exchange Agent; Assistance

  Bank One, Columbus, NA is the Exchange Agent. All tendered Old Notes, executed Letters of Transmittal and other related documents should be directed to the Exchange Agent. Questions and requests for assistance and requests for additional copies of this Prospectus, the Letter of Transmittal and other related documents should be addressed to the Exchange Agent as follows:

                       BY REGISTERED OR CERTIFIED MAIL:

                            Bank One, Columbus, NA
                             235 West Schrock Road
                           Columbus, Ohio 43271-0184

                                      or

                            Bank One, Columbus, NA
                            c/o First Chicago Trust
                              Company of New York
                    Attention:  Corporate Trust Department
                                14 Wall Street
                              8th Floor, Window 2
                           New York, New York 10005

                         BY HAND OR OVERNIGHT COURIER:

                            Bank One, Columbus, NA
                             235 West Schrock Road
                            Westerville, Ohio 43081

                                      or

                            Bank One, Columbus, NA
                            c/o First Chicago Trust
                              Company of New York
                    Attention:  Corporate Trust Department
                                14 Wall Street
                              8th Floor Window 2
                           New York, New York 10005

                                 BY FACSIMILE:

                              (614) 248-5088 (OH)
                                      or
                              (212) 240-8988 (NY)

                  Confirm by Telephone:  (212) 240-8862 (NY)
                                         1-800-346-5152

Fees and Expenses

  All expenses incident to the Company's consummation of the Exchange Offer and compliance with the Registration Rights Agreement will be borne by the Company, including, without limitation: (i) all registration and filing fees (including fees and expenses of compliance with state securities or Blue Sky laws), (ii) printing expenses (including expenses of printing certificates for the New Notes in a form eligible for deposit with DTC and of printing prospectuses), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Company, (v) fees and disbursements of independent certified public accountants, (vi) rating agency fees, (vii) internal expenses of the Company (including all salaries and expenses of officers and employees of the Company performing legal or accounting duties), and (viii) fees and expenses, if any, incurred in connection with the listing of the New Notes on a securities exchange.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

  The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss will be recognized by the Company for accounting purposes. The expenses of the Exchange Offer will be amortized over the term of the New Notes.

Resales of the New Notes

  Based on an interpretation by the Staff of the Commission set forth in "no-action" letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer to a holder in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such holder (other than (i) a broker-dealer who purchased Old Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act, or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. The Company has not requested or obtained an interpretive letter from the Staff of the Commission with respect to this Exchange Offer, and the Company and the holders are not entitled to rely on interpretive advice provided by the Staff to other persons, which advice was based on the facts and conditions represented in such letters. However, the Exchange Offer is being conducted in a manner intended to be consistent with the facts and conditions represented in such letters. If any holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such holder cannot rely on the position of the Staff of the Commission enunciated in Morgan Stanley & Co., Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available April 13, 1989), or interpreted in the Commission's letter to Shearman & Sterling (available July 2, 1993), or similar "no-action" or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

  It is expected that the New Notes will be freely transferable by the holders thereof, subject to the limitations described in the immediately preceding paragraph. Sales of New Notes acquired in the Exchange Offer by holders who are "affiliates" of the Company within the meaning of the Securities Act will be subject to certain limitations on resale under Rule 144 of the Securities Act. Such persons will only be entitled to sell New Notes in compliance with the volume limitations set forth in Rule 144, and sales of New Notes by affiliates will be subject to certain Rule 144 requirements as to the manner of sale, notice and the availability of current public information regarding the Company. The foregoing is a summary only of Rule 144 as it may apply to affiliates of the Company. Any such persons must consult their own legal counsel for advice as to any restrictions that might apply to the resale of their Notes.

CAPITALIZATION

  The following table sets forth certain information regarding the Company's debt and capitalization as of December 31, 1996, and as adjusted after giving effect to the sale by the Company of the Old Notes and the application of the net proceeds therefrom. This table should be read in conjunction with the Consolidated Financial Statements and related notes thereto included elsewhere in this Prospectus.

                                                        December 31, 1996
                                                  -----------------------------
                                                   Actual         As adjusted
                                                  ---------     ---------------
                                                      (in thousands)

Debt:
 Bank line of credit(1)  .......................  $114,900            $     --
 Automobile receivables--backed notes(2)  ......    40,543              40,543
 Notes payable  ................................     5,093               5,093
 9 1/4% Senior Notes due 2004  .................        --             125,000
                                                  --------            --------
   Total debt  .................................   160,536             170,636
                                                  --------            --------

Shareholders' equity:
 Preferred stock, $.01 par value per share,
  20,000,000 shares authorized;
   none issued  ................................
 Common stock, $.01 par value per share;
  120,000,000 shares authorized;
   33,372,236 shares issued  ...................       336                 336
 Additional paid-in capital  ...................   201,169             201,169
 Retained earnings  ............................    12,037              12,037
 Treasury stock, at cost (4,435,683 shares)  ...   (26,260)            (26,260)
                                                  --------            --------
   Total shareholders' equity  .................   187,282             187,282
                                                  --------            --------
      Total capitalization  ....................  $347,818            $357,918
                                                  ========            ========

----------------

(1) Includes amounts borrowed under the Credit Agreement only. Following the Prior Offering on an as adjusted basis, as of December 31, 1996, approximately $125.8 million would have been available for borrowing under the Credit Agreement, pursuant to the borrowing base requirements of such agreement. See "Description of Other Debt--The Credit Agreement."
(2) These secured notes were issued in the Company's first two securitization transactions. See "Description of Other Debt--Asset-Backed Securities."

SELECTED CONSOLIDATED FINANCIAL DATA

  The following table presents selected consolidated and unaudited consolidated data for the Company. The historical consolidated financial information under the captions "Statement of Income" and "Balance Sheet Data" for each of the years in the five-year period ended June 30, 1996 have been derived from the Company's consolidated financial statements, which financial statements have been audited by Coopers & Lybrand, L.L.P., independent accountants. The consolidated financial statements as of June 30, 1995 and June 30, 1996 and for each of the years in the three-year period ended June 30, 1996, and the report thereon, are included elsewhere herein. The historical consolidated financial information under the captions "Statement of Income" and "Balance Sheet Data" as of December 31, 1995 and December 31, 1996 and for the six months then ended have been derived from the unaudited consolidated financial statements which, except for the consolidated balance sheet as of December 31, 1995, are included elsewhere herein; however, in the opinion of the Company, such information reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations for such periods. The results of operations for the six-months ended December 31, 1996 are not necessarily indicative of the results to be expected for the entire year. The selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Other Debt--The Credit Agreement" and the Company's Consolidated Financial Statements (including related notes thereto) included elsewhere in this Prospectus.

                                                                            Year Ended
                                 -----------------------------------------------------------------------------------------------
                                     June 30,             June 30,            June 30,           June 30,           June 30,
                                      1992(1)             1993(1)               1994              1995(2)             1996
                                   -----------          -----------          ----------         -----------        -----------
Statement of Income Data:
Revenue:
  Finance charge income.......     $        --          $     1,125         $     7,820         $    29,039        $    51,679
  Gain on sale of                           --                   --                  --                  --             22,873
   receivables................
  Servicing fee income........              --                   --                  --                  --              3,712
  Investment income...........             857                2,052               2,550               1,284              1,075
  Other income................          73,360               21,704               5,512               2,761              1,639
                                   -----------          -----------         -----------         -----------        -----------
     Total revenue............          74,217               24,881              15,882              33,084             80,978
Costs and expenses............          97,474               44,247              10,817              23,066             46,722
                                   -----------          -----------         -----------         -----------        -----------
Income (loss) before taxes....         (23,257)             (19,366)              5,065              10,018             34,256
Provision for taxes...........             944                   --                  --             (18,875)            12,665
                                   -----------          -----------         -----------         -----------        -----------
  Net income (loss)...........     $   (24,201)         $   (19,366)        $     5,065         $    28,893        $    21,591
  Earnings (loss) per share...     $      (.77)         $      (.66)        $       .16                $.95               $.71
  Weighted average shares
   outstanding................      31,482,225           29,267,419          31,818,083          30,380,749         30,203,298

Cash Flow Data:
(Used in) Provided by
operating activities..........     $    21,434          $    17,332         $     3,900         $    14,637        $    34,897
(Used in) Provided by
investing activities..........          (3,889)              (8,121)            (12,174)           (144,512)           (63,116)
(Used in) Provided by
 financing activities.........          (2,038)              (5,705)             (9,238)            132,433             12,050
                                   -----------          -----------         -----------         -----------        -----------
Net increase (decrease) in
 cash and cash equivalents....     $    15,507          $     3,506         $   (17,512)        $     2,558        $   (16,169)

Other Data:
Receivable originations(1)....     $        --          $    18,317         $    65,929         $   230,176        $   432,442
Total managed
 receivables(1)...............     $        --          $    15,964         $    67,636         $   240,491        $   523,981
Average managed
 receivables(1)...............     $        --          $     6,880         $    37,507         $   141,526        $   357,966
Loans securitized.............     $        --          $        --         $       --          $   150,170        $   270,351
Number of branches............              --                    5                  18                  31                 51
Average principal amount
 per managed receivable(1)....     $        --          $     6,878         $     7,215         $     7,773        $     8,746
Effective yield on owned
 receivables..................              --%                21.7%               20.9%               20.5%              19.7

Ratios:
Ratio of earnings to fixed
 charges(3)...................           (71.2)               (86.6)               31.2                 3.5                3.6
Percentage of total indebted-
 ness to total
 capitalization...............             1.2%                1.0%                 0.3%               47.9%              48.6%
Return on average common
 equity(4)....................           (14.6)%             (14.7)%                4.1%               23.1%              14.3
Operating expenses as a
 percentage of average total
 receivables(4)...............            18.2%               18.2%                15.0%               10.0%               7.2%

Asset Quality Data:
Managed receivables greater
 than 60 days delinquent(1)...     $        --          $      137          $     1,269         $     4,907        $    16,207
Delinquencies as a
 percentage of total managed
 receivables(1)...............              --%                0.9%                 1.9%                2.0%               3.1%
Net charge-offs...............     $        --          $       49          $     1,432         $     6,409        $    19,974
Net charge-offs as a
 percentage of average
 managed receivables(1)(4)....              --%                0.7%                 3.8%                4.5%               5.6%

Balance Sheet Data:
Cash and cash equivalents.....     $    29,762          $   33,268          $    15,756         $    18,314        $     2,145
Excess servicing receivables..              --                  --                   --                  --             33,093
Principal amount of owned                   --              15,964               67,636             241,839            264,086
 receivables..................
Total assets..................         153,564             131,127              122,215             285,725            330,159
Bank line of credit(5)........              --                  --                   --                  --             86,000
Automobile                                  --                  --                   --             134,520             67,847
 receivable-backed notes......
Notes payable.................           1,793               1,278                  388                 716                418
Total debt....................           1,793               1,278                  388             135,236            154,265
Shareholders' equity..........         147,340             122,784              119,501             147,226            163,225


                                         Six Months Ended
                                  --------------------------------
                                   December 31,       December 31,
                                      1995               1996
                                  -------------      -------------
Statement of Income Data:
Revenue:
  Finance charge income....       $    27,229         $    21,503
  Gain on sale of
   receivables.............             5,621              28,151
  Servicing fee income.....               215               8,242
  Investment income........               556               1,152
  Other income.............               563                 622
                                  -----------         -----------
     Total revenue.........            34,184              59,670
Costs and expenses.........            21,416              31,590
                                  -----------         -----------
Income (loss) before taxes.            12,768              28,080
Provision for taxes........             4,662              10,810
                                  -----------         -----------
  Net income (loss)........       $     8,106         $    17,270
  Earnings (loss) per share       $       .26         $       .57
  Weighted average shares
   outstanding.............        31,130,423          30,420,676

Cash Flow Data:
(Used in) Provided by
operating activities.......       $    11,146         $    23,414
(Used in) Provided by
investing activities.......           (39,771)            (20,820)
(Used in) Provided by
 financing activities......            12,775                 352
                                  -----------         -----------
Net increase (decrease) in        $   (15,850)        $     2,946
 cash and cash equivalents.

Other Data:
Receivable originations(1).       $    161,269        $   359,407
Total managed
 receivables(1)............       $    340,430        $   761,716
Average managed
 receivables(1)............       $    288,477        $   641,522
Loans securitized..........       $     64,982        $   345,570
Number of branches.........                 42                 66
Average principal amount
 per managed receivable(1).       $      7,977        $     9,481
Effective yield on owned
 receivables...............               20.1%              9.6%

Ratios:
Ratio of earnings to fixed
 charges(3)................                2.9               5.3
Percentage of total indebted
 ness to total
 capitalization............               50.8%             46.2%
Return on average common
 equity(4).................               14.3%             20.0%
Operating expenses as a
 percentage of average total
 receivables(4)............                7.2%              6.7%

Asset Quality Data:
Managed receivables greater
 than 60 days delinquent(1)       $      12,625       $   28,251
Delinquencies as a
 percentage of total managed
 receivables(1)............                 3.7%             3.7%
Net charge-offs............       $       8,215       $   17,749
Net charge-offs as a
 percentage of average
 managed receivables(1)(4).                 5.7%             5.5%

Balance Sheet Data:
Cash and cash equivalents..       $       2,464       $     5,091
Excess servicing receivable               9,243            59,780
Principal amount of owned
 receivables...............             271,926           233,792
Total assets...............             308,061           369,882
Bank line of credit(5).....
Automobile                               54,600           114,900
 receivable-backed notes...              99,361            40,543
Notes payable..............                 570             5,093
Total debt.................             154,531           160,536
Shareholders' equity.......             149,554           187,282

----------------
(1) The Company engaged in the retail used car sales and finance business until December 31, 1992; effective as of such date, the Company exited the retail used car sales side of its business. For purposes of this summary, revenues from vehicle sales and finance charge income relating to the financing of the sales of vehicles from the Company's former used car sales business are classified as other income. Receivables generated from the former used car sales business are classified as other receivables and not included in managed receivables.
(2) As further described in "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company recognized an income tax benefit in fiscal 1995 equal to the expected future tax savings from using its net operating loss carryforward and other future tax benefits.
(3) Represents the ratio of the sum of income before income taxes plus interest expense for the period to interest expense.
(4) Data for the six-month periods ended December 31, 1995 and 1996 have been annualized.
(5)  Includes amounts borrowed under the Credit Agreement only.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


  General

  The Company generates earnings and cash flow primarily through the purchase, retention, securitization and servicing of automobile receivables. The Company purchases contracts from franchised and select independent dealerships. To fund the acquisition of receivables prior to securitization, the Company utilizes borrowings under its Credit Agreement. The Company generates finance charge income on its owned receivables pending securitization and pays interest expense on borrowings under its Credit Agreement.

  The Company sells receivables to securitization trusts or special purpose finance subsidiaries that, in turn, sell asset-backed securities to investors. By securitizing these receivables, the Company is able to lock in the gross interest rate spread between the yield on such receivables and the interest rate paid on the asset-backed securities. The Company recognizes a gain on the sale of the receivables to the securitization trusts which represents the difference between the sales proceeds to the Company, net of transaction costs, and the Company's net carrying value of the receivables, plus the present value of the estimated future excess cash flows to be received by the Company over the life of the securitization. Monthly excess cash flow distributions are received from the trusts resulting from the difference between the interest received from the obligors on the receivables and the interest paid to investors in the asset-backed securities, net of losses and expenses.

  The Company typically begins to receive excess cash flow distributions approximately five to seven months after the receivables are securitized, although these time periods may be shorter or longer depending upon the structure of the securitization. Prior to such time as the Company begins to receive excess cash flow, all excess cash flow is utilized to fund credit enhancement requirements to secure financial guaranty insurance policies issued by an insurance company to protect investors in the asset-backed securities from losses. Once predetermined credit enhancement requirements are reached and maintained, excess cash flow is distributed to the Company. In addition to excess cash flow, the Company earns servicing fees of between 2.25% and 2.50% per annum of the outstanding principal balance of receivables securitized. See
Note 1 to Notes to Consolidated Financial Statements.

  In November 1996, the Company acquired ACC, which originates and sells home equity mortgage loans in 17 states. The acquisition has been accounted for as a purchase and the results of operations for ACC have been included in the consolidated financial statements since the acquisition date. Receivables originated in this business are referred to as mortgage receivables. Such receivables are generally packaged and sold to investors for cash on a servicing released, whole-loan basis. The Company recognizes a gain at the time of sale.

  While the Company has been primarily involved in the above activities since September 1992, the Company has previously operated in other businesses. For purposes of the following discussion, receivables originated in businesses previously operated by the Company are referred to as other receivables and revenues earned therein are referred to as other finance charge income.

Results of Operations

 Six Months Ended December 31, 1995 as compared to Six Months Ended December 31, 1996

  Revenue

  The Company's average managed receivables outstanding consisted of the following (in thousands):

                                Six Months Ended
                                   December 31,
                                ------------------
                                  1995      1996
                                --------  --------
     Auto:
         Owned ...............  $268,571  $217,156

         Serviced ............    19,906   424,366
                                --------  --------
                                 288,477   641,522

     Mortgage.................               4,753
     Other....................       774
                                --------  --------
                                $289,251  $646,275
                                ========  ========

  Average managed auto receivables outstanding increased by 123% as a result of higher loan purchase volume. The Company purchased $161.3 million of auto loans during the six months ended December 31, 1995, compared to purchases of $359.4 million during the six months ended December 31, 1996. This growth resulted from loan production at branches open during both periods as well as expansion of the Company's loan production capacity. The Company operated 42 auto lending branch offices as of December 31, 1995, compared to 66 as of December 31, 1996.

  The Company purchased $7.7 million of mortgage loans from the date of acquisition of ACC through December 31, 1996.

  The Company's finance charge income consisted of the following (in thousands).

                                Six Months Ended
                                   December 31,
                                ------------------
                                  1995      1996
                                --------  --------
     Auto.....................  $27,208   $21,472

     Mortgage.................                 31

     Other....................       21
                                -------   -------
                                $27,229   $21,503
                                =======   =======

  The decrease in finance charge income is due to a reduction of 19% in average owned auto receivables outstanding for the six months ended December 31, 1996 versus the six months ended December 31, 1995. Prior to December 1995, all of the auto finance contracts purchased by the Company were held as owned auto receivables on the Company's consolidated balance sheets. The Company began selling auto receivables to securitization trusts in December 1995, reducing average owned receivables with corresponding increases in average serviced receivables.

  The Company's effective yield on its owned auto finance receivables decreased from 20.1% to 19.6%.

  The gain on sale of receivables consists of the following (in thousands):


                                                   Six Months Ended
                                                      December 31,
                                               --------------------------
                                                   1995          1996
                                               ------------   -----------
     Auto..................................        $5,621       $27,851
     Mortgage..............................                         300
                                                   ------       -------
                                                   $5,621       $28,151
                                                   ======       =======

  The increase in gain on sale of auto receivables resulted from the sale of $65.0 million of receivables in the six months ended December 31, 1995 as compared to $345.6 million of receivables sold in the six months ended December 31, 1996. The gains on sale of auto receivables amounted to 8.6% and 8.1% of the sales proceeds for the six months ended December 31, 1995 and 1996, respectively.

  The gain on sale of mortgage receivables resulted from the sale of $4.8 million of mortgage receivables.

  Servicing fee income increased from $215,000, or 2.4% of average serviced receivables, for the six months ended December 31, 1995, as compared to $8.2 million, or 3.9% of average serviced receivables, for the six months ended December 31, 1996. Servicing fee income represents net excess servicing fees, base servicing fees and other fees earned by the Company as servicer of the auto receivables sold to securitization trusts. The growth in servicing fee income is primarily due to the increase in average serviced auto receivables for the six months ended December 31, 1996 compared to the six months ended December 31, 1995.

  Costs and Expenses

  Operating expenses as an annualized percentage of average managed receivables outstanding decreased from 7.2% for the six months ended December 31, 1995 to 6.7% (6.6% excluding operating expenses of $350,000 related to the mortgage business) for the six months ended December 31, 1996. The ratio improved as a result of economies of scale realized from a growing receivables portfolio and automation of loan origination, processing and servicing functions. The dollar amount of operating expenses increased by $11.3 million, or 108%, primarily due to the addition of auto lending branch offices and management, auto loan processing and servicing staff and the recently acquired mortgage business.

  The provision for losses decreased from $4.1 million for the six months ended December 31, 1995 to $3.2 million for the six months ended December 31, 1996. Further discussion concerning the provision for losses is included under the caption, "Finance Receivables."

  Interest expense decreased from $6.9 million for the six months ended December 31, 1995 to $6.6 million for the six months ended December 31, 1996 due to lower effective rates of interest. Average debt outstanding was $158.2 million and $165.7 million for the six months ended December 31, 1995 and 1996, respectively. The Company's effective rate of interest paid on its debt decreased from 8.6% to 7.9%.

  The Company's effective income tax rate increased from 36.5% for the six months ended December 31, 1995 to 38.5% for the six months ended December 31, 1996 due to a larger portion of the Company's income being generated in states which have higher tax rates.

 Year Ended June 30, 1995 as compared to Year Ended June 30, 1996

  Revenue

  The Company's average managed receivables outstanding consisted of the following (in thousands):


                                                Years Ended June 30,
                                                --------------------
                                                1995            1996
                                              --------        --------
Auto
     Owned.................................   $141,526        $261,776
     Serviced..............................                     96,190
                                              --------        --------
                                               141,526         357,966

          Other.................................       6,918        443
                                                    --------   --------
                                                    $148,444   $358,409
                                                    ========   ========

  Average managed auto receivables outstanding increased by 141% for the fiscal year ended June 30, 1996 versus the fiscal year ended June 30, 1995 as a result of higher loan purchase volume. The Company purchased $230.2 million of loans during fiscal 1995, compared to $432.4 million during fiscal 1996. This growth resulted from loan production at branches open during both periods as well as expansion of the Company's loan production capacity. The Company operated 31 branch offices as of June 30, 1995, compared to 51 as of June 30, 1996.

  The Company's finance charge income consisted of the following (in thousands):

                                                    Years Ended June 30,
                                                    --------------------
                                                       1995       1996
                                                    ----------  --------
          Auto..................................     $29,039   $ 51,679
          Other.................................       1,210         27
                                                     -------   --------
                                                     $30,249    $51,706
                                                     =======   ========

  The increase in finance charge income on auto receivables is due to the increase of 85% in average owned receivables outstanding for fiscal 1996 versus fiscal 1995. The decrease in other finance charge income is due to the ongoing liquidation of the related receivables portfolios.

  The Company's effective yield on its auto receivables decreased to 19.7% from 20.5%.

  Gain on sale of receivables of $22.9 million in fiscal 1996 resulted from the sale of $270.3 million of finance receivables to securitization trusts. The gain on sale of receivables amounted to 8.5% of the sales proceeds. The Company's asset-backed securities transactions in fiscal 1995 were structured as debt issuances by subsidiaries of the Company and thus were accounted for as borrowings on the Company's consolidated balance sheets, rather than as sales of receivables.

  Servicing fee income of $3.7 million in fiscal 1996 represents net excess servicing fees, base servicing fees and other fees earned by the Company as servicer of the receivables sold to securitization trusts.

  Costs and Expenses

  Operating expenses as a percentage of average managed receivables outstanding decreased from 10.0% for fiscal 1995 to 7.2% for fiscal 1996. The ratio improved as a result of economies of scale realized from a growing finance receivables portfolio and automation of loan origination, processing and servicing functions. The dollar amount of operating expenses increased by $10.9 million, or 74% for fiscal 1996 versus fiscal 1995, primarily due to the addition of branch offices and branch management and loan processing and servicing staff.

  The provision for losses increased from $4.3 million in fiscal 1995 to $7.9 million in fiscal 1996. Further discussion concerning the provision for losses is included under the caption, "Finance Receivables."

  Interest expense increased from $4.0 million for fiscal 1995 to $13.1 million for fiscal 1996 due to the higher debt levels necessary to fund the Company's increased loan origination volume. Average debt outstanding was $44.3 million and $163.8 million for fiscal 1995 and 1996, respectively. The Company's effective rate of interest paid on its debt decreased from 9.1% to 8.0%.

  The provision for income taxes for fiscal 1996 resulted primarily from amortization of the Company's deferred tax asset at the federal statutory income tax rate. In the fourth quarter of fiscal 1995, the Company recognized an income tax benefit and a corresponding deferred tax asset equal to the expected future tax savings from using its net operating loss carryforward and other future tax benefits. The deferred tax asset is being amortized through a non-cash income tax provision against the Company's earnings as the net operating loss carryforward and other future tax benefits are utilized. The Company will not pay regular federal income taxes until the net operating loss carryforward and other future tax benefits have been fully recovered. Prior to the fourth quarter of fiscal 1995, the Company had offset the deferred tax asset with a valuation allowance. Accordingly, there was no provision for federal income taxes in fiscal 1995.

 Year Ended June 30, 1994 as compared to Year Ended June 30, 1995

  Revenue

  The Company's average managed receivables outstanding consisted of the following (in thousands):

                                                  Years Ended June 30,
                                            -------------------------------
                                                1994                1995
                                            ---------------  --------------
     Owned auto ..........................      $37,507           $141,526
     Other ...............................       25,260              6,918
                                                -------           --------
                                                $62,767           $148,444
                                                =======           ========

  Average managed auto receivables outstanding increased by 277% for the fiscal year ended June 30, 1995 versus the fiscal year ended June 30, 1994 as a result of higher loan purchase volume. The Company purchased $65.9 million of loans during fiscal 1994, compared to $230.2 million during fiscal 1995. This growth resulted from loan production at branches open during both periods as well as expansion of the Company's loan production capacity. The Company operated 18 branch offices as of June 30, 1994, compared to 31 as of June 30, 1995. The decrease in average other receivables is due to the ongoing liquidation of the related receivables portfolios.

  The Company's finance charge income consisted of the following (in thousands):

                                                  Years Ended June 30,
                                            -------------------------------
                                                1994                1995
                                            ---------------  --------------
     Owned ...............................      $ 7,820            $29,039
     Other ...............................        4,968              1,210
                                                -------           --------
                                                $12,788            $30,249
                                                =======           ========

  The increase in finance charge income on auto receivables is due to the increase of 277% in average owned receivables outstanding for fiscal 1995 versus fiscal 1994. The decrease in other finance charge income is due to the ongoing liquidation of the related receivables portfolios.

  The Company's overall effective yield on its auto receivables decreased to 20.5% from 20.9%.

  Costs and Expenses

  Operating expenses as a percentage of average managed receivables outstanding decreased from 15.0% for fiscal 1994 to 10.0% for fiscal 1995. The ratio improved as a result of economies of scale realized from a growing finance receivables portfolio and automation of loan origination, processing and servicing functions. The dollar amount of operating expenses increased by $5.4 million, or 57% for fiscal 1995 versus fiscal 1994, primarily due to the addition of branch offices and branch management and loan processing and servicing staff.

  The provision for losses increased from $1.2 million in fiscal 1994 to $4.3 million in fiscal 1995. Further discussion concerning the provision for losses is included under the caption, "Finance Receivables."

  Interest expense of $4.0 million for fiscal 1995 resulted from borrowings on the Company's bank line of credit and the issuance of $51 million and $99.2 million of automobile receivables-backed notes in December 1994 and June 1995, respectively. The Company did not have any bank borrowings during fiscal 1994.

  The income tax benefit in fiscal 1995 resulted from the Company's recognition of a deferred tax asset equal to the expected future tax savings from using its net operating loss carryforward and other future tax benefits. Based on the Company's trend of positive operating results since entering the indirect automobile finance business in September 1992 and future expectations, the Company determined in the fourth quarter of fiscal 1995 that it is more likely than not that its net operating loss carryforward and other future tax benefits will be fully utilized prior to expiration of the carryforward periods. Prior to the fourth quarter of fiscal 1995, the Company had offset the deferred tax asset with a valuation allowance. Accordingly, there was no provision for federal income taxes in fiscal 1994 and 1995.

Finance Receivables

  The Company provides financing in relatively high-risk markets and therefore, charge-offs are anticipated. The Company records a periodic provision for losses as a charge to operations and a related allowance for losses in the consolidated balance sheets as a reserve against estimated future losses in the owned auto receivables portfolio. The Company typically purchases individual automobile finance contracts for a non-refundable acquisition fee on a non-recourse basis. Such acquisition fees are also recorded in the consolidated balance sheets as an allowance for losses. The calculation of excess servicing receivable includes an allowance for estimated future losses over the remaining term of the auto receivables sold to the securitization trusts and serviced by the Company.

  The Company sells the mortgage receivables for cash on a servicing released, whole-loan basis. Such receivables are generally held by the Company for less than 90 days. Accordingly, no allowance for losses is provided by the Company for the mortgage receivables.

  The Company reviews static pool origination and charge-off relationships, charge-off experience factors, collections information, delinquency reports, estimates of the value of the underlying collateral, economic conditions and trends and other information in order to make the necessary judgments as to the appropriateness of the periodic provision for losses and the allowance for losses. Although the Company uses many resources to assess the adequacy of the allowance for losses, there is no precise method for accurately estimating the ultimate losses in the receivables portfolio.

  The following table presents certain data related to the receivables portfolio (dollars in thousands):

                                                                           December 31, 1996
                                              --------------------------------------------------------------------------
                                                                          Balance            Auto              Total
                                               Auto Owned    Mortgage    Sheet Total       Serviced          Portfolio
                                              ------------  ----------  -------------     ----------        -----------
Principal amount of receivables ...........   $ 233,792     $   6,181   $ 239,973         $527,924          $767,897
                                                                                          ========          ========
Allowance for losses.......................     (12,173)                  (12,173)        $(49,313)/( 1)/   $(61,486)
                                              ---------     ---------   ---------         ==============    ========
Finance receivables, net...................   $ 221,619     $   6,181   $ 227,800
                                              =========     =========   =========
Number of outstanding contracts............      25,015            65                       55,324            80,339/(2)/
                                              =========     =========                     ========          =============
Average amount of outstanding
     contract (principal amount)
     (in dollars)..........................   $   9,346     $  95,092                     $  9,542          $  9,481/(2)/
                                              =========     =========                     ========          =============
Allowance for losses as a
     percentage of receivables.............        5.2%                                       9.3%              8.1%/(2)/
                                              =========                                   ========          =============

--------------
(1) The allowance for losses related to serviced auto receivables is netted against excess servicing receivable in the Company's consolidated balance sheets.

(2)  Includes auto receivables only.

  The following is a summary of managed auto receivables which are more than 60 days delinquent (dollars in thousands):

                                                                    June 30,   June 30,   December 31,
                                                                     1995       1996         1996
                                                                  ---------  ---------  -------------
Delinquent contracts....................................           $4,907     $16,207     $28,251
Delinquent contracts as a percentage of managed
  auto receivables outstanding .........................             2.0%        3.1%        3.7%

  The following table presents charge-off data with respect to the Company's managed auto receivables portfolio (dollars in thousands) :



                                                                                              Six Months
                                                                      Years Ended                Ended
                                                                       June 30,               December 31,
                                                             --------------------------  ----------------------
                                                               1994     1995      1996      1995        1996
                                                             -------  -------  --------  ---------  -----------
Net charge-offs:
  Owned ................................................     $1,432   $6,409   $18,322    $8,181      $ 9,065
  Serviced .............................................                         1,652        34        8,684
                                                             ------   ------   -------    ------      -------
                                                             $1,432   $6,409   $19,974    $8,215      $17,749
                                                             ======   ======   =======    ======      =======
Net charge-offs as a  percentage of average
   managed auto receivables outstanding(1)...................  3.8%     4.5%     5.6%      5.7%         5.5%
                                                             ======   ======   =======    ======      =======

--------------------
(1) Data for the six-month periods ended December 31, 1995 and 1996 have been annualized.

    The Company recorded periodic provisions for losses as charges to operations of $1,062,000, $4,156,000 and $7,912,000 related to its owned auto receivables portfolio for the fiscal years ended June 30, 1994, 1995 and 1996, respectively. (Provisions for losses of $187,000 and $122,000 for the fiscal years ended June 30, 1994 and 1995, respectively, were recorded with respect to other receivables.) The increased loss provisions are the result of higher average owned auto receivables outstanding. The provisions for losses were $4,112,000 and $3,231,000 for the six months ended December 31, 1995 and 1996, respectively. The decreased loss provisions are a result of lower average owned auto receivables outstanding.

    The Company began its indirect automobile finance business in September 1992 and has grown its managed auto receivables portfolio to $761.7 million as of December 31, 1996. The Company expects that its delinquency and charge-offs will increase over time as the portfolio matures and its receivables growth rate moderates. Accordingly, the delinquency and charge-off data above is not necessarily indicative of delinquency and charge-off experience that could be expected for a more seasoned portfolio.

Liquidity and Capital Resources

    The Company's cash flows are summarized as follows (in thousands):

                                                                                Six Months Ended
                                                Years Ended June 30,              December 31,
                                        ------------------------------------  -------------------
                                            1994        1995       1996         1995       1996
                                        ----------   ---------   --------     --------   --------
Operating activities ................   $    3,900   $  14,637   $ 34,897     $ 11,146   $ 23,414
Investing activities ................      (12,174)   (144,512)   (63,116)     (39,771)   (20,820)
Financing activities ................      ( 9,238)    132,433     12,050       12,775        352
                                         ----------   ---------   --------     --------   -------
Net increase (decrease) in cash
 and cash equivalents ...............    ( $17,512)   $  2,558   ($16,169)    ($15,850)   $ 2,946
                                         ==========   =========  =========     ========   =======

    In addition to the net change in cash and cash equivalents shown above, the Company also had net decreases in investment securities of $8.7 million, $16.2 million and $3.7 million for the fiscal years ended June 30, 1994, 1995, and 1996, respectively, and $2,987,000 and $55,000 for the six months ended December 31, 1995 and 1996, respectively. Such amounts are included as investing activities in the above table.

    The Company's primary sources of cash have been collections and recoveries on its finance receivables portfolio, borrowings under its bank line of credit, the issuance of automobile receivables-backed securities, and excess cash flow distributions from securitization trusts.

    The Company's Credit Agreement provides for borrowings up to $240 million, subject to a defined borrowing base. The facility matures in October 1997. The Company utilizes the Credit Agreement to fund its daily lending activities and operations. A total of $114.9 million was outstanding under the Credit Agreement as of December 31, 1996.

    On February 4, 1997, the Company completed a private placement of $125.0 million of 9-1/4% Senior Notes due 2004. Interest on the Notes is payable semi-annually, and commencing in August 1997. The Notes which are unsecured may be redeemed at the option of the Company after February 2001 at a premium declining to par in February 2003. The net proceeds from the offering were used to pay down outstanding borrowings under the Credit Agreement.

    On February 5, 1997, ACC, as borrower, and the Company and certain subsidiaries, as guarantors, entered into a mortgage warehouse facility with a bank under which ACC may borrow up to $75.0 million, subject to a defined borrowing base (the "New Credit Agreement"). Borrowings under the New Credit Agreement will be collateralized by certain mortgage receivables and will bear interest, based upon ACC's option, at either the prime rate or various market London Interbank Offered Rates ("LIBOR") plus 1.25%. ACC is also required to pay an annual commitment fee equal to 1/8% of the unused portion of the facility. The facility expires on February 4, 1998. As of February 26, 1997, approximately $8.5 million was outstanding under such facility.

    The Company has completed seven automobile receivables-backed securities transactions through December 31, 1996. The net proceeds from the transactions were used in each case to repay a portion of the borrowings then outstanding under the Credit Agreement. A summary of these transactions is as follows:

                                                                                    Amount
                                                                                 Outstanding
                                                                                    as of
                                                                                 December 31,
                                                             Original  Amount       1996          Accounting
                Issuer Name                       Date        (In Millions)    (In Millions)     Treatment
--------------------------------------------   -----------   ----------------  ---------------  ---------------
AmeriCredit Receivables Finance Corp.            Dec. 1994       $ 51.0          $  6.8         Borrowing

AmeriCredit Receivables Finance Corp. 1995-A.    Jun. 1995         99.2            33.7         Borrowing

AmeriCredit Automobile Receivables Trust         Dec. 1995         65.0            34.5         Sale of
 1995-B ...................................                                                     Receivables

AmeriCredit Automobile Receivables Trust         Mar. 1996         89.4            59.2         Sale of
 1996-A ...................................                                                     Receivables

AmeriCredit Automobile Receivables Trust         May  1996        115.9            91.2         Sale of
 1996-B ...................................                                                     Receivables
AmeriCredit Automobile Receivables Trust         Aug. 1996        175.0           148.4         Sale of
 1996-C ...................................                                                     Receivables
AmeriCredit Automobile Receivables Trust         Nov. 1996        200.0           192.1         Sale of
 1996-D....................................                                                     Receivables


    The Company's primary use of cash has been purchases and originations of auto receivables. The Company purchased $359.4 million of auto finance contracts during the six months ended December 31, 1996 requiring cash of $354.4 million, net of acquisition fees and other factors. The Company operated 66 auto lending branch offices and had a number of marketing representatives as of December 31, 1996. The Company plans to open fifteen additional branches in the remainder of fiscal 1997. The Company may also expand loan production capacity at existing offices where appropriate. While the Company has been able to establish and grow its automobile finance business thus far, there can be no assurance that future expansion will be successful due to competitive, regulatory, market, economic or other factors.

    The Company's Board of Directors has authorized the repurchase of up to 6,000,000 shares of the Company's common stock. A total of 4,594,700 shares at an aggregate purchase price of $27.3 million had been purchased pursuant to this program through December 31, 1996. Certain restrictions contained in the Indenture pursuant to which the 9-1/4% Senior Notes were issued prevent the Company from repurchasing additional common stock for the remainder of fiscal 1997 and limit the amount of common stock which may be repurchased thereafter.

    As of December 31, 1996, the Company had $11.6 million in cash and cash equivalents and investment securities. The Company also had available borrowing capacity of $125.8 million under the Credit Agreement, as adjusted for the application of the net proceeds from the 9-1/4% Senior Note offering in February and pursuant to borrowing base requirements. In addition, on February 5, 1997, ACC, as borrower, and the Company, as guarantor, entered into the $75 million New Credit Agreement. The Company estimates that it will require additional external capital for the remainder of fiscal 1997 in addition to these existing capital resources, collections and recoveries on its finance receivables portfolio and excess cash flow distributions from securitization trusts in order to fund expansion of its automobile and mortgage lending businesses, capital expenditures, and other costs and expenses. The Company anticipates that such funding may be in the form of additional automobile receivables-backed securities transactions and implementation of other warehouse financing facilities. There can be no assurance that funding will be available to the Company through these sources, or if available, that it will be on terms acceptable to the Company.

Factors Affecting Future Liquidity

    The Company's ability to make payments of principal of or interest on, or to refinance its Indebtedness (including the Notes) will depend on its future operating performance, and its ability to effect additional securitizations and debt and/or equity financings, which to a certain extent is subject to economic, financial, competitive and other factors beyond the Company's control. If the Company is unable to generate sufficient cash flow in the future to service its debt, it may be required to refinance all or a portion of its existing debt, including the Notes, or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained. The inability to obtain additional financing could have a material adverse effect on the Company.

    The degree to which the Company is leveraged could have important consequences to the holders of the Notes, including: (i) the Company may be more vulnerable to adverse general economic and industry conditions; (ii) the Company may find it more difficult to obtain additional financing for future working capital, capital expenditures, acquisitions, general corporate purposes or other purposes; and (iii) the Company will have to dedicate a substantial portion of the Company's cash resources to pay principal and interest on the Credit Agreements (all of which becomes due prior to the maturity of the Notes), thereby reducing the funds available for operations and future business opportunities. In addition, the Indenture and the Credit Agreements contain certain covenants which could limit the Company's operating and financial flexibility. See "Risk Factors."

Hedging and Pre-funding Strategy

    Since the Company's funding strategy is dependent upon the issuance of interest-bearing securities and the incurrence of other debt, fluctuations in interest rates impact the Company's profitability. The Company uses several strategies to minimize the risk of interest rate fluctuations including the use of hedging instruments, the regular sale of receivables to securitization trusts and pre-funding securitizations, whereby the amount of asset-backed securities issued in a securitization exceeds the amount of receivables initially sold to the securitization trust. The proceeds from the pre-funded portion are held in an escrow account until the Company sells additional receivables to the securitization trust in amounts up to the balance of the pre-funded escrow account. In pre-funded securitizations, the Company locks in borrowing costs with respect to loans it subsequently purchases and delivers into the securitization trust. However, the Company incurs an expense in pre-funding securitizations equal to the difference between the money market yields earned on the proceeds held in trust prior to subsequent delivery of loans and the interest rate paid on the asset-backed securities. There can be no assurance that these strategies will be effective in minimizing interest rate risk or that increases in interest rates will not have an adverse effect on the Company's profitability.

Recent Accounting Developments

    In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 establishes financial accounting and reporting standards for stock-based compensation plans such as stock purchase plans and stock options. The new standard allows companies either to continue to account for stock based employee compensation plans under existing accounting standards or adopt a fair value-based method of accounting for stock-based awards as compensation expense over the service period, which is usually the vesting period. SFAS 123 requires that if a company continues to account for stock options under existing accounting standards, pro forma net income and earnings per share information must be provided as if the new fair value approach had been adopted. Stock-based awards to third parties must be accounted for on a fair value basis. The Company intends to continue to account for stock-based employee compensation under existing accounting standards and will be required to provide the pro forma disclosures described above effective in its consolidated financial statements for the year ended June 30, 1997. Stock option awards under the Company's dealer stock option plan issued after December 15, 1995 have been accounted for on a fair value basis.

    In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125"). SFAS 125 establishes accounting and reporting standards for transfers of financial assets effective for transactions occurring after December 31, 1996. While the new standard will apply to the Company's periodic securitization transactions, the Company does not believe that adoption of SFAS 125 will have a material effect on the Company's consolidated financial position or results of operations.

                                   BUSINESS

General

    The Company is a consumer finance company specializing in purchasing, securitizing and servicing retail automobile installment sales contracts originated by franchised and select independent dealers in connection with the sale of late model used and to a lesser extent new automobiles. The Company targets Sub-Prime Borrowers. With the use of a proprietary credit scoring model, the Company underwrites contracts on a decentralized basis through a nationwide branch office network. This credit scoring model, combined with experienced underwriting personnel, enables the Company to implement a risk-based pricing approach to structuring and underwriting individual contracts. The Company's centralized risk management department monitors these underwriting strategies and portfolio performance to balance credit quality and profitability objectives. The loan portfolio is serviced by the Company at centralized facilities located in Fort Worth, Texas and Tempe, Arizona using automated loan servicing and collection systems.

    The Company had 66 branch offices as of December 31, 1996. As a result of the Company's expansion strategy, the Company has been able to increase its aggregate volume of automobile installment sales contracts purchased to $432.4 million in fiscal 1996 from $18.3 million in fiscal 1993. The Company has continued this growth during the first six months of fiscal 1997, with purchases aggregating $359.4 million, compared to $161.3 million during the same period in fiscal 1996. The Company purchases contracts originated by dealers at prices ranging from par to a discount of up to 10%. The average discount as a percentage of the contracts purchased by the Company was approximately 4.2% in fiscal 1996. For fiscal 1996, the average principal amount financed and weighted average APR of contracts purchased by the Company were $10,238 and 20.6%, respectively.

    The Company generates earnings and cash flow primarily through the purchase, retention, securitization and servicing of automobile receivables. In each securitization, the Company sells automobile receivables to a trust or special purpose finance subsidiary that, in turn, sells asset-backed securities to investors. The Company recognizes a gain on the sale of the receivables to the trust and receives monthly excess cash flow distributions from the trust resulting from the difference between the interest received from the obligors on the receivables and the interest on the asset-backed securities paid to investors, net of losses and expenses. The Company typically begins to receive excess cash flow distributions approximately five to seven months after the receivables are securitized, although these time periods may be shorter or longer depending upon the structure of the securitization. The Company received excess cash flow of $11.3 million from securitization trusts and special purpose finance subsidiaries in fiscal 1996. Due to the time delay associated with distributions of excess cash flow from securitizations, the Company expects to receive increased cash flow distributions in fiscal 1997 from trusts created as a result of securitization transactions occurring in fiscal 1996. Prior to such time as the Company begins to receive excess cash flow, all excess cash flow is utilized to fund credit enhancement requirements to secure financial guaranty insurance policies issued by a monoline insurance company to protect investors in the asset-backed securities from losses. Once predetermined credit enhancement requirements are reached and maintained, excess cash flow is distributed to the Company. In addition to excess cash flow, the Company earns servicing fees of between 2.25% and 2.50% per annum of the outstanding principal balance of receivables securitized. Over the four quarters ended December 31, 1996, the Company completed four securitization transactions totaling $580.3 million.

Business Strategy

    The Company's principal objective is to continue to build upon its position as a leading indirect lender to Sub-Prime Borrowers. To achieve this objective, the Company employs the following key strategies:

    Continued Expansion of the Automobile Finance Branch Network. The Company opened five branch offices in fiscal year 1993, 13 in fiscal year 1994, 13 in fiscal year 1995, 20 in fiscal year 1996 and 15 in fiscal 1997 through December 31, 1996, bringing its branch office network to 66 offices located in 27 states as of December 31, 1996. Branch office personnel are responsible for the development and maintenance of dealer relationships. As part of its goal of increasing the number of dealers from whom it is purchasing automobile finance contracts, the Company plans to open approximately 15 additional branch offices during the remainder of fiscal 1997.

    Use of Proprietary Credit Scoring Models for Risk-based Pricing.   The
Company has developed and implemented a credit scoring system across its branch office network to support the branch level credit approval process. The Company's proprietary credit scoring models are designed to enable AmeriCredit to tailor each loan's pricing and structure to a statistical assessment of the underlying credit risk.

    Sophisticated Risk Management Techniques.   The Company's centralized risk
management department is responsible for monitoring the origination process, supporting management's supervision of each branch office, tracking collateral values of the Company's receivables portfolio and monitoring portfolio returns. This risk management department uses proprietary databases to identify concentrations of risk, to price for the risk associated with selected market segments and to endeavor to enhance the credit quality and profitability of the contracts purchased.

    High Investment in Technology to Support Operating Efficiency and Growth. The use of leading-edge technology in both loan origination and servicing has enabled AmeriCredit to become a low-cost provider in the sub-prime automobile finance market. AmeriCredit's annualized ratio of operating expenses to average managed receivables was 10.0% for the fiscal year ended June 30, 1995, 7.2% for the fiscal year ended June 30, 1996 and 6.7% for the six months ended December 31, 1996.

    Leveraging Sub-Prime Lending Expertise. On November 21, 1996, AmeriCredit acquired Rancho Vista Mortgage Corporation in consideration for 400,000 shares of AmeriCredit common stock. In January 1997, Rancho Vista Mortgage Corporation changed its name to Americredit Corporation of California ("ACC") and it will operate under the name of "AmeriCredit Mortgage Services." ACC is a residential mortgage lender specializing in originating and purchasing home equity mortgage loans made to Sub-Prime Borrowers from a network of mortgage brokers in 17 states. The Company believes that over time it can leverage its national presence, risk management techniques and state-of-the-art technology to broaden its indirect lending to Sub-Prime Borrowers. ACC's corporate office is located in Orange, California. ACC has historically sold its home equity loans and the related servicing rights to third party investors.

    Funding and Liquidity Through Securitizations.   The Company sells
automobile receivables in securitization transactions in order to obtain a cost-effective source of funds for the purchase of additional automobile finance contracts, to reduce the risk of interest rate fluctuations and to utilize capital efficiently. Since the Company's first securitization transaction in December 1994 through December 31, 1996, the Company has securitized approximately $795.5 million of automobile receivables in private and public offerings of asset-backed securities.

Market and Competition

    According to CNW Marketing/Research, an independent automobile finance market research firm, the automobile finance industry is the second largest consumer finance industry in the United States with over $410 billion of loan and lease originations during 1995. The industry is generally segmented according to the type of car sold (new vs. used) and the credit characteristics of the borrower (prime vs. sub-prime). The sub-prime segment of the market accounted for approximately $76 billion of these originations.

    Competition in the field of sub-prime automobile finance is intense. The automobile finance market is highly fragmented and is served by a variety of financial entities including the captive finance affiliates of major automotive manufacturers, banks, thrifts, credit unions and independent finance companies. Many of these competitors have greater financial resources and lower costs of funds than the Company. Many of these competitors also have long-standing relationships with automobile dealerships and may offer dealerships or their customers other forms of financing, including dealer floor plan financing and leasing, which are not provided by the Company. Additionally, several independent companies have completed initial public offerings during the last two years in order to fund growth. Providers of automobile financing have traditionally competed on the bases of interest rate charged, the quality of credit accepted, the flexibility of loan terms offered and the quality of service provided to dealers and customers. In seeking to establish itself as one of the principal financing sources at the dealers it serves, the Company competes predominately on the basis of its high level of dealer service and strong dealer relationships and by offering flexible loan terms. The Company also seeks to offer rates that are competitive and that are consistent with its goal of balancing risk and returns.

Operations

    Dealership Marketing.   Since the Company is an indirect lender, the Company
focuses its marketing activities on automobile dealerships. The Company is selective in choosing the dealers with whom it conducts business and primarily targets manufacturer franchised dealerships with used car operations and select independent dealerships. The Company targets these dealers because they sell the type of used cars the Company prefers to finance, specifically later model, low mileage used cars. Of the contracts purchased by the Company during the fiscal year ended June 30, 1996, approximately 77% were originated by manufacturer franchised dealers with used car operations and 23% by select independent dealers. The Company purchased contracts from 3,262 dealers during the fiscal year ended June 30, 1996. No dealer accounted for more than 2% of the total volume of contracts purchased by the Company for that same period.

    The Company's financing programs are marketed to dealers through branch office personnel, including branch managers, assistant managers and in some cases marketing representatives. The Company believes that the personal relationships its branch managers and other branch office personnel establish with the dealership personnel are an important factor in creating and maintaining productive relationships with its dealership customer base. Branch office personnel are responsible for the solicitation, enrollment and education of new dealers regarding the Company's financing programs. Branch office personnel visit targeted dealerships to present information regarding the Company's financing programs and capabilities. These personnel explain the Company's underwriting philosophy, including its preference for sub-prime quality contracts secured by later model, lower mileage used vehicles and its practice of underwriting in the local branch office.

    Prior to entering into a relationship with a dealer, the Company considers the dealer's financial status, operating history and reputation in the marketplace. The Company then maintains a non-exclusive relationship with the dealer. This relationship is actively monitored with the objective of maximizing the volume of applications received from the dealer that meet the Company's underwriting standards and profitability objectives. Due to the non-exclusive nature of the Company's relationships with dealerships, the dealerships retain discretion to determine whether to obtain financing from the Company or from another source for a customer seeking to finance a vehicle purchase. Branch managers and other branch office personnel regularly telephone and visit dealers to solicit new business and to answer any questions they may have regarding the Company's financing programs and capabilities. To increase the effectiveness of these contacts, the branch managers and other branch office personnel have access to the Company's management information systems which detail current information listing the number of applications submitted by dealership, the Company's response and the reasons why a particular application was rejected.

    Branch Office Network.   The Company uses a branch office network to market
its financing programs to targeted dealers and develop relationships with these dealers throughout the country. Additionally, the branch office network is used for the underwriting of contracts submitted by dealerships. The Company believes a local presence enables the Company to more fully service dealers and be more responsive to dealer concerns and local market conditions. The Company selects markets for branch office locations based upon numerous factors, including demographic trends and data, competitive conditions and the regulatory environment in addition to the availability of qualified personnel. Branch offices are typically situated in suburban office buildings which are accessible to local dealers.

    Each branch office solicits dealers for contracts and maintains the Company's relationship with the dealers in the geographic vicinity of that branch office. Branch office locations are typically staffed by a branch manager, an assistant manager and one or more dealer and customer service representatives. Larger branch offices may also have an additional assistant manager and/or dealer marketing representative. Branch managers are compensated with base salaries, annual incentives based primarily on branch level credit quality and, if the credit quality objectives are met, loan volume. The incentives are typically paid in cash and stock option grants. The branch managers report to a regional vice president.

    The Company's regional vice presidents monitor branch office compliance with the Company's underwriting guidelines. The Company's automated application processing system and loan accounting system provide the regional vice presidents access to credit application information enabling them to consult with the branch managers on daily credit decisions and review exceptions to the Company's underwriting guidelines. The regional vice presidents also make periodic visits to the branch offices to conduct operating reviews. The regional vice presidents receive incentives based on the overall performance of the Company.

    The following table sets forth information with respect to the number of branches established and states in which the Company was doing business at the end of the periods set forth below and with respect to the dollar volume of contracts purchased and number of producing dealerships for the periods set forth below.


                                                                                             Six-Months
                                                                                               Ended
                                                           For Years Ended June 30,         December 31,
                                                       ---------------------------------------------------
                                                        1994       1995        1996       1995      1996
                                                       -------  ----------  ----------  --------  --------
                                                                        ($ in thousands)
Number of branch offices ...........................        18          31          51        42        66
Dollar volume of contracts purchased ...............   $65,929    $230,176    $432,442  $161,269  $359,407
Number of producing dealerships(1) .................       577       1,861       3,262     1,779     3,299
Number of states ...................................        13          20          26        23        27

--------------
(1) A producing dealership refers to a dealership from which the Company had purchased contracts in the relevant period.

    The Company plans to expand its indirect automobile finance business by adding additional branch offices and increasing dealer penetration at its existing branch offices. The success of this strategy is dependent upon, among other factors, the Company's ability to hire and retain qualified branch managers and other personnel and to develop relationships with more dealers. The Company confronts intense competition in attracting key personnel and establishing relationships with dealers. Dealers often already have favorable sub-prime financing sources, which may restrict the Company's ability to develop dealer relationships and delay the Company's growth. In addition, the competitive conditions in the Company's markets may result in a reduction in the profitability of the contracts that the Company purchases or a decrease in contract acquisition volume, which would adversely affect the Company's results of operations.

Underwriting and Purchasing of Contracts

    Proprietary Credit Scoring Model and Risk-based Pricing.   The Company has
implemented a credit scoring system throughout its branch office network to support the branch level credit approval process. The credit scoring system was developed with the assistance of Fair, Isaac & Co. from the Company's loan and portfolio databases. Credit scoring is used to differentiate credit applicants and to rank order credit risk in terms of expected default rates, which enables the Company to tailor loan pricing and structure according to this statistical assessment of credit risk. For example, a consumer with a lower score would indicate a higher probability of default and, therefore, the Company could compensate for this higher default risk through the structuring and pricing of the transaction. While the Company employs a credit scoring system in the credit approval process, credit scoring does not eliminate credit risk. Adverse determinations in evaluating contracts for purchase could adversely affect the credit quality of the Company's receivables portfolio.

    The credit scoring system contrasts the quality of credit applicant profiles resulting in a statistical assessment of the most predictive characteristics. Factors considered in any loan application include what is presented on the application, the credit bureau report and the type of loan the applicant wishes to secure. Specifically, the credit scoring system considers customer residential and employment stability, the customer's financial history, current financial capacity, integrity of meeting historical financial obligations, loan structure and credit bureau information. The scorecard takes these factors into account and produces a statistical assessment of these attributes. This assessment is used to segregate applicant risk profiles and determine whether risk is acceptable and what price the Company should charge for that risk. The credit scorecard is validated on a monthly basis through the comparison of actual versus projected performance by score. The Company will continue to refine its proprietary scorecard based on increased information and identified correlations relating to receivables performance.

    Through the use of the Company's proprietary scorecard, branch office personnel with credit authority are able to more efficiently review and prioritize loan applications. Applications which receive a high score are processed rapidly and credit decisions can be quickly faxed back to the dealer. Applications receiving low scores can be quickly rejected without further processing and review by the Company. This ability to prioritize applications allows for the more effective application of resources to those applications requiring more review.

  Decentralized Loan Approval Process.   The Company purchases individual
contracts through its branch offices based on a decentralized credit approval process tailored to local market conditions. Each branch manager has a specific credit authority based upon his experience and historical loan portfolio results as well as established credit scoring parameters. In certain markets where a branch office is not present, contracts are purchased through the Company's central purchasing office located in the Dallas-Fort Worth area, which underwrites applications solicited by marketing representatives in those markets. Although the credit approval process is decentralized, all credit decisions are guided by the Company's credit scoring strategies, overall credit and underwriting policies and procedures and daily monitoring process.

  Loan application packages completed by prospective obligors are received via facsimile at the branch offices from dealers. Application data are entered into the Company's automated application processing system. A credit bureau report is automatically generated and a credit score is computed. Branch office personnel with credit authority review the application package and determine whether to approve the application, approve the application subject to conditions that must be met or deny the application. These personnel consider many factors in arriving at a credit decision, relying primarily on the applicant's credit score, but also taking into account the applicant's capacity to pay, stability, character and intent to pay, the contract terms and collateral value. The Company estimates that approximately 55% to 60% of applicants are denied credit by the Company typically because of their credit histories or because their income levels are not sufficient to support the proposed level of monthly payments. As part of the credit decision process, a customer service representative investigates the residence, employment and credit history of the applicant. Dealers are contacted regarding credit decisions by telefax and/or telephone. Declined and conditioned applicants are also provided with appropriate notification of the decision.

  The Company's underwriting and collateral guidelines as well as credit scoring parameters form the basis for the branch level credit decision; however, the qualitative judgment of the branch office personnel with credit authority with respect to the credit quality of an applicant is a significant factor in the final credit decision. Exceptions to credit policies and authorities must be approved by a regional vice president.

  Completed loan packages are sent by the dealers to the branch office. Loan terms and insurance coverages are generally reverified with the consumer by branch office personnel and the loan packages are forwarded to the Company's centralized loan services department, where the packages are scanned to create electronic copies. Key original documents are stored in a fire-proof vault and the loan packages are further processed in an electronic environment. The loans are reviewed for proper documentation and regulatory compliance and are entered into the Company's loan accounting system. Daily loan reports and exception reports are generated for final review by senior operations management. Once cleared for funding, the loan services department issues a check to the dealer. Upon funding of the contract, the Company acquires a perfected security interest in the automobile that was financed. All of the Company's contracts are fully amortizing with substantially equal monthly installments.

Servicing and Collection Procedures

  General.   The Company services all of its managed receivables at facilities located in Fort Worth, Texas and Tempe, Arizona, utilizing centralized data processing, billing and collection functions. The Company's servicing activities consist of collecting and processing obligor payments, responding to obligor inquiries, initiating contact with obligors who are delinquent in payment of a receivable installment, maintaining the security interest in the financed vehicle and repossessing and liquidating collateral when necessary.
The Company utilizes various automated systems to support its servicing and collections activities. The Company uses monthly billing statements to serve as a reminder to customers as well as an early warning mechanism in the event a customer has failed to notify the Company of an address change. Approximately 15 days before a customer's first payment due date and each month thereafter, the Company mails the customer a billing statement directing the customer to mail payments to the lockbox bank for deposit in a lockbox account. Payment receipt data is electronically transferred from the Company's lockbox bank to the Company for posting to the loan accounting system. Payments may also be received directly by the Company from customers. All payment processing and customer account maintenance is performed centrally by the loan services department. The Company receives servicing fees for servicing securitized receivables equal to 2.25% to 2.50% per annum of the outstanding principal balance of such receivables.

  The Company maintains computerized records with respect to each managed receivable to record receipts and disbursements and to prepare related reports. The Company utilizes a predictive dialing system to make phone calls to obligors whose payments are past due by less than 30 days. The predictive dialer is a computer-controlled telephone dialing system which dials phone numbers of obligors from a file of records extracted from the Company's database. Once a live voice responds to the automated dialer's call, the system automatically transfers the call to a collector and the relevant account information to the collector's computer screen. The system also tracks and notifies collections management of phone numbers that the system has been unable to reach within a specified number of days, thereby promptly identifying for management all obligors who cannot be reached by telephone. By eliminating time wasted on attempting to reach obligors, the system gives a single collector the ability to speak with a larger number of accounts daily.

  Once an account becomes more than 30 days delinquent, the account moves to the Company's mid-range collection unit. The objective of these collectors is to prevent the account from becoming further delinquent. After a scheduled payment on an account becomes approximately 60 days past due, the Company typically initiates repossession of the financed vehicle. However, if an account is deemed uncollectible, if the financed vehicle is deemed by collection personnel to be in danger of being damaged, destroyed or hidden, if the obligor deals in bad faith or if the obligor voluntarily surrenders the financed vehicle, the Company may repossess it without regard to the length of payment delinquency.

  Payment deferrals are at times offered to customers who have encountered temporary financial difficulty, hindering their ability to pay as contracted and only when all other methods of assisting the customer in meeting the contract terms and conditions have been exhausted. A deferral allows the customer to move a delinquent payment to the end of the loan by paying a fee (approximating the interest portion of the payment deferred). The collector must review the past payment history and assess the customer's desire and capacity to make future payments and, before agreeing to a deferral, must comply with the Company's policies and guidelines for deferrals. Exceptions to the Company's policies and guidelines for deferrals must be approved by a collections officer. Deferment transactions are processed by the loan services department. As of December 31, 1996, less than 10% of the Company's managed receivables had ever received a deferral.

  Repossessions.   The Company follows prescribed legal procedures for
repossessions, which include peaceful repossession, one or more consumer notifications, a prescribed waiting period prior to disposition of the repossessed automobile and return of personal items to the consumer. In some jurisdictions, the Company must provide the consumer with reinstatement or redemption rights. Legal requirements, particularly in the event of bankruptcy, may restrict the Company's ability to dispose of the repossessed vehicle. Repossessions are handled by independent repossession firms engaged by the Company. Repossessions must be approved by a collections officer. Upon repossession and after any prescribed waiting period, the repossessed automobile is sold at auction. The Company does not sell any vehicles on a retail basis. The proceeds from the sale of the automobile at auction, and any other recoveries, are credited against the balance of the contract. Auction proceeds from the sale of repossessed vehicles and other recoveries are usually not sufficient to cover the outstanding balance of the contract, and the resulting deficiencies are charged-off. The Company may pursue collection of deficiencies when it deems such action to be appropriate.

  Charge-Off Policy.   The Company's policy is to charge-off an account on the
date on which the account becomes 180 days contractually delinquent even if the Company has not repossessed the related vehicle. On accounts less than 180 days delinquent, the Company charges-off the account when the vehicle securing the delinquent contract is repossessed and disposed of. The charge-off represents the difference between the actual net sales proceeds and the amount of the delinquent contract, including accrued interest. Accrual of finance charge income is suspended on accounts which are more than 60 days contractually delinquent.

Risk Management

  Overview.   The Company has developed procedures to evaluate and supervise the operations of each branch office on a centralized basis. The Company's centralized risk management department is responsible for monitoring the contract purchase process and supporting the supervisory role of senior operations management. This department tracks via databases key variables, such as loan applicant data, credit bureau and credit score information, loan structures and terms and payment histories. The risk management department also regularly reviews the performance of the Company's credit scoring system and is involved with third-party vendors in the development and enhancement of credit scorecards for the Company.

  The risk management department also prepares regular credit indicator packages reviewing portfolio performance at various levels of detail including total Company, branch office and dealer. Various daily reports and analytical data are also generated by the Company's management information systems. This information is used to monitor credit quality as well as to constantly refine the structure and mix of new contract purchases. Portfolio returns are reviewed on a consolidated basis, as well as at the branch office, dealer and contract levels.

  Behavioral Scoring.   A behavioral scoring model is used to project the
relative probability that an individual account will default and to validate the credit scoring model after the receivable has aged for a sufficient period of time (generally six to nine months). Default probabilities are calculated for each account independent of the credit score. The Company believes that, when grouped by credit score at origination, projected default rates from the behavioral scoring model coincide with the credit scoring model.

  Collateral Value Management.   The value of the collateral underlying the
Company's receivables portfolio is updated monthly with a loan-by-loan link to national wholesale auction values. These data, along with the Company's own experience relative to mileage and vehicle condition, are used for evaluating collateral disposition activities as well as for reserve analysis models.

  Compliance Audits.   The Company's risk management department conducts regular
compliance audits of branch office operations and the loan services and collections departments. The primary objective of the audits is to measure compliance with the Company's written policies and procedures as well as regulatory matters. Audits of branch office operations are conducted no less than every six months and include a review of compliance with underwriting policies, completeness of loan documentation, assessment of collateral value and extent of applicant data investigation. Written audit reports are distributed to local branch office personnel and the regional vice presidents for response and follow-up. Senior operations management reviews copies of these reports.

Securitization of Loans

  Since December 1994, the Company has pursued a strategy of securitizing its receivables to diversify its funding, to improve liquidity and to obtain a cost-effective source of funds for the purchase of additional automobile finance contracts. The Company applies the net proceeds from securitizations to pay down borrowings under the Credit Agreement, thereby increasing availability thereunder for further contract purchases. Through December 31, 1996, the Company has securitized approximately $795.5 million of automobile receivables.

  In its securitizations, the Company, through a wholly-owned subsidiary, transfers automobile receivables to newly-formed securitization trusts, which issue one or more classes of asset-backed securities. The asset-backed securities are simultaneously sold to investors, except for certain subordinated interests which may be retained by wholly-owned subsidiaries of the Company and which are included in the excess servicing receivable in the Company's Consolidated Financial Statements. Each month, collections of principal and interest on the receivables are paid to holders of the related asset-backed securities by the trustee of the securitization trust.

  When receivables are sold to securitization trusts in securitization transactions, the Company recognizes a gain on sale of receivables and continues to service such receivables. The gain on sale of receivables represents the difference between the sales proceeds, net of transaction costs, and the Company's net carrying value of the owned receivables sold, plus the present value of estimated excess servicing cash flows. The excess servicing cash flows are the difference between the cash collected from obligors on securitized receivables and the sum of (i) principal and interest passed through to asset-backed investors; (ii) contractual servicing fees; (iii) defaults net of recoveries; and (iv) other expenses such as trustee fees and financial guarantee insurance premiums.

  Concurrently with recognizing such gain on sale of receivables, the Company records a corresponding asset, excess servicing receivable, which includes the present value of estimated cash flows as described above plus any subordinated interests in the securitization trusts retained by the Company. The excess servicing receivable is amortized as a charge to servicing fee income, over the estimated term of the receivables sold. Excess servicing income is the excess servicing cash flow less the amortization of the excess servicing receivable.

  The calculation of excess servicing receivable includes estimates of future losses and prepayment rates for the remaining term of the receivables sold since these factors impact the amount and timing of future cash collected on the receivables sold. The carrying value of excess servicing receivable is reviewed quarterly by the Company on a disaggregated basis by trust. If future losses and prepayment rates exceed the Company's original estimates, excess servicing receivable will be adjusted through a charge to servicing fee income. To date, no such charge has been made. Favorable credit loss and prepayment experience compared to the Company's original estimates would result in additional servicing fee income. See "Risk Factors--Default and Prepayment Risks."

  In connection with the Company's securitization program, the Company arranges for credit enhancement to achieve a desired credit rating on the asset-backed securities issued. The credit enhancement for the Company's securitizations has taken the form of financial guaranty insurance policies issued by FSA, a monoline insurer, which insures the timely payment of principal and interest due on the asset-backed securities. As of December 31, 1996, FSA had insured all of the Company's asset-backed securities. See "Risk Factors--Dependence on Funding Sources--Dependence on Securitization Program." The Company has limited reimbursement obligations to FSA; however, credit enhancement requirements, including FSA's encumbrance of certain restricted cash accounts and subordinated interests in trusts, in connection with the securitizations provide a source of cash to cover shortfalls in collections (as described below) and to reimburse FSA for any claims which may be made under the policies issued with respect to the Company's securitizations.

  The credit enhancement requirements for any securitization include restricted cash accounts which are generally established with an initial deposit and subsequently funded through excess cash flows from securitized receivables. Funds are withdrawn from the credit enhancement requirements to cover any shortfalls in amounts payable on the asset-backed securities. Funds are also available to be withdrawn in an event of default to reimburse FSA for draws on its financial guaranty insurance policy. In addition, the restricted cash account for each securitization trust is cross-collateralized to the restricted cash accounts established in connection with the Company's other securitization trusts, such that excess cash flow from a performing securitization trust insured by FSA may be used to support cash flow shortfalls from a nonperforming securitization trust insured by FSA, thereby further restricting excess cash flow available to the Company. The Company is entitled to receive amounts from the restricted cash accounts or other credit enhancement requirements to the extent the amounts deposited exceed predetermined required minimum levels. The restricted cash accounts or other credit enhancement requirements cannot be accessed by the Company until such levels have been reached or with the consent of FSA. After such levels are reached, excess cash is generally distributed to the Company.

  FSA has taken a pledge of the stock of AFS Funding Corp., the company that owns the restricted cash accounts and excess servicing receivable, such that, if the pledge is exercised in the event of a payment under one of its insurance policies or certain material adverse changes in the business of the Company, FSA would control all of the restricted cash accounts and excess servicing receivable. The terms of each securitization also provide that, under certain tests relating to delinquencies, defaults and losses, cash may be retained in the restricted cash account and not released to the Company until increased minimum levels of credit enhancement requirements have been reached.

Home Equity Loan Operations

  On November 21, 1996, the Company acquired all of the issued and outstanding stock of ACC in consideration for 400,000 shares of its common stock. ACC, a privately held company founded in November 1983, originates and acquires sub-prime home equity loans through a network of mortgage brokers in 17 states. ACC's corporate office is located in Orange, California. ACC has historically sold its home equity loans and the related servicing rights to third party investors. Through its acquisition of ACC, the Company intends to expand its operations into the business of acquiring and servicing home equity loans. The Company believes that over time it can leverage its risk management techniques and state-of-the-art technology to broaden its indirect lending to Sub-Prime Borrowers.

  While not currently representing a material portion of the Company's assets or revenues, management intends over time to devote substantial resources to pursue growth of ACC's business of originating and purchasing home equity loans made to Sub-Prime Borrowers. There can be no assurance, however, that the Company will be able to successfully enter such business or that the failure to effectively enter such business will not have a material adverse effect on the

Company's financial position, liquidity or results of operations. See "Risk Factors--Implementation of Business Strategy."

  On February 5, 1997, ACC, as borrower, and the Company and certain subsidiaries, as guarantors, entered into the $75 million New Credit Agreement which is secured by a first priority lien on the mortgage receivables financed thereby. ACC and the Company intend to use the New Credit Agreement to fund ACC's mortgage business.

Trade Names

  The Company has obtained federal trademark protection for the "AmeriCredit" name and the logo that incorporates the "AmeriCredit" name.

Regulation

  The Company's operations are subject to regulation, supervision and licensing under various federal, state and local statutes, ordinances and regulations.

  In most states in which the Company operates, a consumer credit regulatory agency regulates and enforces laws relating to consumer lenders and sales finance agencies such as the Company. Such rules and regulations generally provide for licensing of sales finance agencies, limitations on the amount, duration and charges, including interest rates, for various categories of loans, requirements as to the form and content of finance contracts and other documentation and restrictions on collection practices and creditors' rights.
In certain states, the Company's branch offices are subject to periodic examination by state regulatory authorities. Some states in which the Company operates do not require special licensing or provide extensive regulation of the Company's business.

  The Company is also subject to extensive federal regulation, including the Truth in Lending Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act. These laws require the Company to provide certain disclosures to prospective borrowers and protect against discriminatory lending practices and unfair credit practices. The principal disclosures required under the Truth in Lending Act include the terms of repayment, the total finance charge and the annual percentage rate charged on each loan. The Equal Credit Opportunity Act prohibits creditors from discriminating against loan applicants on the basis of race, color, sex, age or marital status. Pursuant to Regulation B promulgated under the Equal Credit Opportunity Act, creditors are required to make certain disclosures regarding consumer rights and advise consumers whose credit applications are not approved of the reasons for the rejection. In addition, the credit scoring model used by the Company must comply with the requirements for such a system as set forth in the Equal Credit Opportunity Act and Regulation B. The Fair Credit Reporting Act requires the Company to provide certain information to consumers whose credit applications are not approved on the basis of a report obtained from a consumer reporting agency.

  The dealers who originate automobile loans purchased by the Company also must comply with both state and federal credit and trade practice statutes and regulations. Failure of the dealers to comply with such statutes and regulations could result in consumers having rights of rescission and other remedies that could have an adverse effect on the Company.

  Management believes that the Company maintains all material licenses and permits required for its current operations and is in substantial compliance with all applicable local, state and federal regulations. There can be no assurance, however, that the Company will be able to maintain all requisite licenses and permits and the failure to satisfy those and other regulatory requirements could have a material adverse effect on the operations of the Company. Further, the adoption of additional, or the revision of existing, rules and regulations could have a material adverse effect on the Company's business.

  As a consumer finance company, the Company is subject to various consumer claims and litigation seeking damages and statutory penalties based upon, among other theories of liability, usury, wrongful repossession, fraud and discriminatory treatment of credit applicants, which could take the form of a plaintiffs class action complaint. The Company, as the assignee of finance contracts originated by dealers, may also be named as a co-defendant in lawsuits filed by consumers principally against dealers. The damages and penalties claimed by consumers in these types of matters can be substantial. Management believes that the Company has taken prudent steps to address the litigation risks associated with its business activities. However, there can be no assurance that the Company will be able to successfully defend against all such consumer claims, or that the determination of any such claim in a manner adverse to the Company would not have a material adverse effect on the Company's indirect automobile finance business.

Properties

  The Company's executive offices are located at 200 Bailey Avenue, Fort Worth, Texas, in a 43,000 square foot building purchased by the Company in February 1994. This building is utilized by the Company for loan servicing, branch office support and administrative activities. The Company also leases 25,000 square feet of office space in Tempe, Arizona under a ten year agreement with renewal options that commenced in July 1996. This facility is used for loan servicing activities.

  All of the company's branch office facilities are leased under agreements with original terms of three to five years. Such facilities are typically located in a suburban office building and consist of between 1,000 and 2,000 square feet of space.

Employees

  At December 31, 1996, the Company employed approximately 700 persons.

Legal Proceedings

  In the normal course of its business, the Company is named as defendant in legal proceedings. These cases include claims for alleged truth-in-lending violations, nondisclosures, misrepresentations and deceptive trade practices, among other things. The relief requested by the plaintiffs varies but includes requests for compensatory, statutory and punitive damages. One proceeding in which the Company is a defendant has been brought as a putative class action and is pending in federal district court in Connecticut. A class has yet to be certified in this case and the Company's motion to dismiss is presently pending. In the opinion of management, resolution of these matters will not have a material adverse effect on the consolidated financial position, results of operations or liquidity of the Company.

                                  MANAGEMENT

                       Directors and Executive Officers

  The following table sets forth certain information regarding the current directors and executive officers of the Company as of December 31, 1996:

           Name                 Age               Position with the Company
---------------------------   -------   ----------------------------------------------

Clifton H. Morris, Jr.           61     Chairman of the Board and Chief Executive
                                        Officer
Michael R. Barrington            37     Vice Chairman of the Board and President
Daniel E. Berce                  43     Vice Chairman of the Board, Chief Financial
                                        Officer and Treasurer
Edward H. Esstman                56     President of AmeriCredit Financial Services,
                                        Inc., Senior Vice President, Chief Credit
                                        Officer and Director
Chris A. Choate                  33     Vice President, General Counsel and Secretary
Cheryl L. Miller                 32     Senior Vice President, Director of
                                        Collections and Customer Service of
                                        AmeriCredit Financial Services, Inc.
Michael T. Miller                35     Senior Vice President, Director of Risk
                                        Management, Credit Policy and Planning and
                                        Chief of Staff of AmeriCredit Financial
                                        Services, Inc.
Preston A. Miller                33     Vice President and Controller
James H. Greer                   69     Director
Gerald W. Haddock                49     Director
Douglas K. Higgins               47     Director
Kenneth H. Jones, Jr.            61     Director


  Clifton H. Morris, Jr. has been Chairman of the Board and Chief Executive Officer of the Company since May 18, 1988, and was also President of the Company from such date until April 1991 and from April 1992 to November 1996. Mr. Morris is also a director of Service Corporation International, a publicly held company which owns and operates funeral homes and related businesses.

  Michael R. Barrington has been Vice Chairman of the Board and President of the Company since November 1996. Prior to November 1996, Mr. Barrington served as President and Chief Operating Officer of AmeriCredit Financial Services, Inc. ("AFSI") from AFSI's formation in July 1992 to November 1996, and served as Executive Vice President, Chief Operating Officer of the Company from November 1994 to November 1996 and was Vice President of the Company from May 1991 until November 1994.

  Daniel E. Berce has been Vice Chairman of the Board since November 1996. Mr. Berce is also the Chief Financial Officer and Treasurer for the Company, having held such offices since May 1991.

  Edward H. Esstman has been President of AFSI since November 1996. Prior to November 1996, Mr. Esstman served as Executive Vice President, Director of Consumer Finance Operations of AFSI beginning in November 1994 and was Senior Vice President, Director of Consumer Finance of AFSI from AFSI's formation in July 1992 until November 1994. Mr. Esstman has also served as Senior Vice President and Chief Credit Officer for the Company since November 1994. From April 1984 until June 1992, Mr. Esstman acted in various management capacities at Mercury Finance Company, most recently as Vice President of Administration.

  Chris A. Choate has been Vice President, General Counsel and Secretary of the Company since November 1994 and General Counsel and Secretary of the Company from January 1993 until November 1994. From July 1991 until January 1993, Mr. Choate was Assistant General Counsel.

  Cheryl L. Miller has been Senior Vice President, Collections and Customer Service of AFSI since March 1996 and Vice President, Collections and Customer Service of AFSI from October 1994 until March 1996. From May 1994 until October 1994, Ms. Miller acted in other management capacities for AFSI. Prior to that, Ms. Miller was with Ford Motor Credit Company, most recently as customer service supervisor of the Dallas branch.

  Michael T. Miller has been Senior Vice President, Risk Management, Credit Policy and Planning and Chief of Staff of AFSI since November 1994 and Vice President, Risk Management, Credit Policy and Planning of AFSI from AFSI's formation in July 1992 until November 1994. From May 1991 until July 1992, Mr. Miller was Manager of Credit Analysis of the Company.

  Preston A. Miller has been Vice President and Controller of the Company since November 1994 and was Controller of the Company from September 1989 until November 1994.

  James H. Greer is the Chairman of the Board of Shelton W. Greer Co., Inc. which engineers, manufactures, fabricates and installs building specialty products, and has been such for more than five years. Mr. Greer is also a director of Service Corporation International and Tanknology Environmental, Inc., a publicly held company engaged in the environmental services industry.

  Gerald W. Haddock is President and Chief Executive Officer of Crescent Real Estate Equities Company ("Crescent"), a publicly held real estate investment trust, and has been in such position since December 1996. From May 1994 until December 1996, Mr. Haddock was President of Crescent. From June 1990 until December 1993, Mr. Haddock was a partner with the Fort Worth, Texas law firm of Jackson & Walker, L.L.P. and, from January 1994 until April 1994, was of counsel to such firm. Mr. Haddock is also a director of ENSCO International Incorporated, a publicly held oil and natural gas services company.

  Douglas K. Higgins is a private investor and owner of Higgins & Associates and has been in such position since July 1994. In 1983, Mr. Higgins founded H & M Food Systems Company, Inc., a manufacturer of meat-based products for the food service industry, and was employed by such company as President until his retirement in July 1994.

  Kenneth H. Jones, Jr. is Vice Chairman and a director of KBK Capital Corporation, a publicly held non-bank commercial finance company, and has been in such position since January 1995. Mr. Jones is also of counsel to the Decker, Jones, McMackin, McClane, Hall & Bates, P.C. law firm in Fort Worth, Texas, and has been with such firm and its predecessor or otherwise involved in the private practice of law in Fort Worth, Texas for more than five years. Mr. Jones is also a director of Hallmark Financial Services, Inc., a publicly held company engaged in the insurance business.

Employment Contracts, Termination of Employment and Change-in Control
Arrangements

  The Company has entered into employment agreements with four of its Named Executive Officers (as defined in the Summary Compensation Table under "Executive Compensation"). Messrs. Clifton H. Morris, Jr., Michael R. Barrington and Daniel E. Berce entered into employment agreements with the Company during fiscal 1991. Mr. Edward H. Esstman entered into an employment agreement with the Company in May 1993; Mr. Esstman's employment agreement was amended effective November 1996. These agreements contain terms that renew annually for successive five year periods (ten years in the case of Mr. Morris), and the compensation thereunder is determined annually by the Company's Board of Directors, subject to minimum annual compensation for Messrs. Morris, Barrington, Berce and Esstman of $265,200, $180,200, $180,200 and $211,200,
respectively. Included in each agreement is a covenant of the employee not to compete with the Company during the term of his employment and for a period of three years thereafter. The employment agreements also provide that if the employee is terminated by the Company other than for cause, the Company will pay to the employee the remainder of his current year's salary (undiscounted) plus the discounted present value (employing an interest rate of 8%) of two additional years' salary. In the event the employee resigns or is terminated other than for cause within twelve months after a "change in control" of the Company (as that term is defined in the employment agreements), the employee will be entitled to earned and vested bonuses at the date of termination plus the remainder of his current year's salary (undiscounted) plus the present value (employing an interest rate of 8%) of two additional years' salary (for which purpose "salary" includes the annual rate of compensation immediately prior to the "change in control" plus the average annual cash bonus for the immediately preceding three year period).

  In addition to the employment agreements described above, the terms of all stock options granted to the Named Executive Officers provide that such options will become immediately vested and exercisable upon the occurrence of a change in control as defined in the stock option agreements evidencing such grants.

  The provisions and terms contained in these employment and option agreements could have the effect of increasing the cost of a change in control of the Company and thereby delay or hinder such a change in control.

Compensation of Directors

  Members of the Board of Directors currently receive a $2,000 quarterly retainer fee and an additional $2,000 fee for attendance at each meeting of the Board. Members of Committees of the Board of Directors are paid $1,000 per quarter for participation in all committee meetings held during that quarter.

Executive Compensation

                          Summary Compensation Table

  The following sets forth information concerning the compensation of the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company (the "Named Executive Officers") for the fiscal years shown.


                                                                                 Long Term
                                                                                Compensation
                                                                                   Awards
                                                                             ------------------
                                                                                 Shares of
                                                                                Common Stock
                                                  Annual Compensation            Underlying          All Other
                                             ------------------------------     Stock Options      Compensation
  Name and Principal Position       Year        Salary ($)     Bonus ($)            (#)(1)            ($)(2)
--------------------------------  --------   --------------  --------------  ------------------  ----------------

Clifton H. Morris, Jr.              1996        $320,921       $181,764            300,000            $41,771
   Chairman and CEO                 1995         287,620        128,070            150,000             41,771
                                    1994         276,800         39,780            141,333             42,217

Michael R. Barrington               1996        $223,832       $123,506            200,000            $ 5,758
   Vice Chairman                    1995         201,204         73,281            162,500              5,737
   and President                    1994         191,800         27,030             96,107              2,088

Daniel E. Berce                     1996        $223,832       $123,506            200,000            $ 6,620
   Vice Chairman and CFO            1995         201,204         73,281            125,000              6,615
                                    1994         191,800         27,030             96,107              4,765

Edward H. Esstman                   1996        $186,758       $ 91,385            150,000            $10,305
   President - AFSI                 1995         162,666         65,067            100,000             10,305
                                    1994         158,846         16,000             85,333             10,301

Chris A. Choate                     1996        $106,432       $ 42,571             20,000            $ 4,371
   Vice President, General          1995          96,000         31,200             15,000              3,127
   Counsel and Secretary            1994          90,000          9,000             37,500              2,076


____________________
(1) For Messrs. Morris, Barrington, Berce and Esstman, the 1996 awards include options granted to such individuals under the 1996 Limited Stock Option Plan for AmeriCredit Corp. (the "1996 Plan") adopted at the 1996 Annual Meeting of Shareholders.
(2) The amounts disclosed in this column for fiscal 1996 include payment by the Company of premiums for term life insurance on behalf of Messrs. Barrington, Berce, Esstman and Choate of $1,258, $2,120, $5,805 and $378, respectively, and premiums of $37,271 under a whole life insurance policy on Mr. Morris. The amounts in this column for fiscal 1996 also include contributions by the Company, made in the form of the Company's Common Stock, to 401(k) retirement plans for each executive officer, as follows:
     Messrs. Morris, Barrington, Berce and Esstman, $4,500; and Mr. Choate, $3,993 (based on the closing price of the Company's common stock on February 29, 1996, the date of the contribution).

                     Option/SAR Grants in Last Fiscal Year

  The following table shows all individual grants of stock options to the Named Executive Officers of the Company during the fiscal year ended June 30, 1996.


                                                             Individual Grants
                                   -------------------------------------------------------------------
                                      Shares of              % of Total
                                     Common Stock           Options/SARs
                                      Underlying             Granted to       Exercise                       Grant Date
                                   Options Granted          Employees in       Price       Expiration          Present
                                         (#)                 Fiscal Year       ($/Sh)         Date          Value ($) (1)
                                   ---------------          ------------     ----------   ------------      -------------
Clifton H. Morris, Jr.               300,000 (2)               19.8%           $16.00       4/23/2006         $2,043,000
   Chairman and CEO

Michael R. Barrington                200,000 (2)               13.2%           $16.00       4/23/2006         $1,362,000
   Vice Chairman and
   President

Daniel E. Berce                      200,000 (2)               13.2%           $16.00       4/23/2006         $1,362,000
   Vice Chairman and
   CFO

Edward H. Esstman                    150,000 (2)                9.9%           $16.00       4/23/2006         $1,021,500
   President - AFSI

Chris A. Choate                       20,000 (3)                1.3%           $14.50       4/23/2006         $  147,600
   Vice President, General
   Counsel and Secretary

--------------------

(1) As suggested by the Commission's rules on executive compensation disclosure, the Company used the Scholes model of option valuation to determine grant date pre-tax present value. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. Calculations are based on a ten year option term for all grants and upon the following assumptions: annual dividend growth of 0 percent, volatility of approximately 20 percent and a risk-free rate of return based on the published Treasury yield curve effective on the grant date. There can be no assurance that the amounts reflected in this column will be achieved.
(2) These options were granted to Messrs. Morris, Barrington, Berce and Esstman under the terms of the 1996 Plan. The options, which expire ten years after the date of grant, become exercisable on the earlier of (i) April 23, 2003,
     (ii) the next business day (the "Acceleration Date") after the conclusion of a period of 20 consecutive trading days during which the average of the closing prices of the Company's Common Stock for such 20 day period is equal to or greater than $25 per share, provided that the Acceleration Date must occur, if at all, on or before April 24, 1999, or (iii) the occurrence of a change in control of the Company. As of the date of this Prospectus, these options had not qualified for accelerated vesting based on the average of the closing prices of the Company's Common Stock over a period of 20 consecutive trading days.
(3) The options granted to Mr. Choate, which expire ten years after the grant date, become exercisable 20% on October 24, 1996 and in 20% increments thereafter on the anniversary date of the grant.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                         and FY-End Option/SAR Values

  Shown below is information with respect to the Named Executive Officers regarding option exercises during the fiscal year ended June 30, 1996, and the value of unexercised options held as of June 30, 1996.





                                                                          Shares of Common       Value of
                                                                          Stock Underlying      Unexercised
                                                                            Unexercised        In-the-Money
                                                                            Options at          Options at
                                                                          FY-End (#) (2)       FY-End ($) (2)
                                                                         -------------------------------------
                                 Acquired Shares       Value Realized      Exercisable/        Exercisable/
                                 on Exercise (#)          ($) (1)          Unexercisable       Unexercisable
                                 ---------------       --------------    -----------------   -----------------
Clifton H. Morris, Jr.                 -0-                  N/A           833,999/400,000   $8,832,702/$1,276,000
  Chairman and CEO
Michael R. Barrington                 65,000              $606,875        448,607/200,000      $3,839,745/$0
  Vice Chairman and President
Daniel E. Berce                       50,000              $450,725        498,607/200,000      $4,477,745/$0
  Vice Chairman and CFO
Edward H. Esstman                      -0-                  N/A           284,333/200,000   $2,759,003/$601,700
  President - AFSI
Chris A. Choate                        -0-                  N/A            44,500/43,000     $399,860/$252,890
  Vice President, General
  Counsel and Secretary

____________________

(1) The "value realized" represents the difference between the exercise price of the option shares and the market price of the option shares on the date the options were exercised. The value realized was determined without considering any taxes which may have been owed.
(2) Values stated are pre-tax, net of cost and are based upon the closing price of $15.63 per share of the Company's Common Stock on the NYSE on June 28, 1996, the last trading day of the fiscal year. For Messrs. Morris, Barrington, Berce and Esstman, the number of unexercisable options at June 30, 1996 includes options granted to such individuals under the 1996 Plan.

Compensation Committee Interlocks and Insider Participation

  No member of the Compensation Committee has any interlocking relationship with any other corporation that requires specific disclosure under this heading.

                            PRINCIPAL SHAREHOLDERS

  The following table and the notes thereto set forth certain information regarding the beneficial ownership of the Company's Common Stock as of September 18, 1996, by (i) each current director of the Company; (ii) each Named Executive Officer; (iii) all present executive officers and directors of the Company as a group; and (iv) each other person known to the Company to own beneficially more than five percent of the presently outstanding Common Stock.


                                                                 Common Stock     Percent of Class
                                                                    Owned              Owned
                                                               Beneficially(1)     Beneficially(1)
                                                               ----------------  -------------------
Montgomery Asset Management, L.P...........................       1,487,300(2)          5.25%
Regan Partners, L.P........................................       1,942,910(3)          6.86%
Clifton H. Morris, Jr......................................       1,121,326(4)          3.84%
Michael R. Barrington......................................         417,388(5)          1.45%
Daniel E. Berce............................................         491,086(6)          1.70%
Edward H. Esstman..........................................         337,482(7)          1.18%
James H. Greer.............................................         195,000(8)              *
Gerald W. Haddock..........................................          40,000(9)              *
Douglas K. Higgins.........................................          70,000(10)             *
Kenneth H. Jones, Jr.......................................         311,000(11)         1.09%
Chris A. Choate............................................          58,197(12)             *
All Present Executive Officers and Directors as a Group
  (12 Persons)(3)(4)(5)(6)(7)(8)(9)(10)(11)(12)............       3,137,331            10.19%

--------------------------

*Less than 1%
(1) Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by them. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The percentages are based upon 28,340,491 shares outstanding as of September 18, 1996, except for certain parties who hold options that are presently exercisable or exercisable within 60 days of September 18, 1996. The percentages for those parties who hold options that are presently exercisable or exercisable within 60 days of September 18, 1996 are based upon the sum of 28,340,491 shares outstanding plus the number of shares subject to options that are presently exercisable or exercisable within 60 days of September 18, 1996 held by them, as indicated in the following notes.
(2) As of August 30, 1996, the Company has been informed that Montgomery Asset Management, L.P. ("Montgomery") holds an aggregate of 1,487,300 shares in various investment funds for which Montgomery serves as investment advisor and over which Montgomery has sole or shared voting and investment power. The address of Montgomery is 101 California Street, San Francisco, California 94111.
(3) As of August 30, 1996, the Company has been informed that Regan Partners, L.P. ("Regan Partners"), Athena Partners, L.P. ("Athena"), Basil P. Regan, Lenore Robins, Lee R. Robins and certain trusts and other investment funds controlled by such group of persons hold an aggregate of 1,942,910 shares. The address of Regan Partners and Basil P. Regan is 6 East 43rd Street, New York, New York 10017; the address of Athena, Lenore Robins and Lee R. Robins is 32 East 57th Street, New York, New York 10022.
(4) This amount includes 883,999 shares subject to stock options that are currently exercisable or exercisable within 60 days of September 18, 1996. This amount also includes 114,490 shares of Common Stock in the name of Sheridan C. Morris, Mr. Morris' wife.
(5) This amount includes 411,940 shares subject to stock options that are currently exercisable or exercisable within 60 days of September 18, 1996.
(6) This amount includes 473,607 shares subject to stock options that are currently exercisable or exercisable within 60 days of September 18, 1996.
(7) This amount includes 314,333 shares subject to stock options that are currently exercisable or exercisable within 60 days of September 18, 1996.
(8) This amount consists of 195,000 shares subject to stock options that are currently exercisable or exercisable within 60 days of September 18, 1996. This amount does not include 19,606 shares of Common Stock held by Mr. Greer's wife as separate property, as to which Mr. Greer disclaims any beneficial interest.

(9) This amount includes 40,000 shares subject to stock options that are currently exercisable or exercisable within 60 days of September 18, 1996.
(10) This amount includes 10,000 shares subject to stock options that are currently exercisable or exercisable within 60 days of September 18, 1996. This amount does not include 12,000 shares held in trust for the benefit of certain family members of Mr. Higgins, as to which Mr. Higgins disclaims any beneficial interest.
(11) This amount includes 211,000 shares subject to stock options that are currently exercisable or exercisable within 60 days of September 18, 1996.
(12) This amount includes 52,500 shares subject to stock options that are currently exercisable or exercisable within 60 days of September 18, 1996.

                             DESCRIPTION OF NOTES

     Except as otherwise indicated below, the following summary applies to both the Old Notes and the New Notes. As used herein, the term "Notes" shall mean the Old Notes and the New Notes, unless otherwise indicated.

     The form and terms of the New Notes are substantially identical to the form and terms of the Old Notes, except that (i) the exchange of the New Notes pursuant to the Exchange Offer will be registered under the Securities Act, (ii) the New Notes will not provide for payment of penalty interest as Liquidated Damages, which terminate upon consummation of the Exchange Offer, and (iii) the New Notes will not bear any legends restricting transfer thereof. The New Notes will be issued solely in exchange for an equal principal amount of Old Notes.
As of the date hereof, $125.0 million aggregate principal amount of Old Notes is outstanding. See "The Exchange Offer."

General

     The Old Notes are, and the New Notes will be issued, pursuant to an Indenture (the "Indenture") between the Company and Bank One, Columbus, NA, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this summary, the term "Company" refers only to AmeriCredit Corp. and not to any of its Subsidiaries.

     The Old Notes are, and the New Notes will be, general unsecured obligations of the Company and will rank pari passu in right of payment with all current and future unsecured senior Indebtedness of the Company. However, the Old Notes are, and the New Notes will be, effectively subordinated to secured Indebtedness of the Company and its Subsidiaries, Indebtedness of Securitization Trusts and certain obligations under Credit Enhancement Agreements. The Company and certain of its Subsidiaries are parties to the Credit Agreement and the New Credit Agreement and all borrowings under the Credit Agreement and the New Credit Agreement are secured by a first priority Lien on certain assets of the Company and certain of its Subsidiaries. As of December 31, 1996, approximately $114.9 million was outstanding under the Credit Agreement. As of February 26, 1997, approximately $8.5 million was outstanding under the New Credit Agreement. The Indenture permits additional borrowings by the Company and its Subsidiaries under the Credit Agreement and the New Credit Agreement and other Credit Facilities in the future, subject to certain restrictions, and unlimited additional borrowings under Warehouse Facilities for the purpose of financing or refinancing the purchase or origination of Receivables. In addition, the Special Purpose Finance Subsidiaries also have outstanding Indebtedness secured by certain automobile receivables. As of December 31, 1996, the Indebtedness of the Special Purpose Finance Subsidiaries amounted to approximately $40.5 million. See "Description of Other Debt--Asset-Backed Securities." The Company's and its Subsidiaries' interests in Securitization Trusts are also subordinated to the asset backed securities issued thereby. The spread accounts (and the restricted cash therein) maintained by a Restricted Subsidiary of the Company as well as the capital stock of such Restricted Subsidiary (which also owns the excess servicing receivable recorded on the Company's consolidated balance sheet) are also subject to Liens in favor of Financial Security Assurance Inc. pursuant to Credit Enhancement Agreements. As of December 31, 1996, the Company and its Subsidiaries had approximately $46.3 million of restricted cash in such spread accounts. See "Risk Factors--Holding Company Structure; Effective Subordination."

     The operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. All of the Company's current and future Restricted Subsidiaries, other than AFS Funding Corp. and the Special Purpose Finance Subsidiaries, have guaranteed the Company's payment obligations under the Notes on a senior unsecured basis. AFS Funding Corp. and the Special Purpose Finance Subsidiaries hold substantial assets. See "Risk Factors--Holding Company Structure; Effective Subordination."

     As of the date of the Indenture, all of the Company's Subsidiaries were Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

Principal, Maturity and Interest

     The Notes are limited in aggregate principal amount to $125.0 million and will mature on February 1, 2004. Interest on the Notes accrues at the rate of 9 1/4% per annum and will be payable semi-annually in arrears on February 1 and August 1, commencing on August 1, 1997, to Holders of record on the immediately preceding January 15 and July 15. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, interest and Liquidated Damages on the Notes is payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of holders of Notes; provided that all payments of principal, premium, interest and Liquidated Damages with respect to Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

Subsidiary Guarantees

     The Company's payment obligations under the Notes are jointly and severally guaranteed on a senior unsecured basis (the "Subsidiary Guarantees") by the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee is limited so as not to constitute a fraudulent conveyance under applicable law. See, however, "Risk Factors--Fraudulent Conveyance Statutes."

     The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes and the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; (iii) such Guarantor, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction), equal to or greater than the Consolidated Net Worth of such Guarantor immediately preceding the transaction; and (iv) the Company would be permitted by virtue of the Company's pro forma Consolidated Leverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

     The Indenture provides that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of its obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "--Repurchase at the Option of Holders--Asset Sales."

Optional Redemption

     The Notes are not be redeemable at the Company's option prior to February 1, 2001. Thereafter, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on February 1 of the years indicated below:


          Year                                     Percentage
          ----                                     ----------
          2001...................................     104.625%
          2002...................................     102.313
          2003 and thereafter....................     100.000%

     Notwithstanding the foregoing, during the first 36 months after the date of the Indenture, the Company may on any one or more occasions redeem up to an aggregate of $25.0 million in principal amount of Notes at a redemption price of 109.250% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds of a public offering of common stock of the Company; provided that at least $75.0 million in aggregate principal amount of Notes remain outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 45 days of the date of the closing of such public offering.

Selection and Notice

     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

     Except as set forth below under "Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

     Change of Control

     Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

     The Company's other senior Indebtedness contains prohibitions of certain events that would constitute a Change of Control. In addition, the exercise by the holders of Notes of their right to require the Company to repurchase the Notes could cause a default under such other senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company's ability to pay cash to the holders of Notes upon a repurchase may be limited by the Company's then existing financial resources. See "Risk Factors--Potential Inability to Fund a Change of Control Offer."

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than in the ordinary course of business; (ii) the adoption of a plan relating to the liquidation or dissolution of the Company;
(iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares); (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or (v) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); provided, however, that this clause (v) shall not apply to any such consolidation or merger if, immediately after the consummation of such transaction and after giving effect thereto, the ratings assigned to the Notes by Moody's Investors Service, Inc. and Standard & Poor's Ratings Group are equal to or higher than Baa3 (or the equivalent) and BBB- (or the equivalent), respectively.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     Asset Sales

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors of the Company set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 85% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

     Within 180 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds (a) to permanently reduce Specified Senior Indebtedness of the Company and its Restricted Subsidiaries; provided, however, that such Net Proceeds shall be applied to all Specified Senior Indebtedness of the Company and its Restricted Subsidiaries on a pro rata basis, or (b) to an Investment, the making of a capital expenditure or the acquisition of Receivables or other tangible assets, in each case, in or with respect to a Permitted Business. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Indebtedness under Credit Facilities and/or Warehouse Facilities or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company is required to make an offer to all holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

Certain Covenants

     Restricted Payments

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity

Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Wholly-Owned Restricted Subsidiary of the Company); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted
Payment:

              (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

              (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

              (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clause (ii) of the next succeeding paragraph), is less than the sum of (i) 25% of the aggregate cumulative Consolidated Net Income of the Company for the period (taken as one accounting period) from and after the last day of the first fiscal quarter immediately following the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of
         (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment.

         The foregoing provisions do not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)
(ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis; and (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the Indenture; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $250,000 in any twelve-month period and no Default or Event of Default shall have occurred and be continuing immediately after such transaction.

         The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default; provided that in no event shall the business currently operated by AmeriCredit Financial Services, Inc. be transferred to or held by an Unrestricted Subsidiary. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of (y) the net book value of such Investments at the time of such designation or (z) the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors of the Company whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10.0 million. Not later than 15 days after the end of any fiscal quarter during which any Restricted Payment is made, the Company shall deliver to the Trustee an Officers' Certificate stating that all Restricted Payments made during such fiscal quarter were permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

     Incurrence of Indebtedness and Issuance of Preferred Stock

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and the Guarantors may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock or preferred stock if the Consolidated Leverage Ratio of the Company, calculated on a pro forma basis after giving effect to the incurrence or issuance of the additional Indebtedness to be incurred or the Disqualified Stock or preferred stock to be issued, would have been less than 2.0 to 1.

     The provisions of the first paragraph of this covenant do not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

     (i) the existence of Credit Facilities and the Guarantees thereof by the Guarantors and the incurrence by the Company and/or any of the Guarantors of revolving credit Indebtedness pursuant to one or more Credit Facilities the proceeds of which are applied to purchase or originate Receivables; provided that the aggregate principal amount of all revolving credit Indebtedness outstanding under all Credit Facilities after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance, defease, renew or replace any Indebtedness incurred pursuant to this clause (i) and with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder, does not at any time exceed the amount of the Borrowing Base (any such outstanding Indebtedness that exceeds the amount of the Borrowing Base as of the close of any Business Day shall cease to be Permitted Debt pursuant to this clause (i) as of the close of business on the third Business Day thereafter and shall be deemed to be an incurrence of such Indebtedness that is not permitted by this clause (i) by the Company or such Guarantor, as applicable, as of such third Business Day);

     (ii) the existence of Warehouse Facilities, regardless of amount, and the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Warehouse Debt in an aggregate principal amount at any time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed 100% of the aggregate principal amount (exclusive of Acquisition Fees included therein) of all Eligible Receivables owned by the Company and its Restricted Subsidiaries (or such Warehouse Facilities in the case of Permitted Warehouse Debt in the form of repurchase agreements) at such time;

     (iii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

     (iv) the incurrence by the Company of Indebtedness represented by the Notes and the incurrence by the Guarantors of the Subsidiary Guarantees;

     (v) obligations of the Company and its Restricted Subsidiaries under Credit Enhancement Agreements;

     (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, defease, renew or replace any Indebtedness (other than Permitted Warehouse Debt or intercompany Indebtedness) that was permitted by the Indenture to be incurred;

     (vii) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of the Guarantors; provided, however, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Guarantor and
(B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Guarantor shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vii);

     (viii) the issuance by a Restricted Subsidiary of preferred stock to the Company or to any of the Guarantors; provided, however, that any subsequent event or issuance or transfer of any Capital Stock that results in the owner of such preferred stock ceasing to be a Guarantor of the Company or any subsequent transfer of such preferred stock to a Person other than the Company or any of the Guarantors, shall be deemed to be an issuance of preferred stock by such Restricted Subsidiary that was not permitted by this clause (viii);

     (ix) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred (y) for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding or (z) for the purpose of hedging, fixing or capping interest rate risk in connection with any completed or pending Securitization;

     (x) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

     (xi) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (xi); and

     (xii) the incurrence by the Company of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (xii), not to exceed $5.0 million.

     The Indenture also provides that the Company will not, and will not permit any Restricted Subsidiary of the Company to, incur any Indebtedness that is contractually subordinated to any Indebtedness of the Company or any such Restricted Subsidiary unless such Indebtedness is also contractually subordinated to the Notes, or the Subsidiary Guarantee of such Restricted Subsidiary (as applicable), on substantially identical terms; provided, however, that no Indebtedness shall be deemed to be contractually subordinated to any other Indebtedness solely by virtue of being unsecured.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof.

     Liens

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

     Dividend and Other Payment Restrictions Affecting Subsidiaries

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) the Indenture and the Notes, (b) applicable law, (c) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (d) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (e) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause
(iii) above on the property so acquired, (f) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, (g) the requirements of any Securitization that are exclusively applicable to any bankruptcy remote special purpose Restricted Subsidiary of the Company formed in connection therewith, (h) the requirements of any Credit Enhancement Agreement, or (i) in the case of clause (iii) above, restrictions contained in security agreements securing Indebtedness of Guarantors relating to the properties or assets of Guarantors subject to the Liens created thereby, provided that such Liens were otherwise permitted to be incurred under the Indenture.

     Merger, Consolidation, or Sale of Assets

     The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately before and after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly-Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the end of the applicable fiscal quarter, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

  Transactions with Affiliates

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless
(i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee
(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors of the Company set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (x) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, (y) transactions between or among the Company and/or its Restricted Subsidiaries and (z) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments," in each case, shall not be deemed Affiliate Transactions.

  Limitation on Issuances and Sales of Capital Stock of Wholly-Owned Restricted Subsidiaries

     The Indenture provides that the Company (i) will not, and will not permit any Wholly-Owned Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly-Owned Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly-Owned Restricted Subsidiary of the Company that is a Guarantor), unless
(a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly-Owned Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "-- Asset Sales," and (ii) will not permit any Wholly-Owned Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly-Owned Restricted Subsidiary of the Company.

  Additional Subsidiary Guarantees

     The Indenture provides that if the Company or any of its Subsidiaries shall acquire or create another Subsidiary after the date of the Indenture, then such newly acquired or created Subsidiary shall execute a Subsidiary Guarantee and deliver an opinion of counsel, in accordance with the terms of the Indenture; provided, that the foregoing shall not apply to Subsidiaries that (i) have properly been designated as Unrestricted Subsidiaries in accordance with the Indenture for so long as they continue to constitute Unrestricted Subsidiaries or (ii) qualify as Securitization Trusts for so long as they continue to constitute Securitization Trusts.

  Business Activities

     The Indenture provides that the Company will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

  Payments for Consent

     The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  Reports

     The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the Company will furnish to the holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separately from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.
In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

  Limitation on Investment Company Status

     The Indenture provides that the Company and its Subsidiaries shall not take any action, or otherwise permit to exist any circumstance, that would require the Company to register as an "investment company" under the Investment Company Act of 1940, as amended.

Events of Default and Remedies

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes; (iii) failure by the Company or any of its Subsidiaries to comply with its obligations in the covenants or other agreements described above under the captions "--Repurchase at the Option of Holders," "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," or "--Dividend and Other Payment Restrictions Affecting Subsidiaries;" (iv) failure by the Company or any of its Subsidiaries for 30 days after notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with any of the other covenants or agreements in the Indenture; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $2.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in an judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting in behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and
(viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to February 1, 2001 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to February 1, 2001, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

     No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. Dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

     Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

     Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to AmeriCredit Corp., 200 Bailey Drive, Fort Worth, Texas 76107, Attention: Chief Financial Officer.

Book-Entry, Delivery and Form

     The New Notes will initially be issued in the form of one Global Note (the "Global Note"). The Global Note will be deposited on the date of consummation of the Exchange Offer (the "Closing Date") with, or on behalf of, The Depository Trust Company (the "Depository") and registered in the name of Cede & Co., as nominee of the Depository (such nominee being referred to herein as the ("Global Note Holder").

     Notes that were issued as described below under "Certificated Securities," will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer to a qualified institutional buyer of Certificated Securities initially issued to a Non-Global Purchaser, such Certificated Securities may, unless the Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred.

     The Depository is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depository's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depository's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depository's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depository only thorough the Depository's Participants or the Depository's Indirect Participants.

     The Company expects that pursuant to procedures established by the Depository (i) upon deposit of the Global Note, the Depository will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Note and (ii) ownership of the Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interests of the Depository's Participants), the Depository's Participants and the Depository's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent.

     So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Note will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depository or for maintaining, supervising or reviewing any records of the Depository relating to the Notes.

     Payments in respect of the principal of, premium, if any, interest and Liquidated Damages, if any, on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the Persons in whose names Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depository to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depository. Payments by the Depository's Participants and the Depository's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depository's Participants or the Depository's Indirect Participants.

  Certificated Securities

     Subject to certain conditions, any Person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Notes in such form will be issued to each Person that the Global Note Holder and the Depository identify as being the beneficial owner of the related Notes.

     Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depository in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depository for all purposes.

  Same Day Settlement and Payment

     The Indenture requires that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available (same day) funds to the accounts specified by the Global Note Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available (same day) funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address.

Certain Definitions

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Acquisition Fees" means, with respect to any Eligible Receivables as of any date, the discount or cash payments received by the Company from dealers and other Persons with respect to the Eligible Receivables purchased from such dealer or other Person and owned by the Company or its Restricted Subsidiaries as of such date.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of Receivables in connection with Securitizations, Warehouse Facilities or Credit Facilities in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Change of Control" and/or the provisions described above under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $500,000 or (b) for net proceeds in excess of $500,000. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Wholly-Owned Restricted Subsidiary or by a Wholly-Owned Restricted Subsidiary to the Company or to another Wholly-Owned Restricted Subsidiary, (ii) an issuance of Equity Interests by a Wholly-Owned Restricted Subsidiary to the Company or to another Wholly-Owned Restricted Subsidiary, and (iii) a Restricted Payment that is permitted by the covenant described above under the caption "-- Restricted Payments" will not be deemed to be Asset Sales.

     "Board of Directors" means the Board of Directors or other governing body charged with the ultimate management of any Person, or any duly authorized committee thereof.

     "Borrowing Base" means, as of any date, an amount equal to the sum of (i) 80% of the aggregate amount of Receivables (other than loans secured by residential mortgages) owned by the Company and its Wholly-Owned Restricted Subsidiaries as of such date that are not in default, excluding (A) any Receivables that were acquired or originated with Permitted Warehouse Debt, (B) any Receivables that are held by a Securitization Trust, and (C) any Receivables that are subject to Liens other than Liens securing Obligations under Credit Facilities; (ii) 60% of the book value (determined on a consolidated basis in accordance with GAAP) of interests in portfolios of securitized Receivables that are owned by the Company and its Wholly-Owned Restricted Subsidiaries as of such date and that are not subject to any Liens other than Liens to secure Obligations under Credit Facilities; and (iii) 98% of the aggregate amount of Receivables that consist of loans secured by residential mortgages owned by the Company and its Wholly-Owned Restricted Subsidiaries as of such date that are not in default, excluding (A) any such loans that were acquired or originated with Permitted Warehouse Debt, (B) any such loans that are held by a Securitization Trust, and (C) any such loans that are subject to Liens other than Liens securing Obligations under Credit Facilities.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition.

     "Consolidated Indebtedness" means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus (ii) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus (iii) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Leverage Ratio" means, with respect to any Person, as of any date of determination, the ratio of (i) the Consolidated Indebtedness of such Person as of such date, excluding, however, all (A) borrowings under Credit Facilities that constitute Permitted Debt, (B) Permitted Warehouse Debt and (C) Hedging Obligations that constitute Permitted Debt to (ii) the Consolidated Net Worth of such Person as of such date.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries (for such period, on a consolidated basis, determined in accordance with GAAP) provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly-Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and (iv) the cumulative effect of a change in accounting principles shall be excluded.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and


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

in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

     "Credit Agreement" means the Second Restated Revolving Credit Agreement, dated as of October 7, 1996, by and among the Company, certain of its Restricted Subsidiaries and the several banks named therein, providing for up to $240 million of revolving credit borrowings, including all related notes, Guarantees, security agreements, collateral documents, and other instruments and agreements executed in connection therewith.

     "Credit Enhancement Agreements" means, collectively, any documents, instruments or agreements entered into by the Company, any of its Restricted Subsidiaries or any of the Securitization Trusts exclusively for the purpose of providing credit support for the Securitization Trusts or any of their respective Indebtedness or asset-backed securities.

     "Credit Facilities" means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities (including, without limitation, the Credit Agreement) with banks or other institutional lenders providing for revolving credit loans; provided that in no event will any such facility that constitutes a Warehouse Facility be deemed to qualify as a Credit Facility.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.

     "Eligible Receivables" means, at any time, all Receivables owned by the Company or any of its Restricted Subsidiaries that meet the sale or loan eligibility criteria set forth in the Warehouse Facility pursuant to which the applicable Receivables were financed; excluding, however, any Receivables that are pledged to secure, or were acquired or originated with, borrowings under a Credit Facility and excluding any such Receivables held by a Securitization Trust.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means up to $39.5 million in aggregate principal amount of Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time and consistently applied.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Guarantors" means each of (i) AmeriCredit Financial Services, Inc., a Delaware corporation, AmeriCredit Operating Co., Inc., a Delaware corporation, ACF Investment Corp., a Delaware corporation, Americredit Corporation of California, f/k/a Rancho Vista Mortgage Corporation, a California corporation and AmeriCredit Premium Finance, Inc., a Delaware corporation, and (ii) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.


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

  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Restricted Payments."

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

  "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Notes being offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and
(iii) as to

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

which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Permitted Business" means the business of purchasing, originating, brokering and marketing, pooling and selling, securitizing and servicing Receivables, and entering into agreements and engaging in transactions incidental to the foregoing.

  "Permitted Investments" means (a) any Investment in the Company or in a Wholly-Owned Restricted Subsidiary of the Company that is a Guarantor; (b) any Investment in Cash Equivalents; (c) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Wholly-Owned Restricted Subsidiary of the Company and a Guarantor that is engaged in a Permitted Business or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly-Owned Restricted Subsidiary of the Company that is a Guarantor and that is engaged in a Permitted Business; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders--Asset Sales"; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (f) Investments by the Company or any of its Subsidiaries in Securitization Trusts in the ordinary course of business in connection with or arising out of Securitizations; (g) purchases of all remaining outstanding asset-backed securities of any Securitization Trust for the purpose of relieving the Company or a Subsidiary of the Company of the administrative expense of servicing such Securitization Trust, but only if 90% or more of the aggregate principal amount of the original asset-backed securities of such Securitization Trust have previously been retired; and (h) other Investments by the Company or any of its Subsidiaries in any Person (other than an Affiliate of the Company that is not also a Subsidiary of the Company) that do not exceed $5.0 million in the aggregate at any one time outstanding (measured as of the date made and without giving effect to subsequent changes in value).

  "Permitted Liens" means (i) Liens existing on the date of the Indenture; (ii) Liens on Eligible Receivables and the proceeds thereof to secure Permitted Warehouse Debt or permitted Guarantees thereof; (iii) Liens to secure revolving credit borrowings under Credit Facilities, provided that such borrowings were permitted by the Indenture to be incurred; (iv) Liens on Receivables and the proceeds thereof incurred in connection with Securitizations or permitted Guarantees thereof; (v) Liens on spread accounts and excess servicing receivable, Liens on the stock of Restricted Subsidiaries of the Company substantially all of the assets of which are spread accounts and excess servicing receivable and Liens on interests in Securitization Trusts, in each case incurred in connection with Credit Enhancement Agreements; (vi) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (vii) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (viii) Liens securing Indebtedness incurred to finance the construction or purchase of property of the Company or any of its Wholly-Owned Restricted Subsidiaries (but excluding Capital Stock of another Person); provided, however, that any such Lien may not extend to any other property owned by the Company or any of its Restricted Subsidiaries at the time the Lien is incurred, and the Indebtedness secured by the Lien may not be incurred more than 180 days after the latter of the acquisition or completion of construction of the property subject to the Lien; provided, further, that the Amount of Indebtedness secured by such Liens do not exceed the fair market value (as evidenced by a resolution of the Board of Directors of the Company set forth in an Officers' Certificate delivered to the Trustee) of the property purchased or constructed with the proceeds of such Indebtedness; (ix) Liens to secure any Permitted Refinancing Indebtedness incurred to refinance any Indebtedness secured by any Lien referred to in the foregoing clauses (i) through (viii), provided, however, that such new Lien shall be limited to all or part of the same property that secured the original Lien and the Indebtedness secured by such Lien at such time is not increased to any amount greater than the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (i) through (viii), as the case may be, at the time the original Lien became a permitted Lien; (x) Liens in favor of the Company; (xi) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to

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

obligations that do not exceed $1.0 million in the aggregate at any one time outstanding; (xii) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including, without limitation, landlord Liens on leased properties); (xiii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;
(xiv) Liens on assets of Guarantors to secure Senior Guarantor Debt of such Guarantors that was permitted by the Indenture to be incurred; and (xv) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries.

  "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than Permitted Warehouse Debt or intercompany Indebtedness); provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Permitted Warehouse Debt" means Indebtedness of the Company or a Restricted Subsidiary of the Company outstanding under one or more Warehouse Facilities; provided, however, that (i) the assets purchased with proceeds of such warehouse debt are or, prior to any funding under the Warehouse Facility with respect to such assets, were eligible to be recorded as held for sale on the consolidated balance sheet of the Company in accordance with GAAP, (ii) such warehouse debt will be deemed Permitted Warehouse Debt (a) in the case of a Purchase Facility, only to the extent the holder of such warehouse debt has no contractual recourse to the Company and/or its Restricted Subsidiaries to satisfy claims in respect of such warehouse debt in excess of the realizable value of the Receivables financed thereby, and (b) in the case of any other Warehouse Facility, only to the lesser of (A) the amount advanced by the lender with respect to the Receivables financed under such Warehouse Facility, and (B) the principal amount of such Receivables and (iii) any such Indebtedness has not been outstanding in excess of 364 days.

  "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust, joint venture, or a governmental agency or political subdivision thereof.

  "Purchase Facility" means any Warehouse facility in the form of a purchase and sale facility pursuant to which the Company or any of its Subsidiaries sells Receivables to a financial institution and retains the right of first refusal upon the subsequent resale of such Receivables by such financial institution.

  "Receivables" means (i) consumer installment sale contracts and loans evidenced by promissory notes secured by new and used automobiles and light trucks, (ii) other consumer installment sale contracts or lease contracts and
(iii) loans secured by residential mortgages, in the case of each of the clauses
(i), (ii) and (iii), that are purchased or originated in the ordinary course of business by the Company or any Restricted Subsidiary of the Company; provided, however, that for purposes of determining the amount of a Receivable at any time, such amount shall be determined in accordance with GAAP, consistently applied, as of the most recent practicable date.

  "Restricted Investment" means an Investment other than a Permitted Investment.

  "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

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

  "Securitization" means a public or private transfer of Receivables in the ordinary course of business and by which the Company or any of its Restricted Subsidiaries directly or indirectly securitizes a pool of specified Receivables including any such transaction involving the sale of specified Receivables to a Securitization Trust.

  "Securitization Trust" means any Person (whether or not a Subsidiary of the Company) established exclusively for the purpose of issuing securities in connection with any Securitization, the obligations of which are without recourse to the Company or any of the Guarantors (including, without limitation, any special purpose Subsidiary of the Company formed exclusively for the purpose of satisfying the requirements of Credit Enhancement Agreements and regardless of whether such Subsidiary is an issuer of securities), provided that such Person is not an obligor with respect to any Indebtedness of the Company or any Guarantor other than under Credit Enhancement Agreements. As of the date of the Indenture, AFS Funding Corp. shall be deemed to satisfy the requirements of the foregoing definition.

  "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

  "Special Purpose Finance Subsidiaries" means AmeriCredit Receivables Finance Corp. and AmeriCredit Receivables Finance Corp. 1995-A.

  "Specified Senior Indebtedness" means (i) the Indebtedness of any Person, whether outstanding on the date of the Indenture or thereafter incurred and (ii) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person to the extent post filing interest is allowed in such proceeding) in respect of (A) Indebtedness of such Person for money borrowed and (B) Indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable unless, in the case of either clause (i) or
(ii), in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes; provided, however, that Specified Senior Indebtedness shall not include (1) any obligation of such Person to any Subsidiary of such Person, (2) any liability for Federal, state, local or other taxes owed or owing by such Person, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (4) any obligations in respect of Capital Stock of such Person or (5) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

  "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

  "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the end of the applicable fiscal quarter, and (ii) no Default or Event of Default would be in existence following such designation.

  "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

  "Warehouse Facility" means any funding arrangement with a financial institution or other lender or purchaser to the extent (and only to the extent) funding thereunder is used exclusively to finance or refinance the purchase or origination of Receivables by the Company or a Restricted Subsidiary of the Company for the purpose of (i) pooling such Receivables prior to Securitization or (ii) sale, in each case in the ordinary course of business, including Purchase Facilities.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

  "Wholly-Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

General

  In the opinion of Jenkens & Gilchrist, a Professional Corporation, the following are the material U.S. federal income tax consequences of exchanging Old Notes for New Notes pursuant to the Exchange Offer. The following opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder, Internal Revenue Service ("IRS") rulings and pronouncements, reports of congressional committees, judicial decisions and current administrative rulings and practice, all as in effect on the date hereof, all of which are subject to change at any time, and any such change may be applied retroactively in a manner that could adversely affect the tax consequences described below.

  This opinion applies only to Notes held as "capital assets" within the meaning of section 1221 of the Code (generally property held for investment and not for sale to customers in the ordinary course of a trade or business) by holders who or which are (i) citizens or residents of the United States, (ii) domestic corporations, partnerships or other entities or (iii) otherwise subject to U.S. federal income taxation on a net income basis in respect of income and gain from the Notes. This opinion does not address aspects of U.S. federal income taxation that may be applicable to holders that are subject to special tax rules, such as certain financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign corporations and nonresident alien individuals. Moreover, this summary does not address any of the

U.S. federal income tax consequences of holders that do not acquire New Notes pursuant to the Exchange Offer, nor does it address the applicability or effect of any state, local or foreign tax laws.

  The Company has not sought and will not seek any rulings from the IRS with respect to the position of the Company discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of exchanging Old Notes for New Notes.

Exchange Offer

  The exchange of Old Notes for New Notes pursuant to the Exchange Offer will not be treated as an "exchange" for U.S. federal income tax purposes because the New Notes will not be considered to differ materially in kind or extent from the Old Notes. New Notes received by a holder of Old Notes will be treated as a continuation of the Old Notes in the hands of such holder. Accordingly, there will not be any U.S. federal income tax consequences to holders exchanging Old Notes for New Notes pursuant to the Exchange Offer. A holder's holding period of New Notes will include the holding period of the Old Notes exchanged therefor.

Potential Contingent Payments

  Holders of New Notes should be aware that it is possible that the IRS could assert that the Liquidated Damages which the Company would have been obligated to pay if the Exchange Offer registration statement had not been filed or is not declared effective within the time periods set forth herein (or certain other actions are not taken) (as described above under "Termination of Certain Rights") are "contingent payments" for U.S. federal income tax purposes. If so treated, the New Notes would be treated as contingent payment debt instruments and a holder of a New Note would be required to accrue interest income over the term of such New Note under the "noncontingent bond method" set forth in the U.S. Treasury Regulations issued by the IRS (the "Contingent Debt Regulations"). Under the Contingent Debt Regulations, any gain recognized by a holder on the sale, exchange or retirement of a New Note could be treated as interest income. However, the Contingent Debt Regulations provide that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies are ignored.

  On the date of issue, the Company believed and has represented that to the best knowledge of the Company, prior to and on the date the New Notes are issued, the possibility of the payment of Liquidated Damages on the Old Notes is remote. Assuming this representation, counsel is of the opinion that the Old Notes will not be treated as contingent payment debt instruments. Accordingly, based on this representation, the Old Notes should not be treated as contingent payment debt instruments.

  EACH HOLDER SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED ABOVE TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.


                           DESCRIPTION OF OTHER DEBT

The Credit Agreement

  AmeriCredit, AmeriCredit Financial Services, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, and AmeriCredit Operating Co., Inc., a Delaware corporation and wholly-owned subsidiary of the Company are the borrowers under the Credit Agreement, pursuant to which the borrowers may borrow up to $240.0 million on a revolving basis for the acquisition of automobile finance contracts, working capital and general corporate purposes, subject to a borrowing base limitation based on a percentage of the aggregate eligible finance receivables owned by AmeriCredit and certain of its subsidiaries. Borrowings under the Credit Agreement are guaranteed by certain subsidiaries of AmeriCredit and are secured by certain of the assets of the borrowers and the Company's principal operating subsidiaries, including all auto receivables, and the pledge by AmeriCredit of all of its equity interests in and loans to its subsidiaries, except for the Special Purpose Finance Subsidiaries and certain other subsidiaries. The Credit Agreement matures on October 3, 1997. As of December 31, 1996, outstanding borrowings under the Credit Agreement aggregated $114.9 million and approximately $10.9 million was available for borrowing under the Credit Agreement pursuant to the terms of such agreement in accordance with borrowing base requirements.

  Amounts outstanding under the Credit Agreement bear interest, at the Company's option, at either: (i) the higher of (a) the Wells Fargo Bank, N.A. prime rate or (b) the federal funds rate plus 0.50% per annum or (ii) reserve adjusted LIBOR plus 1.25% to 1.55% per annum based on the rating of the Credit Agreement given by one of various rating agencies. The borrowers are also required to pay an annual commitment fee equal to 0.25% per annum of the unused portion of the Credit Agreement.

  The Credit Agreement contains covenants and provisions that will restrict, among other things, any of the borrowers' ability to: (i) merge or consolidate with another entity; (ii) incur additional indebtedness, including guarantees;
(iii) incur liens on its property; (iv) engage in certain asset sales or other dispositions; (v) engage in acquisitions and other investments; (vi) pay dividends, repurchase stock or make other restricted payments, including any purchase or redemption of the Notes (in connection with an asset sale, a change of control transaction or otherwise); (vii) engage in transactions with affiliates; (viii) make certain changes in its line of business and (ix) enter into any negative pledges. The Credit Agreement also requires the satisfaction of certain financial performance criteria, including: (i) that the ratio of recourse indebtedness to tangible net worth not exceed 2.5 to 1.0; (ii) that the sum of EBIT (as defined in the Credit Agreement) and the amortization of excess servicing receivable less the gain on sale of receivables divided by interest expense on a trailing 12-month basis not be less than 2.2 to 1.0; (iii) that AmeriCredit not incur a net loss on a consolidated basis during any three-month period; (iv) that the ratio of Net Credit Losses (as defined in the Credit Agreement) for any 12-month period to the sum of month end balances of Net Indirect Loans (as defined in the Credit Agreement) over the prior 13 months divided by 13 be less than 0.10 to 1.0; and (v) that the ratio of Delinquent Loans (as defined in the Credit Agreement) to Net Indirect Loans be less than
0.06 to 1.0. Additional borrowings under the Credit Agreement are subject to the absence of a default under such covenants.

  Events of default under the Credit Agreement include, among other things: (i) any failure of the borrowers to pay principal, interest or fees thereunder when due; (ii) payment default or other default under other Indebtedness; (iii) noncompliance with or breach of certain covenants contained in the Credit Agreement and certain related documents; (iv) material inaccuracy of any representation or warranty when made by borrowers in the Credit Agreement and certain related documents; (v) certain events of bankruptcy or insolvency and
(vi) imposition of judgment or ERISA liens.

Asset-Backed Securities

  At the date of this Prospectus, the Special Purpose Finance Subsidiaries of the Company have two issues of automobile receivables-backed notes outstanding. The Series 1994-A notes were issued in December 1994 and initially aggregated $51,000,000. The Series 1995-A notes were issued in June 1995 and initially aggregated $99,170,000. Each series of notes was issued by the wholly-owned Special Purpose Finance Subsidiary which holds the related finance receivables. Principal and interest on the notes are payable monthly from cash collections on the specific pools of finance receivables which are collateral for the notes.

  As of December 31, 1996, amounts outstanding on the Series 1994-A notes were $6.8 million and on the Series 1995-A notes were $33.7 million, respectively.

The New Credit Agreement

  On February 5, 1997, ACC entered into the New Credit Agreement pursuant to which ACC may borrow up to $75.0 million on a revolving basis to finance the origination and acquisition of mortgage loans. Borrowings under the New Credit Agreement are fully guaranteed by the Company and certain other subsidiaries and are secured by a first priority lien on the mortgage receivables financed thereby. The New Credit Agreement matures on February 4, 1998.

  Amounts outstanding under the New Credit Agreement bear interest, at ACC's option, at either: (i) a Base Rate established by the Texas Commerce Bank National Association, as Administrative Agent under the New Credit Agreement or
(ii) LIBOR plus 1.25%. ACC is also required to pay an annual commitment fee equal to 0.125% per annum of the unused portion of the New Credit Agreement.

  The New Credit Agreement contains covenants and provisions that will restrict, among other things, ACC's ability to: (i) incur additional indebtedness, including guarantees; (ii) incur liens on its properties; (iii) make loans and advances to and investments in entities other than affiliates; (iv) pay dividends and other distributions to entities other than affiliates; (v) merge or consolidate; (vi) liquidate or otherwise dispose of its assets; (vii) engage in transactions with affiliates or (viii) engage in any new business. The New Credit Agreement also requires the satisfaction of certain financial performance criteria, including: (i) $6 million minimum net worth of ACC; (ii) $140 million minimum net worth of the Company and (iii) a maximum leverage ratio of ACC of
10.0 to 1.0. Additional borrowings under the New Credit Agreement are subject to the absence of defaults under such covenants.

  Events of default under the New Credit Agreement include, among other things:
(i) any failure of ACC to pay any part of its obligations under the New Credit Agreement when due; (ii) noncompliance with the covenants under the New Credit Agreement or any related credit documents; (iii) any material inaccuracy of any representation or warranty of ACC or the Company in the New Credit Agreement or related credit documents; (iv) certain events of bankruptcy or insolvency; (v) failure of ACC or the Company to make payments under other indebtedness or the acceleration of other indebtedness; or (vi) a non-approved change of control of ACC.

Financial Guarantee Insurance Policies

  The Company has procured financial guarantee insurance policies from FSA for the benefit of the holders of the asset-backed securities issued in Company-sponsored securitizations in order to reduce the cost of such securitizations by enhancing their credit ratings. The Company has agreed to reimburse FSA, on a limited recourse basis, for amounts paid by FSA under such financial guarantee insurance policies. In order to secure such reimbursement obligations, the Company has granted to FSA a lien on the capital stock of, and certain assets of, AFS Funding Corp., most notably the spread accounts and the restricted cash required to be deposited therein and on the capital stock of the Special Purpose Finance Subsidiaries. The Company's obligations to FSA with respect to each individual securitization are cross-collateralized to all of the collateral pledged to FSA. As a result, the restricted cash in the spread accounts from all of the Company-sponsored securitizations, as well as the capital stock of AFS Funding Corp. (which owns all of the spread accounts and all of the excess servicing receivable associated with all such securitizations) is available to reimburse FSA in connection with any individual Company-sponsored securitizations.

  In addition, AFS Funding Corp. is a limited purpose corporation established by the Company to facilitate Company-sponsored securitizations and the credit enhancement thereof and its ability to pay dividends is effectively restricted to a substantial degree by the terms of the Company-sponsored securitizations and the FSA financial guarantee arrangements. Specifically, AFS Funding Corp. has agreed to be last in the order of payment priority with respect to cash distributions from Company-sponsored securitizations and is not entitled to receive any cash from Company-sponsored securitizations or access restricted cash in the spread accounts until the asset-backed security holders, FSA and others have received all amounts due to them and the spread accounts have the requisite amounts of restricted cash deposited therein. FSA will have claims that are prior to the claims of the holders of the Notes with respect to the assets securing its reimbursement rights and the Notes will be effectively subordinated to all such reimbursement rights. As of December 31, 1996, restricted cash was approximately $46.3 million (all of which was held in spread accounts owned by AFS Funding Corp.) and AFS Funding Corp.'s other principal asset, excess servicing receivable, was $59.8 million. See "Risk Factors-- Holding Company Structure; Effective Subordination."


                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business one year after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until _________, 1997, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sales of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of New Notes and any commissions or concessions received by such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of one year after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS

  The legality of the Notes offered hereby will be passed upon for the Company and the Guarantors by Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas, who will rely on the opinion of Latham & Watkins as to matters of New York law.


                                    EXPERTS

  The consolidated balance sheets as of June 30, 1995 and 1996 and the consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended June 30, 1996, included in this Registration Statement, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                               AMERICREDIT CORP.
                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                            Page
                                                                            ----

Report of Independent Accountants........................................... F-2
Consolidated Balance Sheets as of June 30, 1995 and 1996.................... F-3
Consolidated Income Statements for the years ended June 30,
  1994, 1995 and 1996....................................................... F-4
Consolidated Statements of Shareholders' Equity for the years ended
  June 30, 1994, 1995 and 1996.............................................. F-5
Consolidated Statements of Cash Flows for the years ended June 30, 1994,
  1995 and 1996............................................................. F-6
Notes to Consolidated Financial Statements.................................. F-7
Consolidated Balance Sheets as of June 30, 1996 and December 31,
   1996 (unaudited).........................................................F-25
Consolidated Income Statements for the six months ended December 31, 1995 and 1996 (unaudited).....................................................F-26
Consolidated Statements of Cash Flows for the six months ended December 31,
   1995 and 1996 (unaudited)................................................F-27
Notes to Consolidated Financial Statements (unaudited)......................F-28

                       REPORT OF INDEPENDENT ACCOUNTANTS


Board of Directors and Shareholders
   AmeriCredit Corp.

      We have audited the accompanying consolidated balance sheets of AmeriCredit Corp. as of June 30, 1995 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AmeriCredit Corp. as of June 30, 1995 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles.


COOPERS & LYBRAND L.L.P.


Fort Worth, Texas
August 7, 1996, except for Note 14 as to which the date is February 4, 1997

                               AMERICREDIT CORP.
                          CONSOLIDATED BALANCE SHEETS
                            (dollars in thousands)

                                                                                           June 30,          June 30,
                                                                                            1995              1996
                                                                                         ----------        ----------
                                               ASSETS

Cash and cash equivalents............................................................      $ 18,314         $  2,145
Investment securities................................................................        10,265            6,558
Finance receivables, net.............................................................       221,888          250,484
Excess servicing receivable..........................................................                         33,093
Restricted cash......................................................................         5,007           15,304
Property and equipment, net..........................................................         6,036            7,670
Deferred income taxes................................................................        19,788            9,995
Other assets.........................................................................         4,427            4,910
                                                                                           --------         --------

            Total assets.............................................................      $285,725         $330,159
                                                                                           ========         ========



                                LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
      Bank line of credit...........................................................       $                $ 86,000
      Automobile receivables-backed notes...........................................        134,520           67,847
      Notes payable.................................................................            716              418
      Accrued taxes and expenses....................................................          3,263           12,669
                                                                                           --------         --------
            Total liabilities.......................................................        138,499          166,934
                                                                                           --------         --------

Commitment and contingencies
Shareholders' equity:
      Preferred stock, $.01 par value per share, 20,000,000 shares authorized; none issued.....................................................................
      Common stock, $.01 par value per share, 120,000,000 shares authorized;
         32,117,201 and 32,640,963 shares issued....................................            321              326
      Additional paid-in capital....................................................        185,573          190,005

      Accumulated deficit...........................................................        (26,824)          (5,233)
                                                                                           --------         --------
                                                                                            159,070          185,098
      Treasury stock, at cost (3,400,039 and 4,120,483 shares)......................        (11,844)         (21,873)
                                                                                           --------         --------
            Total shareholders' equity..............................................        147,226          163,225
                                                                                           --------         --------
                  Total liabilities and shareholders' equity........................       $285,725         $330,159
                                                                                           ========         ========

The accompanying notes are an integral part of these consolidated financial statements.

                               AMERICREDIT CORP.
                        CONSOLIDATED INCOME STATEMENTS
                 (dollars in thousands, except per share data)

                                                                                                    Years Ended
                                                                             -------------------------------------------------------

                                                                               June 30,             June 30,              June 30,
                                                                                 1994                 1995                  1996
                                                                               --------             --------              --------
Revenue
Finance charge income..................................................       $   12,788           $   30,249            $   51,706
Gain on sale of receivables............................................                                                      22,873
Servicing fee income...................................................                                                       3,712
Investment income......................................................            2,550                1,284                 1,075
Other income...........................................................              544                1,551                 1,612
                                                                              ----------           ----------            ----------

                                                                                  15,882               33,084                80,978
                                                                              ----------           ----------            ----------
Costs and expenses
Operating expenses.....................................................            9,400               14,773                25,681
Provision for losses...................................................            1,249                4,278                 7,912
Interest expense.......................................................              168                4,015                13,129
                                                                              ----------           ----------            ----------

                                                                                  10,817               23,066                46,722
                                                                              ----------           ----------            ----------

Income before income taxes.............................................            5,065               10,018                34,256
Income tax provision (benefit).........................................                               (18,875)               12,665
                                                                              ----------           ----------            ----------

Net income.............................................................       $    5,065           $   28,893            $   21,591
                                                                              ==========           ==========            ==========

Earnings per share.....................................................       $     0.16           $     0.95            $     0.71
                                                                              ==========           ==========            ==========
Weighted average shares and share equivalents..........................       31,818,083           30,380,749            30,203,298
                                                                              ==========           ==========            ==========

The accompanying notes are an integral part of these consolidated financial statements.

                               AMERICREDIT CORP.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                            (dollars in thousands)


                                                           Common Stock       Additional                        Treasury Stock
                                                     -----------------------   Paid-In       Accumulated   ------------------------
                                                       Shares       Amount     Capital         Deficit       Shares        Amount
                                                     ----------   ---------- ------------   -------------  ----------    ----------
Balance at July 1, 1993........................      31,723,733       $317     $189,695       $(60,782)     2,614,200    $  (6,446)

Common stock issued on exercise of
   options.....................................          33,600          1          130
Purchase of treasury stock.....................                                                               403,100       (2,297)
Purchase and cancellation of stock
   option......................................                                  (6,237)
Common stock issued for employee
   benefit plan................................                                                                (8,940)          55
Net income.....................................                                                  5,065
                                                     ----------    -------    ---------       --------      ---------     --------
Balance at June 30, 1994.......................      31,757,333        318      183,588        (55,717)     3,008,360       (8,688)

Common stock issued on exercise of
   options.....................................         359,868          3        1,302
Income tax benefit from exercise of
   options.....................................                                     683
Purchase of treasury stock.....................                                                               433,200       (3,412)
Common stock issued for employee
   benefit plans...............................                                                               (41,521)         256
Net income.....................................                                                 28,893
                                                     ----------    -------    ---------       --------      ---------     --------
Balance at June 30, 1995.......................      32,117,201        321      185,573        (26,824)     3,400,039      (11,844)

Common stock issued on exercise of
   options.....................................         523,762          5        3,045
Income tax benefit from exercise of
   options.....................................                                   1,387
Purchase of treasury stock.....................                                                               829,000      (10,710)
Common stock issued for employee
   benefit plans...............................                                                              (108,556)         681
Net income.....................................                                                 21,591
                                                     ----------    -------    ---------       --------      ---------     --------
Balance at June 30, 1996.......................      32,640,963       $326     $190,005       $ (5,233)     4,120,483     $(21,873)
                                                     ==========    =======    =========       ========      =========     ========

The accompanying notes are an integral part of these consolidated financial statements.

                               AMERICREDIT CORP.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (dollars in thousands)

                                                                                                       Years Ended
                                                                                     -----------------------------------------------
                                                                                       June 30,         June 30,          June 30,
                                                                                         1994             1995              1996
                                                                                      ----------       ----------        ----------
Cash flows from operating activities
   Net income...................................................................      $    5,065       $   28,893        $   21,591
   Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization.............................................           1,274            1,317             1,528
      Provision for losses......................................................           1,249            4,278             7,912
      Deferred income taxes.....................................................                          (18,954)           11,681
      Gain on sale of receivables...............................................                                            (22,873)
      Amortization of excess servicing receivable...............................                                              6,636
      Changes in assets and liabilities:
            Other assets........................................................           1,051           (1,834)             (984)
            Accrued taxes and expenses..........................................          (4,739)             937             9,406
                                                                                      ----------       ----------        ----------
      Net cash provided by operating activities.................................           3,900           14,637            34,897
                                                                                      ----------       ----------        ----------
Cash flows from investing activities
   Purchases and originations of finance receivables............................         (76,208)        (225,350)         (417,235)
   Principal collections and recoveries on finance receivables..................          46,698           71,334            94,948
   Net proceeds from sales of receivables.......................................                                            268,923
   Purchases of property and equipment..........................................          (3,255)          (1,791)           (3,166)
   Proceeds from disposition of property and equipment..........................             640               61                 4
   Purchases of investment securities...........................................         (19,183)
   Proceeds from sales and maturities of investment securities..................          27,834           16,241             3,707
   Increase in restricted cash..................................................                           (5,007)          (10,297)
   Proceeds from sale of investment in affiliate................................          11,300
                                                                                      ----------       ----------        ----------
      Net cash used by investing activities.....................................         (12,174)        (144,512)          (63,116)
                                                                                      ----------       ----------        ----------
Cash flows from financing activities
   Borrowings on bank line of credit............................................                           83,900           342,600
   Payments on bank line of credit..............................................                          (83,900)         (256,600)
   Proceeds from issuance of automobile receivables-backed notes................                          150,170
   Payments on automobile receivables-backed notes..............................                          (15,650)          (66,673)
   Payments on notes payable....................................................            (890)            (236)             (298)
   Proceeds from issuance of common stock.......................................             186            1,561             3,731
   Purchase of treasury stock...................................................          (2,297)          (3,412)          (10,710)
   Purchase and cancellation of stock option....................................          (6,237)
                                                                                      ----------       ----------        ----------
      Net cash provided (used) by financing activities..........................          (9,238)         132,433            12,050
                                                                                      ----------       ----------        ----------
Net increase (decrease) in cash and cash equivalents............................         (17,512)           2,558           (16,169)

Cash and cash equivalents at beginning of year..................................          33,268           15,756            18,314
                                                                                      ----------       ----------        ----------
Cash and cash equivalents at end of year........................................      $   15,756       $   18,314        $    2,145
                                                                                      ==========       ==========        ==========

The accompanying notes are an integral part of these consolidated financial statements.

                               AMERICREDIT CORP.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   Summary of Significant Accounting Policies

   History and Operations

      AmeriCredit Corp. ("the Company") was formed on August 1, 1986 and began operations in March 1987. Since September 1992, the Company has been in the business of purchasing automobile sales finance contracts originated by franchised and independent dealers, generally referred to as indirect lending. The Company operated 51 indirect lending branch offices in 26 states as of June 30, 1996 and also had a group of marketing representatives doing business in both branch territories and other areas.

   Basis of Presentation

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the financial statements and the amount of revenue and costs and expenses during the reporting periods. Actual results could differ from those estimates. These estimates include, among other things, anticipated prepayments and credit losses on finance receivables sold in automobile receivables-backed securities transactions and the determination of the allowance for losses on finance receivables.

   Cash Equivalents

      Investments in highly liquid securities with original maturities of 90 days or less are included in cash and cash equivalents.

   Investment Securities

      Investment securities are considered held-to-maturity and are carried at amortized cost.

   Finance Receivables

      Finance charge income related to finance receivables is recognized using the interest method. Accrual of finance charge income is suspended on finance contracts which are more than 60 days delinquent. Fees and commissions received and direct costs of originating loans are deferred and amortized over the term of the related finance contracts also using the interest method.

      Provisions for losses are charged to operations in amounts sufficient to maintain the allowance for losses at a level considered adequate to cover estimated losses in the finance receivables portfolio. Automobile finance sales contracts are typically purchased by the Company for a non-refundable acquisition fee on a non-recourse basis, and such acquisition fees are also added to the allowance for losses. The Company reviews historical origination and charge-off relationships, charge-off experience factors, collections information, delinquency reports, estimates of the value of the underlying collateral, economic conditions and trends and other information in order to make the necessary judgments as to the appropriateness of the periodic provision for losses and the allowance for losses. Finance contracts are charged-off to the allowance for losses when the Company repossesses and disposes of the collateral or the account is otherwise deemed uncollectible.

                               AMERICREDIT CORP.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Excess Servicing Receivable

      The Company periodically sells finance receivables to certain special purpose financing trusts (the "Trusts"), and the Trusts issue automobile receivables-backed securities to investors in order to provide the sales proceeds. A gain on sale of receivables is recognized by the Company on the settlement date of such transactions.

      The gain on sale of receivables represents the difference between the sales proceeds, net of transaction costs, and the Company's net carrying value of the finance receivables sold, plus excess servicing spread. Excess servicing spread is the present value of estimated future collections and recoveries on the finance receivables sold to the Trusts, less the present value of required principal and interest payments to the investors, base servicing fees payable to the Company and certain other fees.

      Concurrently with recognizing such gain on sale of receivables, the Company records a corresponding asset, excess servicing receivable, equal to the excess servicing spread described above plus any subordinated interests in the Trusts retained by the Company. Excess servicing receivable is amortized, as a charge to servicing fee income, over the estimated term of the finance receivables sold. Collections of excess servicing receivable are recognized as servicing fee income when received.

      The calculation of excess servicing receivable includes estimates of future credit losses and prepayment rates for the remaining term of the finance receivables sold since these factors impact the amount and timing of future collections and recoveries on the finance receivables. The carrying value of excess servicing receivable is reviewed quarterly by the Company on a disaggregated basis by Trust. If future credit losses and prepayment rates exceed the Company's original estimates, excess servicing receivable will be adjusted through a charge to servicing fee income. Favorable credit loss and prepayment experience compared to the Company's original estimates would result in additional servicing fee income.

   Restricted Cash

      A financial guaranty insurance company (the "Insurer") has provided a financial guaranty insurance policy for the benefit of the investors in each series of automobile receivables-backed securities issued by the Trusts or special purpose financing subsidiaries of the Company. In connection with the issuance of the policies, the Company was required to establish a separate cash account with a trustee for the benefit of the Insurer for each series of securities and related finance receivables pool. Monthly collections and recoveries from each pool of finance receivables in excess of required principal and interest payments on the securities and servicing and other fees are added to the restricted cash accounts until the balance reaches a specified percentage of the pool of finance receivables, and thereafter are distributed to the Company. In the event that monthly collections and recoveries from any pool of finance receivables are insufficient to make required principal and interest payments to the investors and pay servicing and other fees, any shortfall would be drawn from the restricted cash accounts.

      Certain agreements with the Insurer provide that if delinquency, default and net loss ratios in the pools of finance receivables supporting the automobile receivables-backed securities exceed certain amounts, the specified levels of the restricted cash accounts would be increased and, in certain cases, the Company would be removed as servicer of the finance receivables.

   Property and Equipment

      Property and equipment are carried at cost. Depreciation is generally provided on a straight-line basis over the estimated useful lives of the assets.

                               AMERICREDIT CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

      The cost of assets sold or retired and the related accumulated depreciation are removed from the accounts at the time of disposition, and any resulting gain or loss is included in operations. Maintenance, repairs, and minor replacements are charged to operations as incurred; major replacements and betterments are capitalized.

   Off Balance Sheet Financial Instruments

      The Company periodically enters into hedging transactions to manage the gross interest rate spread on its automobile receivables-backed securities transactions. The Company's hedging strategies include the use of Forward U.S. Treasury Rate Lock Agreements. The face amount and terms of these agreements generally correspond to the principal amount and average maturities of the finance receivables to be sold to the Trusts and the related securities to be issued by the Trusts. Gains or losses on these agreements are deferred and recognized as a component of the gain on sale of receivables at the time that finance receivables are sold to the Trusts.

   Income Taxes

      Deferred income taxes are provided, when appropriate, in accordance with the asset and liability method of accounting for income taxes as prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," to recognize the tax effects of temporary differences between financial statement and income tax accounting.

   Earnings Per Share

      Earnings per share is based upon the weighted average number of shares outstanding during each year, adjusted for any dilutive effect of warrants and options using the treasury stock method.

2.   Investment Securities

      The amortized cost and estimated fair value of investment securities as of June 30, 1995, by issuer type, are as follows (in thousands):


                                                                               Gross               Gross         Estimated
                                                         Cost Amortized   Unrealized Gains   Unrealized Losses   Fair Value
                                                         --------------   ----------------   -----------------   ----------
      U.S. Government obligations.....................    $       5,000     $                  $           220     $  4,780
      Corporate debt securities.......................            1,000                                               1,000
      Mortgage-backed securities......................            4,265                  4                 122        4,147
                                                          -------------     --------------     ---------------     --------
                                                          $      10,265     $            4     $           342     $  9,927
                                                          =============     ==============     ===============     ========

      The amortized cost and estimated fair value of investment securities as of June 30, 1996, by issuer type, are as follows (in thousands):


                                                                               Gross               Gross         Estimated
                                                         Cost Amortized   Unrealized Gains   Unrealized Losses   Fair Value
                                                         --------------   ----------------   -----------------   ----------
      U.S. Government obligations.....................    $       5,000     $                  $           304     $  4,696
      Mortgage-backed securities......................            1,558                                               1,558
                                                          -------------     --------------     ---------------     --------
                                                          $       6,558     $                  $           304     $  6,254
                                                          =============     ==============     ===============     ========

      The amortized cost and estimated fair value of investment securities as of June 30, 1996, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                               AMERICREDIT CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                                                                                                 Amortized           Estimated
                                                                                                    Cost             Fair Value
                                                                                                 ---------           ----------
      Due after one year through two years..................................................      $ 5,000            $   4,696
      Mortgage-backed securities............................................................        1,558                1,558
                                                                                                 ---------           ----------
                                                                                                  $ 6,558            $   6,254
                                                                                                 =========           ==========

         Proceeds from the sale of investment securities during the year ended June 30, 1994 were $1,857,000. No material gain or loss was realized on the sale.


3.   Finance Receivables

      Finance receivables consist of the following (in thousands):

                                                                                                  June 30,            June 30,
                                                                                                    1995                1996
                                                                                                 ----------          ---------
      Gross finance receivables:
            Indirect........................................................................      $287,360            $315,552
            Other...........................................................................         1,373
                                                                                                 ----------          ---------
                                                                                                   288,733             315,552
      Less unearned finance charges and fees................................................       (46,894)            (51,466)
                                                                                                 ----------          ---------
      Principal amount of finance receivables...............................................       241,839             264,086
      Less allowance for losses.............................................................       (19,951)            (13,602)
                                                                                                 ----------          ---------
      Finance receivables, net..............................................................      $221,888            $250,484
                                                                                                 ==========          =========

      Indirect automobile sales finance contracts are collateralized by vehicle titles and the Company has the right to repossess the vehicle in the event that the consumer defaults on the payment terms of the contract.

      The accrual of finance charge income has been suspended on $7,863,000 and $17,339,000 of delinquent finance contracts as of June 30, 1995 and 1996, respectively.

      Contractual maturities of finance receivables for years ending June 30 are as follows (in thousands):

      1997..................................................................................................           $  73,477
      1998..................................................................................................              65,656
      1999..................................................................................................              58,687
      2000..................................................................................................              43,272
      2001..................................................................................................              22,994
                                                                                                                       ---------
                                                                                                                        $264,086
                                                                                                                       =========

           The Company's experience has been that a portion of the scheduled payments will be received prior to contractual maturity dates.

                               AMERICREDIT CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

      A summary of the allowance for losses is as follows (in thousands):

                                                                                            Years Ended
                                                                                 --------------------------------------
                                                                                  June 30,        June 30,     June 30,
                                                                                    1994            1995         1996
                                                                                 ----------      ---------    ---------
      Balance at beginning of year...........................................      $12,581        $ 9,330      $19,951
      Provision for losses...................................................        1,249          4,278        7,912
      Acquisition fees.......................................................        4,716         13,908       18,097
      Allowance related to receivables sold..................................                                  (13,461)
      Net charge-offs-indirect...............................................       (1,432)        (6,409)     (18,322)
      Net charge-offs-other..................................................       (7,784)        (1,156)        (575)
                                                                                   -------        -------      -------
            Balance at end of year...........................................      $ 9,330        $19,951      $13,602
                                                                                   =======        =======      =======

4.   Excess Servicing Receivable

      As of June 30, 1996, the Company was servicing $259,895,000 of automobile sales finance contracts which have been sold to the Trusts.

      Excess servicing receivable consists of the following (in thousands):

                                                                                                   June 30,
                                                                                                     1996
                                                                                                  ----------
      Estimated future net cash flows before allowance for credit losses.......................     $63,457
      Allowance for credit losses..............................................................     (25,616)
                                                                                                    --------
      Estimated future net cash flows..........................................................      37,841
      Unamortized discount at 12%..............................................................      (4,748)
                                                                                                    --------
                                                                                                    $33,093
                                                                                                    ========

      A summary of excess servicing receivable is as follows (in thousands):

                                                              Year ended
                                                             June 30, 1996
                                                            --------------
      Balance at beginning of period......................  $           0
      Additions related to receivables sold...............         39,729
      Amortization........................................         (6,636)
                                                            --------------

      Balance at end of period............................  $      33,093
                                                            ==============

5.   Property and Equipment
      Property and equipment consists of the following (in thousands):

                                                                        June 30,        June 30,
                                                                          1995            1996
                                                                       ---------       ---------
      Land.........................................................    $    600        $    600
      Buildings and improvements...................................       1,903           1,973
      Equipment....................................................       6,230           6,994
      Furniture and fixtures.......................................       1,003             828
                                                                       ---------       ---------
                                                                          9,736          10,395
      Less accumulated depreciation and amortization...............      (3,700)         (2,725)
                                                                       ---------       ---------
                                                                       $  6,036        $  7,670
                                                                       =========       =========

                               AMERICREDIT CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


6.   Debt

      The Company has a revolving credit agreement with a group of banks under which the Company may borrow up to $150 million, subject to a defined borrowing base. Aggregate borrowings of $86,000,000 were outstanding as of June 30, 1996. Borrowings under the credit agreement are collateralized by certain indirect finance receivables and bear interest, based upon the Company's option, at either the prime rate (8.25% as of June 30, 1996) or various market London Interbank Offered Rates plus 1.65%. The Company is also required to pay an annual commitment fee equal to 3/8% of the unused portion of the credit agreement. The credit agreement, which expires in October 1996, contains various restrictive covenants requiring certain minimum financial ratios and results and placing certain limitations on the incurrence of additional debt, capital expenditures, cash dividends and repurchase of common stock.

      Automobile receivables-backed notes consist of the following (in thousands):

                                                                                                       June 30,          June 30,
                                                                                                        1995               1996
                                                                                                      ---------         ---------
      Series 1994-A notes, interest at 8.19%, collateralized by certain finance receivables in the principal amount of $13,995, final maturity in
         December 1999.............................................................................    $ 35,350           $13,671
      Series 1995-A notes, interest at 6.55%, collateralized by certain finance receivables in the principal amount of $55,688, final maturity in
         September 2000............................................................................      99,170            54,176
                                                                                                       --------           -------
                                                                                                       $134,520           $67,847
                                                                                                       ========           =======

      The Series 1994-A notes were issued in December 1994 and initially aggregated $51,000,000. The Series 1995-A notes were issued in June 1995 and initially aggregated $99,170,000. Each series of notes was issued by a wholly-owned special purpose financing subsidiary of the Company which holds the related finance receivables. Principal and interest on the notes are payable monthly from collections and recoveries on the specific pools of finance receivables which are collateral for the notes.

      Maturities of the automobile receivables-backed notes, based on the contractual maturities of the underlying finance receivables, for years ending June 30 are as follows (in thousands):

      1997...........................................................................................       $  30,434
      1998...........................................................................................          22,066
      1999...........................................................................................          12,065
      2000...........................................................................................           3,282
                                                                                                            ---------
                                                                                                            $  67,847
                                                                                                            =========

      The Company's experience has been that a portion of the scheduled payments on the underlying finance receivables will be received prior to the contractual maturity dates. Accordingly, scheduled payments shown above for the automobile receivables-backed notes would also be paid prior to the dates indicated.

7.   Commitments and Contingencies

      Branch lending offices are generally leased for terms of up to five years with certain rights to extend for additional periods. The Company also leases office space for its Tempe, Arizona loan servicing facility under a 10 year lease with renewal options. Lease expense was $419,000, $422,000 and $875,000 for the years ended June 30, 1994, 1995 and 1996, respectively. Lease commitments for years ending June 30 are as follows (in thousands):

                               AMERICREDIT CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

      1997............................................................  $1,197
      1998............................................................     990
      1999............................................................     720
      2000............................................................     480
      2001............................................................     386
      Thereafter......................................................   1,331
                                                                       -------
                                                                        $5,104
                                                                       =======

      As of June 30, 1996, the Company had entered into a Forward U.S. Treasury Rate Lock Agreement to sell $100 million of U.S. Treasury Notes for settlement on August 30, 1996. The gain or loss on this hedging position will be recognized as a component of the gain on sale of receivables in the Company's first automobile receivables-backed securities transaction subsequent to June 30, 1996.

      The Company services automobile sales finance contracts for its own account and for the Trusts. These finance contracts are with consumers residing throughout the United States, with borrowers located in Texas accounting for 24% and 18% of the total serviced portfolio as of June 30, 1995 and 1996, respectively. No other state accounted for more than 10% of the total serviced portfolio.

      In the normal course of its business, the Company is named as defendant in legal proceedings. These cases include claims for alleged truth-in-lending violations, nondisclosures, misrepresentations and deceptive trade practices, among other things. The relief requested by the plaintiffs varies but includes requests for compensatory, statutory and punitive damages. One proceeding in which the Company is a defendant has been brought as a putative class action and is pending in federal district court in Connecticut. A class has yet to be certified in this case and the Company's motion to dismiss is presently pending. In the opinion of management, the resolution of these proceedings will not have a material adverse effect on the consolidated financial position, results of operations or liquidity of the Company.

8.   Stock Options

      The Company has certain stock option plans for key employees, marketing representatives and non-employee directors. The employee and marketing representative plans generally provide for options to be granted, become exercisable, and terminate upon terms established by a committee of the Board of Directors.

      The 1995 Omnibus Stock and Incentive Plan also provides for the issuance of other stock-based awards to key employees. Except for the 1989 Stock Option Plan for Non-Employee Directors which has been terminated as to future grants, the terms under which non-employee director options are to be granted, become exercisable and terminate are established by the plans.

      The Company also has a stock option plan for automobile dealers that become part of the Company's dealership network and refer business to the Company. Dealer options are granted based upon the volume of finance contracts purchased by the Company from such dealer and terminate three years from the date of grant.

                               AMERICREDIT CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

A summary of stock option activity under these plans is as follows:



                                                                   Options Outstanding
                                                                   -------------------
                                        Options
                                       Available       Shares        Price Per Share
                                      -----------  --------------  -------------------

      Balance at July 1, 1993
        (1,893,400 shares
         exercisable)...............   2,285,637       3,057,531      $2.50  -  $14.50
        Granted.....................    (814,880)        814,880       5.63  -    7.50
        Canceled....................      78,900         (78,900)      2.88  -   14.50
        Exercised...................                     (33,600)      2.50  -    5.75
                                      -----------  --------------  -------------------

      Balance at June 30, 1994
        (2,259,465 shares
         exercisable)...............   1,549,657       3,759,911       2.50  -   14.50
        Granted.....................  (1,346,490)      1,346,490       5.50  -   14.50
        Canceled....................     162,100        (162,100)      3.00  -   14.50
        Exercised...................                    (359,868)      2.80  -    8.13
        Adoption of plans...........   4,000,000
                                      -----------  --------------  -------------------

      Balance at June 30, 1995
        (3,247,084 shares
         exercisable)...............   4,365,267       4,584,433       2.50  -   14.50
        Granted.....................  (1,801,723)      1,801,723      11.00  -   16.00
        Canceled....................      44,500         (44,500)      4.00  -   11.00
        Exercised...................                    (523,762)      2.80  -   12.88
        Adoption of plan............     850,000
                                      -----------  --------------  -------------------

      Balance at June 30, 1996
        (4,070,245 shares
         exercisable)...............   3,458,044       5,817,894      $2.50  -  $16.00
                                      ===========  ==============  ===================


9.   Employee Benefit Plans

     The Company has a defined contribution retirement plan covering substantially all employees. The Company's contributions to the plan, which were made in Company common stock, were $55,000, $99,000 and $133,000 for the years ended June 30, 1994, 1995 and 1996, respectively.

     The Company also has an employee stock purchase plan that allows participating employees to purchase, through payroll deductions, shares of the Company's common stock at 85% of the fair market value at specified dates. A total of 500,000 shares have been reserved for issuance under the plan. Shares purchased under the plan were 31,361 and 97,117 for the years ended June 30, 1995 and 1996, respectively.

10.  Income Taxes

     The income tax provision (benefit) consists of the following (in thousands):


                                                             Year Ended June 30,
                                                       -------------------------------
                                                          1995                 1996
                                                       ---------           -----------
      Current.....................................     $      79           $       984
      Deferred....................................       (18,954)               11,681
                                                       ---------           -----------
                                                       $ (18,875)          $    12,665
                                                       =========           ===========

                               AMERICREDIT CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


      The Company's effective income tax rate on income before income taxes differs from the U.S. Statutory tax rate as follows:


                                                             Years Ended
                                                 ----------------------------------
                                                   June 30,    June 30,   June 30,
                                                     1994        1995       1996
                                                 ------------  ---------  ---------

      U.S. Statutory tax rate..................           35%        35%        35%
      Change in valuation allowance............          (35)      (226)
      Other....................................                       3          2
                                                 ------------  ---------  ---------
                                                           0%     (188)%        37%
                                                 ===========   =========  =========


      The deferred income tax provision (benefit) consists of the following (in thousands):


                                                             Years Ended
                                                 ----------------------------------
                                                   June 30,    June 30,   June 30,
                                                     1994        1995       1996
                                                 ------------  ---------  ---------

      Change in valuation allowance............  $    (1,606)  $ (22,615) $   (320)
      Net operating loss carry forward.........       (2,447)      2,266     8,387
      Allowance for losses.....................        2,278          32     1,556
      Other....................................        1,775       1,363     2,058
                                                 ------------  ---------  ---------
                                                 $         0   $ (18,954) $ 11,681
                                                 ============  =========  =========

      The tax effects of temporary differences that give rise to deferred tax assets and liabilities are as follows (in thousands):


                                                        June 30, 1995   June 30, 1996
                                                        --------------  -------------
      Deferred tax assets:
        Net operating loss carry forward..........      $      17,356   $       8,969
        Allowance for losses......................              1,151
        Alternative minimum tax credits...........              1,047           1,548
        Other.....................................                554             590
        Valuation allowance.......................               (320)
                                                        --------------
                                                               19,788          11,107
                                                        --------------  -------------
      Deferred tax liabilities:
        Allowance for losses......................                                405
        Other.....................................                                707
                                                        --------------  -------------
                                                                                1,112
                                                        --------------  -------------
      Net deferred tax asset......................      $      19,788   $       9,995
                                                        ==============  =============

      The Company reduced the valuation allowance on the deferred tax asset in the fourth quarter of the year ended June 30, 1995 after re-evaluating the realizability of the deferred tax asset. Based on the Company's trend of positive operating results since entering the indirect automobile finance business in September 1992 and future expectations, the Company determined that it is more likely than not that its net operating loss carryforward and other future tax benefits will be fully utilized prior to expiration of the carryforward periods.

      As of June 30, 1996, the Company has a net operating loss carryforward of approximately $19,500,000 for income tax reporting purposes which expires between 2007 and 2009 and an alternative minimum tax carryforward of $1,500,000 with no expiration date.

                               AMERICREDIT CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

11.   Supplemental Information

      Cash payments for interest costs and income taxes consist of the following (in thousands):


                                                            Years Ended
                                              ---------------------------------------
                                               June 30,      June 30,      June 30,
                                                 1994          1995          1996
                                              --------       --------      ----------
      Interest costs (none capitalized)..     $    168       $  5,167         $12,179
      Income taxes.......................                         151           1,447


      During the year ended June 30, 1994, the Company sold certain property and equipment for cash and a note receivable of $740,000.

      During the year ended June 30, 1995, the Company sold certain property for cash and a note receivable of $184,000.

      During the year ended June 30, 1995, a capital lease obligation of $564,000 was incurred when the Company entered into a lease for equipment.

12.   Fair Value of Financial Instruments

      Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS 107"), requires disclosure of fair value information about financial instruments, whether or not recognized in the Company's consolidated balance sheets. Fair values are based on estimates using present value or other valuation techniques in cases where quoted market prices are not available. Those techniques are significantly affected by the assumptions used, including the discount rate and the estimated timing and amount of future cash flows. Therefore, the estimates of fair value may differ substantially from amounts which ultimately may be realized or paid at settlement or maturity of the financial instruments. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

      Estimated fair values, carrying values and various methods and assumptions used in valuing the Company's financial instruments as of June 30, 1996 are set forth below (in thousands):


                                                             Estimated
                                              Carrying         Fair
                                                Value          Value
                                              --------       --------
      Financial assets:
        Cash and cash equivalents and
         restricted cash (a).............     $ 17,449       $ 17,449
        Investment securities (b)........        6,558          6,254
        Finance receivables (c)..........      250,484        283,760
        Excess servicing receivable (d)..       33,093         35,009
      Financial liabilities:
        Bank line of credit (e)..........       86,000         86,000
        Automobile receivables-backed           67,847         68,055
         notes (f).......................
      Unrecognized financial instruments:
        Forward U.S. Treasury Note sale              0           (700)
         (g).............................

--------------

(a) The carrying value of cash and cash equivalents and restricted cash is considered to be a reasonable estimate of fair value.
(b) The fair value of investment securities is estimated based on market prices for similar securities.

                               AMERICREDIT CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

(c) Since the Company periodically sells its finance receivables, fair value is estimated by discounting future net cash flows expected to be realized from the finance receivables using interest rate, prepayment and credit loss assumptions similar to the Company's historical experience.
(d) The fair value of excess servicing receivable is estimated by discounting the associated future net cash flows using discount rate, prepayment and credit loss assumptions similar to the Company's historical experience.
(e) The bank line of credit has a variable rate of interest and a maturity of less than one year. Therefore, carrying value is considered to be a reasonable estimate of fair value.
(f) The fair value of automobile receivables-backed notes is estimated based on rates currently available for debt with similar terms and remaining maturities.
(g) The fair value of the forward U.S. Treasury Note sale is estimated based upon market prices for similar financial instruments.

13.   Recent Accounting Developments

      In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 establishes financial accounting and reporting standards for stock-based compensation plans such as stock purchase plans and stock options. The new standard allows companies either to continue to account for stock based employee compensation plans under existing accounting standards or adopt a fair value-based method of accounting for stock-based awards as compensation expense over the service period, which is usually the vesting period. SFAS 123 requires that if a company continues to account for stock options under existing accounting standards, pro forma net income and earnings per share information must be provided as if the new fair value approach had been adopted. Stock-based awards to third parties must be accounted for on a fair value basis. The Company intends to continue to account for stock-based employee compensation under existing accounting standards and will be required to provide the pro forma disclosures described above effective in its consolidated financial statements for the year ended June 30, 1997. Stock option awards under the Company's dealer stock option plan issued after December 15, 1995 have been accounted for on a fair value basis.

      In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125"). SFAS 125 establishes accounting and reporting standards for transfers of financial assets effective for transactions occurring after December 31, 1996. While the new standard will apply to the Company's periodic automobile receivables-backed securities transactions, the Company does not believe that adoption of SFAS 125 will have a material effect on the Company's consolidated financial position or results of operations.

14.   Guarantor Consolidating Financial Statements

      The separate financial statements of the Subsidiary Guarantors are not included herein because the Subsidiary Guarantors are wholly-owned consolidated subsidiaries of the Company and are jointly, severally and unconditionally liable for the obligations represented by the 9 1/4% Senior Notes, due 2004. The Company believes that the condensed consolidating financial information for the Company, the combined Subsidiary Guarantors and the combined Non-Guarantor Subsidiaries provide Noteholders with information that is more meaningful to them in understanding the financial position of the Subsidiary Guarantors than separate financial statements of the Subsidiary Guarantors. Therefore, the separate financial statements of the Subsidiary Guarantors are not deemed material to investors.

      Investments in subsidiaries are accounted for by the parent on the equity method for purposes of the presentation set forth below. Earnings of subsidiaries are therefore reflected in the parent's investment accounts and earnings. The principal elimination entries set forth below eliminate investments in subsidiaries and intercompany balances and transactions.

      Set forth below is consolidating financial information for (i) the Company (on a parent only basis), (ii) the combined Subsidiary Guarantors, (iii) the combined Non-Guarantor Subsidiaries, (iv) an elimination column for adjustments to arrive at the information for the Company and its subsidiaries on a consolidated basis and (v) the Company and its subsidiaries on a consolidated basis as of June 30, 1995 and 1996 and for the years then ended.

      For the year ended June 30, 1994, all operations of the Company were carried out by guarantor entities and, accordingly, consolidating guarantor/non-guarantor information is not applicable as the primary consolidated financial statements reflect guarantor amounts.

                               AmeriCredit Corp
                         Consolidating Balance Sheets
                              As of June 30, 1996
                            (dollars in thousands)

                                            AmeriCredit
                                               Corp.       Guarantors   Non-Guarantors   Eliminations   Consolidated
                                               -----       ----------   --------------   ------------   ------------
               ASSETS
               ------
Cash and cash equivalents.............       ($4,913)           ($87)       $7,145                        $  2,145
Investment securities.................         6,558                                                         6,558
Finance receivables, net..............                       183,023        67,461                         250,484
Excess servicing receivable...........                        16,856        16,237                          33,093
Restricted cash.......................                                      15,304                          15,304
Property and equipment, net...........            83           7,587                                         7,670
Deferred income taxes.................         6,360           3,635                                         9,995
Other assets..........................         1,761           2,221           928                           4,910
Due (to) from affiliates..............       124,527        (106,986)      (17,541)
Investment in affiliates..............        32,320                                       ($32,320)
                                             -------        --------       -------         --------       --------
     Total assets.....................      $166,696        $106,249       $89,534         ($32,320)      $330,159
                                            ========        ========       =======         ========       ========


   LIABILITIES AND SHAREHOLDERS' EQUITY
   ------------------------------------
Liabilities:
   Bank line of credit................                       $86,000                                       $86,000
   Automobile receivables-backed                                           $67,847                          67,847
    notes.............................
   Notes payable......................      $    418                                                           418
   Accrued taxes and expenses.........         3,053           9,709           (93)                         12,669
                                            --------        --------       -------         --------       --------

        Total liabilities.............         3,471          95,709        67,754                         166,934
                                            --------        --------       -------         --------       --------
Shareholders' equity:
   Common stock.......................           326             175             3             (178)           326
   Additional paid-in capital.........       190,005         112,112                       (112,112)       190,005
   Retained earnings (deficit)........        (5,233)       (101,747)       21,777           79,970         (5,233)
                                            --------        --------       -------         --------       --------
                                             185,098          10,540        21,780          (32,320)       185,098

   Treasury stock, at cost............       (21,873)                                                      (21,873)
                                            --------        --------       -------         --------       --------
   Total shareholders' equity.........       163,225          10,540        21,780          (32,320)       163,225
                                            --------        --------       -------         --------       --------
   Total liabilities and                    $166,696        $106,249       $89,534         ($32,320)      $330,159
    shareholders' equity..............      ========        ========       =======         ========       ========

                                AmeriCredit Corp
                        Consolidating Income Statements
                            Year Ended June 30, 1996
                             (dollars in thousands)

                                            AmeriCredit
                                               Corp.        Guarantors     Non-Guarantors    Eliminations    Consolidated
                                               -----        ----------     --------------    ------------    ------------
Revenue:
   Finance charge income......................                $32,050           $19,656                           $51,706
   Gain on sale of receivables................                 12,449            10,424                            22,873
   Servicing fee income.......................                 26,329                50         ($22,667)           3,712
   Investment income..........................  $11,395           337               643          (11,300)           1,075
   Other income...............................      104         1,489                19                             1,612
   Equity in income of affiliates.............   25,914                                          (25,914)
                                                -------       -------           -------         --------          -------
                                                 37,413        72,654            30,792          (59,881)          80,978
                                                -------       -------           -------         --------          -------
Costs and expenses:
   Operating expenses.........................    3,700        41,359             3,289          (22,667)          25,681
   Provision for losses.......................                  7,912                                               7,912
   Interest expense...........................      371        15,212             8,846          (11,300)          13,129
                                                -------       -------           -------         --------          -------
                                                  4,071        64,483            12,135          (33,967)          46,722
                                                -------       -------           -------         --------          -------
   Income before income taxes.................   33,342         8,171            18,657          (25,914)          34,256
   Provision for income taxes.................   11,751           914                                              12,665
                                                -------       -------           -------         --------          -------
  Net income (loss)...........................  $21,591       $ 7,257           $18,657         ($25,914)         $21,591
                                                =======       =======           =======         ========          =======

                               AmeriCredit Corp
                    Consolidating Statements of Cash Flows
                           Year Ended June 30, 1996
                            (dollars in thousands)

                                                                             AmeriCredit
                                                                                Corp.        Guarantors     Non-Guarantors
                                                                                -----        ----------     --------------
Cash flows from operating activities
   Net income...............................................................     $21,591         $7,257          $18,657
   Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation and amortization..........................................          49          1,479
     Provision for losses...................................................                      7,912
     Deferred income taxes..................................................      14,113         (2,432)
     Gain on sale of receivables............................................                    (12,449)         (10,424)
     Amortization of excess servicing receivable............................                      6,636
     Equity in income in affiliates.........................................     (25,914)
     Changes in assets and liabilities:
       Other assets.........................................................         362         (1,857)             511
       Accrued taxes and expenses...........................................       1,273          8,606             (473)
                                                                               ---------      ---------        ---------
     Net cash provided by operating activities..............................      11,474         15,152            8,271

Cash flows from investing activities
   Purchases and originations of finance receivables........................                   (417,235)        (115,646)
   Principal collections and recoveries on finance receivables..............                     37,894           57,054
   Net proceeds from sales of receivables...................................                    268,923          115,646
   Purchases of property and equipment......................................                     (5,702)
   Proceeds from disposition of property and equipment......................       2,536              4
   Proceeds from sales and maturities of investment securities..............       3,707
   Increase in restricted cash..............................................                                     (10,297)
   Net change in investment in affiliates...................................      (2,746)         2,743                3
                                                                               ---------      ---------        ---------
     Net cash provided (used) by investing activities.......................       3,497       (113,373)          46,760

Cash flows from financing activities
   Borrowings on bank line of credit........................................                    342,600
   Payments on bank line of credit..........................................                   (256,600)
   Payments on automobile receivables-backed notes..........................                                     (66,673)
   Payments on notes payable................................................        (298)
   Net change in due (to) from affiliates...................................     (29,794)        18,528           11,266
   Proceeds from issuance of common stock...................................       3,731
   Purchase of treasury stock...............................................     (10,710)
                                                                               ---------      ---------        ---------
     Net cash provided (used) by financing activities.......................     (37,071)       104,528          (55,407)
                                                                               ---------      ---------        ---------

Net increase (decrease) in cash and cash equivalents........................     (22,100)         6,307             (376)

Cash and cash equivalents at beginning of year..............................      17,187         (6,394)           7,521
                                                                               ---------      ---------        ---------

Cash and cash equivalents at end of year....................................   ($  4,913)     ($     87)       $   7,145
                                                                               =========      =========        =========

                                                                           Eliminations         Consolidated
                                                                           ------------         ------------
Cash flows from operating activities
   Net income....................................................            ($25,914)            $  21,591
   Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation and amortization...............................                                     1,528
     Provision for losses........................................                                     7,912
     Deferred income taxes.......................................                                    11,681
     Gain on sale of receivables.................................                                   (22,873)
     Amortization of excess servicing receivable.................                                     6,636
     Equity in income in affiliates..............................              25,914
     Changes in assets and liabilities:
       Other assets..............................................                                      (984)
       Accrued taxes and expenses................................                                     9,406
                                                                             --------             ---------
     Net cash provided by operating activities...................                                    34,897

Cash flows from investing activities
   Purchases and originations of finance receivables.............             115,646              (417,235)
   Principal collections and recoveries on finance receivables...                                    94,948
   Net proceeds from sales of receivables........................            (115,646)              268,923
   Purchases of property and equipment...........................               2,536                (3,166)
   Proceeds from disposition of property and equipment...........              (2,536)                    4
   Proceeds from sales and maturities of investment securities...                                     3,707
   Increase in restricted cash...................................                                   (10,297)
   Net change in investment in affiliates........................
                                                                              --------             ---------
     Net cash provided (used) by investing activities............                                    (63,116)

Cash flows from financing activities
   Borrowings on bank line of credit.............................                                    342,600
   Payments on bank line of credit...............................                                   (256,600)
   Payments on automobile receivables-backed notes...............                                    (66,673)
   Payments on notes payable.....................................                                       (298)
   Net change in due (to) from affiliates........................
   Proceeds from issuance of common stock........................                                      3,731
   Purchase of treasury stock....................................                                    (10,710)
                                                                              --------             ---------
     Net cash provided (used) by financing activities............                                     12,050
                                                                              --------             ---------

Net increase (decrease) in cash and cash equivalents.............                                    (16,169)

Cash and cash equivalents at beginning of year...................                                     18,314
                                                                              --------             ---------

Cash and cash equivalents at end of year.........................                                  $   2,145
                                                                              ========             =========

                                AmeriCredit Corp
                          Consolidating Balance Sheets
                              As of June 30, 1995
                             (dollars in thousands)

                                        AmeriCredit
                                           Corp.      Guarantors   Non-Guarantors   Eliminations   Consolidated
                                        ------------  -----------  ---------------  -------------  -------------
             ASSETS
             ------
Cash and cash equivalents.............    $ 17,187      ($6,394)      $  7,521                       $ 18,314
Investment securities.................      10,265                                                     10,265
Finance receivables, net..............                   91,560        130,328                        221,888
Restricted cash.......................                                   5,007                          5,007
Property and equipment, net...........       2,668        3,368                                         6,036
Deferred income taxes.................      19,086          702                                        19,788
Other assets..........................       2,123          865          1,439                          4,427
Due (to) from affiliates..............      94,733      (88,458)        (6,275)
Investment in affiliates..............       3,660                                       ($3,660)
                                         ---------    ---------      ---------         ---------    ---------
  Total assets........................    $149,722    $   1,643       $138,020           ($3,660)    $285,725
                                         =========    =========      =========         =========    =========

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Liabilities:

  Automobile receivables-backed
     notes............................                                $134,520                       $134,520
  Notes payable.......................        $716                                                        716
  Accrued taxes and
   expenses...........................       1,780        1,103            380                          3,263
                                         ---------    ---------      ---------         ---------    ---------
        Total liabilities.............       2,496        1,103        134,900                        138,499
                                         ---------    ---------      ---------         ---------    ---------

Shareholders' equity:

  Common stock........................         321          176                             (176)         321
  Additional paid-in capital..........     185,573      109,368                         (109,368)     185,573
  Retained earnings (deficit).........     (26,824)    (109,004)         3,120           105,884      (26,824)
                                         ---------    ---------      ---------         ---------    ---------
                                           159,070          540          3,120            (3,660)     159,070

  Treasury stock, at cost.............     (11,844)                                                   (11,844)
                                         ---------    ---------      ---------         ---------    ---------

        Total shareholders' equity....     147,226          540          3,120           ( 3,660)     147,226
                                         ---------    ---------      ---------         ---------    ---------

        Total liabilities and
         shareholders' equity.........    $149,722    $   1,643       $138,020           ($3,660)    $285,725
                                         =========    =========      =========         =========    =========

                                AmeriCredit Corp
                        Consolidating Income Statements
                            Year Ended June 30, 1995
                             (dollars in thousands)

                                            AmeriCredit
                                               Corp.      Guarantors   Non-Guarantors  Eliminations   Consolidated
                                            ------------  -----------  --------------  -------------  -------------
Revenue:

   Finance charge income..................                  $ 25,048        $5,201                      $ 30,249
   Investment income......................    $ 12,264            96           224        ($11,300)        1,284
   Other income...........................       1,019           486            46                         1,551
   Gain (loss) on sale of receivables.....                    (1,718)        1,718
   Servicing fee income...................                       844                          (844)
   Equity in income of affiliates.........       1,596                                      (1,596)
                                            ----------    ----------    ----------      ----------    ----------
                                                14,879        24,756         7,189         (13,740)       33,084
                                            ----------    ----------    ----------      ----------    ----------

Costs and expenses:
   Operating expenses.....................       2,627        12,143           847            (844)       14,773
   Provision for losses...................                     4,278                                       4,278
   Interest expense.......................       1,532        10,561         3,222         (11,300)        4,015
                                            ----------    ----------    ----------      ----------    ----------
                                                 4,159        26,982         4,069         (12,144)       23,066
                                            ----------    ----------    ----------      ----------    ----------


Income before income taxes................      10,720        (2,226)        3,120          (1,596)       10,018

Provision for income taxes................     (18,173)         (702)                                    (18,875)
                                            ----------    ----------    ----------      ----------    ----------

Net income (loss).........................    $ 28,893       ($1,524)       $3,120         ($1,596)     $ 28,893
                                            ==========    ==========    ==========      ==========    ==========

                               AmeriCredit Corp
                    Consolidating Statements of Cash Flows
                           Year Ended June 30, 1995
                            (dollars in thousands)

                                                         AmeriCredit
                                                            Corp.      Guarantors   Non-Guarantors   Eliminations   Consolidated
                                                            -----      ----------   --------------   ------------   ------------

Cash flows from operating activities
      Net income.......................................   $ 28,893      ($1,524)       $   3,120        ($1,596)     $  28,893
      Adjustments to reconcile net income to net
           cash provided by operating activities:
           Depreciation and amortization...............        161        1,156                                          1,317
           Provision for losses........................                   4,278                                          4,278
           Deferred income taxes.......................    (18,252)        (702)                                       (18,954)
           Equity in income of affiliates..............     (1,596)                                       1,596
           Changes in assets and liabilities:
                   Other assets........................       (795)         400           (1,439)                       (1,834)
                   Accrued taxes and expenses..........        170          387              380                           937
                                                          --------     --------        ---------        -------      ---------
           Net cash provided (used) by operating
            activities.................................      8,581        3,995            2,061                        14,637

Cash flows from investing activities
      Purchases and originations of finance
       receivables.....................................                (225,350)        (148,452)       148,452       (225,350)
      Principal collections and recoveries on finance
       receivables.....................................                  53,210           18,124                        71,334
      Net proceeds from sale of finance receivables....                 148,452                        (148,452)
      Purchases of property and equipment..............                  (2,738)                            947         (1,791)
      Proceeds from disposition of property and
       equipment.......................................        947           61                            (947)            61
      Proceeds from sales and maturities of
       investment securities...........................     16,241                                                      16,241
      Increase in restricted cash......................                                   (5,007)                       (5,007)
      Net change in investment in affiliates...........     (7,126)       7,126
                                                          --------     --------        ---------        -------      ---------
           Net cash provided (used) by investing
            activities.................................     10,062      (19,239)        (135,335)                     (144,512)

Cash flows from financing activities
      Borrowings on bank line of credit................                  83,900                                         83,900
      Payments on bank line of credit..................                 (83,900)                                       (83,900)
      Proceeds from issuance of automobile
       receivables-backed notes........................                                  150,170                       150,170
      Payments on automobile receivables-backed notes..                                  (15,650)                      (15,650)
      Payments on notes payable........................       (236)                                                       (236)
      Net change in due (to) from affiliates...........    (18,037)      11,762            6,275
      Proceeds from issuance of common stock...........      1,561                                                       1,561
      Purchase of treasury stock.......................     (3,412)                                                     (3,412)
                                                          --------     --------        ---------        -------      ---------
           Net cash provided (used) by financing
            activities.................................    (20,124)      11,762          140,795                       132,433

Net increase (decrease) in cash and cash equivalents...     (1,481)      (3,482)           7,521                         2,558

Cash and cash equivalents at beginning of year.........     18,668       (2,912)                                        15,756
                                                          --------     --------        ---------        -------      ---------
Cash and cash equivalents at end of year...............   $ 17,187      ($6,394)       $   7,521                     $  18,314
                                                          ========     ========        =========        =======      =========

                               AMERICREDIT CORP.
                          CONSOLIDATED BALANCE SHEETS

                       (unaudited, dollars in thousands)

                                                       June 30,   December 31,
                                                         1996         1996
                                                      ----------  -------------
                              ASSETS
Cash and cash equivalents............................  $  2,145       $  5,091
Investment securities................................     6,558          6,503
Finance receivables, net.............................   250,484        227,800
Excess servicing receivable..........................    33,093         59,780
Restricted cash......................................    15,304         46,327
Property and equipment, net..........................     7,670          9,818
Deferred income taxes................................     9,995            287
Goodwill.............................................                    7,305
Other assets.........................................     4,910          6,971
                                                       --------       --------
   Total assets......................................  $330,159       $369,882
                                                       ========       ========


                 LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
   Bank line of credit...............................  $ 86,000       $114,900
   Mortgage warehouse facility.......................                    3,573
   Automobile receivables-backed notes...............    67,847         40,543
   Notes payable.....................................       418          1,520
   Accrued taxes and expenses........................    12,669         22,064
                                                       --------       --------
      Total liabilities..............................   166,934        182,600
                                                       --------       --------

Shareholders' equity.................................
   Common stock, $.01 par value per share;
     120,000,000 shares authorized;
     32,640,963 and 33,372,236 shares issued.........       326            336
   Additional paid-in capital........................   190,005        201,169
   Retained earnings (deficit).......................    (5,233)        12,037
                                                       --------       --------
                                                        185,098        213,542
   Treasury stock, at cost (4,120,483 and 4,435,683
    shares)..........................................   (21,873)       (26,260)
                                                       --------       --------
      Total shareholders' equity.....................   163,225        187,282
                                                       --------       --------
   Total liabilities and shareholders' equity........  $330,159       $369,882
                                                       ========       ========



The accompanying notes are an integral part of these consolidated financial statements.

                               AMERICREDIT CORP.
                        CONSOLIDATED INCOME STATEMENTS

           (unaudited, dollars in thousands, except per share data)


                                               Six Months Ended
                                                 December 31,
                                          --------------------------
                                              1995          1996
                                          ------------  ------------
Revenue
    Finance charge income...............    $ 27,229      $ 21,503
    Gain on sale of receivables.........       5,621        28,151
    Servicing fee income................         215         8,242
    Investment income...................         556         1,152
    Other income........................         563           622
                                              ------        ------
                                              34,184        59,670
                                              ------        ------
Costs and expenses
    Operating expenses..................      10,442        21,747
    Provision for losses................       4,112         3,231
    Interest expense....................       6,862         6,612
                                              ------        ------
                                              21,416        31,590
                                              ------        ------
Income before income taxes..............      12,768        28,080
Provision for income taxes..............       4,662        10,810
                                              ------        ------
Net income..............................     $ 8,106       $17,270
                                             =======       =======
Earnings per share......................     $   .26       $   .57
                                             =======       =======
Weighted average shares and share
  equivalents...........................  31,130,423    30,420,676
                                          ==========    ==========


The accompanying notes are an integral part of these consolidated financial statements.

                               AMERICREDIT CORP.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                       (unaudited, dollars in thousands)

                                                               Six Months Ended
                                                                 December 31,
                                                               -----------------
                                                              1995           1996
                                                           ----------     ----------
Cash flows from operating activities
   Net income..........................................        $8,106        $17,270
   Adjustments to reconcile net income to net cash
    provided by operating activities:
       Depreciation and amortization...................           778            904
       Provision for losses............................         4,112          3,231
       Deferred income taxes...........................         4,126         10,682
       Gain on sale of receivables.....................        (5,621)       (27,851)
       Amortization of excess servicing receivable.....                       12,117
       Changes in assets and liabilities:
          Other assets.................................        (1,068)        (2,134)
          Accrued taxes and expenses...................           713          9,195
                                                            ---------      ---------
   Net cash provided by operating activities...........        11,146         23,414
                                                            ---------      ---------
Cash flows from investing activities
   Purchases and originations of auto receivables......      (155,427)      (354,448)
   Purchases and originations of mortgage
    receivables........................................                       (7,748)
   Principal collections and recoveries on auto
     receivables.......................................        51,748         36,147
   Net proceeds from sale of auto receivables..........        64,556        332,982
   Net proceeds from sale of mortgage receivables......                        4,839
   Purchases of property and equipment.................        (1,266)        (1,641)
   Proceeds from disposition of property and
     equipment.........................................             4             17
   Proceeds from maturities of investment securities...         2,987             55
   Increase in restricted cash.........................        (2,373)       (31,023)
                                                            ---------      ---------
   Net cash used by investing activities...............       (39,771)       (20,820)
                                                            ---------      ---------
Cash flows from financing activities
   Borrowings on bank line of credit................          116,500        304,400
   Payments on bank line of credit..................          (61,900)      (275,500)
   Net increase in mortgage warehouse facility......                             264
   Payments on automobile receivables-backed notes..          (35,159)       (27,304)
   Payments on notes payable........................             (146)          (221)
   Purchase of treasury stock.......................           (8,059)        (4,387)
   Proceeds from issuance of common stock...........            1,539          3,100
                                                            ---------      ---------
      Net cash provided by financing activities........        12,775            352
                                                            ---------      ---------
Net (decrease) increase in cash and cash
 equivalents...........................................       (15,850)         2,946
Cash and cash equivalents at beginning of period.......        18,314          2,145
                                                            ---------      ---------
Cash and cash equivalents at end of period.............     $   2,464      $   5,091
                                                            =========      =========

  The accompanying notes are an integral part of these consolidated financial statements.

                               AMERICREDIT CORP.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)

NOTE 1--BASIS OF PRESENTATION

  The accompanying consolidated financial statements include the accounts of AmeriCredit Corp. and its wholly-owned subsidiaries ("the Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

  The consolidated financial statements as of December 31, 1996 and for the periods ended December 31, 1995 and 1996 are unaudited, but in management's opinion, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such interim periods. The results for interim periods are not necessarily indicative of results for a full year.

  The interim period financial statements, including the notes thereto, are condensed and do not include all disclosures required by generally accepted accounting principles. Such interim period financial statements should be read in conjunction with the Company's consolidated financial statements which were included in the Company's 1996 Annual Report to Shareholders.

NOTE 2--FINANCE RECEIVABLES

  Finance receivables consist of the following (in thousands):

                                                      June 30,     December 31
                                                        1996           1996
                                                   --------------  ------------
Auto receivables..............................          $264,086      $233,792
Less allowance for losses.....................           (13,602)      (12,173)
                                                        --------      --------
                                                         250,484       221,619
Mortgage receivables..........................                           6,181
                                                        --------      --------
Finance receivables, net......................          $250,484      $227,800
                                                        ========      ========

   A summary of the allowance of losses is as follows (in thousands):

                                                             Six Months Ended
                                                               December 31,
                                                        ------------------------
                                                            1995         1996
                                                        -----------   ----------
Balance at beginning of period................          $ 19,951      $ 13,602
Provision for losses..........................             4,112         3,231
Acquisition fees..............................             7,555        12,809
Allowance related to receivables
   sold.......................................            (4,225)       (8,404)
Net charge-offs-auto receivables..............            (8,181)       (9,065)
Net charge-offs-other.........................              (240)
                                                        --------      --------

Balance at end of period......................          $ 18,972      $ 12,173
                                                        ========      ========

NOTE 3--EXCESS SERVICING RECEIVABLE

  As of June 30, 1996 and December 31, 1996, the Company was servicing $259,895,000 and $527,924,000, respectively, of automobile sales finance contracts which have been sold to certain special purpose financing trusts (the "Trusts").

                               AMERICREDIT CORP.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)

  Excess servicing receivable consists of the following (in thousands):

                                                                                 June 30,        December 31,
                                                                                   1996            1996
                                                                               ------------      -----------

  Estimated future net cash flows before allowance for credit losses......     $   63,457      $  116,037
  Allowance for credit losses  ...........................................        (25,616)        (49,313)
                                                                               ------------    -------------
  Estimated future net cash flows  .......................................         37,841          66,724
  Unamortized discount at 12%  ...........................................         (4,748)         (6,944)
                                                                               ------------    -------------
                                                                               $   33,093      $   59,780
                                                                               ============    =============



  A summary of excess servicing receivable is as follows (in thousands):

                                                                                    Six Months Ended
                                                                                      December 31,
                                                                                ---------------------------
                                                                                  1995              1996
                                                                                ------------    -----------
Balance at beginning of period............................................        $              $ 33,093
Excess servicing related to receivables sold..............................          9,243          38,804
Amortization.............................................................                         (12,117)
                                                                                 --------        --------
Balance at end of period..................................................       $  9,243        $ 59,780
                                                                                 ========        ========

NOTE 4 - ACQUISITION

  In November 1996, the Company acquired Rancho Vista Mortgage Corporation ("RVMC"), a California corporation, which originates and sells home equity mortgage loans in 17 states. The purchase price of $7,100,000 consisted of 400,000 shares of common stock. The acquisition has been accounted for as a purchase and the excess of the purchase price over net assets acquired was assigned to goodwill. The results of operations of RVMC have been included in the consolidated financial statements since the acquisition date. In January 1997, RVMC changed its name to Americredit Corporation of California and now operates under the name AmeriCredit Mortgage Services.

NOTE 5--DEBT

  The Company has a revolving credit agreement with a group of banks under which the Company may borrow up to $240 million, subject to a defined borrowing base. Aggregate borrowings of $86,000,000 and $114,900,000 were outstanding as of June 30, 1996 and December 31, 1996, respectively. Borrowings under the credit agreement are collateralized by certain auto receivables and bear interest, based upon the Company s option, at either the prime rate (8.25% as of December 31, 1996) or various market London Interbank Offered Rates ("LIBOR") plus 1.25%. The Company is also required to pay an annual commitment fee equal to 1/4% of the unused portion of the credit agreement. The credit agreement, which expires in October 1997, contains various restrictive covenants requiring certain minimum financial ratios and results and placing certain limitations on the incurrence of additional debt, capital expenditures, cash dividends and repurchase of common stock.

  On February 4, 1997, the Company completed a private placement of $125 million of 9 1/4% Senior Notes due 2004 ("Notes"). Interest on the notes is payable semi-annually, commencing in August 1997. The notes, which are unsecured, may be redeemed at the option of the Company after February 2001 at a premium declining to par in February 2003. The Indenture pursuant to which the notes were issued contains restrictions including limitations on the Company's ability to incur additional indebtedness other than certain secured indebtedness, pay cash dividends and repurchase common stock.

                               AMERICREDIT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)

  On February 5, 1997, the Company entered into a mortgage warehouse facility with a bank under which the Company may borrow up to $75 million, subject to a defined borrowing base. Borrowings under the facility will be collateralized by certain mortgage receivables and will bear interest, based upon the Company's option, at either the prime rate or various market London Interbank Offered Rates ("LIBOR") plus 1.25%. The Company is also required to pay an annual commitment fee equal to 1/8% of the unused portion of the facility. The facility expires in February 1998.

  Automobile receivables-backed notes consist of the following (in thousands):

                                                                      June 30,   December 31,
                                                                        1996        1996
                                                                    -----------  -----------
  Series 1994-A notes, interest at 8.19%, collateralized by
   certain finance receivables in the principal amount of
   $7,605, final maturity in December 1999......................       $13,671     $ 6,833

  Series 1995-A notes, interest at 6.55%, collateralized by
   certain finance receivables in the principal amount of
   $36,642, final maturity in September 2000....................        54,176      33,710
                                                                    -----------  -----------
                                                                       $67,847     $40,543
                                                                    ===========  ===========

NOTE 6--INCOME TAXES

  The Company's effective income tax rate on income before income taxes differs from the U.S. Statutory tax rate as follows:

                                                     Six Months Ended
                                           -----------------------------------
                                             December 31,       December 31,
                                                1995               1996
                                           --------------      -------------
U.S. Statutory tax rate..................           35.0%              35.0%

Other....................................            1.5                3.5
                                                  ------             ------

                                                    36.5%              38.5%
                                                  =======            =======

NOTE 7--SUPPLEMENTAL CASH FLOW INFORMATION

  Cash payments for interest costs and income taxes consist of the following (in thousands):

                                                   Six Months Ended
                                            -------------------------------
                                            December 31,       December 31,
                                                1995               1996
                                            ------------      -------------
 Interest costs (none capitalized).......    $    6,369         $    6,456
 Income taxes............................           898                228


  During the six months ended December 31, 1996, a capital lease obligation of $1,258,000 was incurred when the Company entered into a lease for equipment.


                               AMERICREDIT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)


NOTE 8--GUARANTOR CONSOLIDATING FINANCIAL STATEMENTS

     The separate financial statements of the Subsidiary Guarantors are not included herein because the Subsidiary Guarantors are wholly-owned consolidated subsidiaries of the Company and are jointly, severally and unconditionally liable for the obligations represented by the Notes. The Company believes that the condensed consolidating financial information for the Company, the combined Subsidiary Guarantors and the combined Non-Guarantor Subsidiaries provide Noteholders with information that is more meaningful to them in understanding the financial position of the Subsidiary Guarantors than separate financial statements of the Subsidiary Guarantors. Therefore, the separate financial statements of the Subsidiary Guarantors are not deemed material to investors.

     Investments in subsidiaries are accounted for by the parent on the equity method for purposes of the presentation set forth below. Earnings of subsidiaries are therefore reflected in the parent's investment accounts and earnings. The principal elimination entries set forth below eliminate investments in subsidiaries and intercompany balances and transactions.

     Set forth below is consolidating financial information for (i) the Company (on a parent only basis), (ii) the combined Subsidiary Guarantors, (iii) the combined Non-Guarantor Subsidiaries, (iv) an elimination column for adjustments to arrive at the information for the Company and its subsidiaries on a consolidated basis and (v) the Company and its subsidiaries on a consolidated basis as of June 30, 1996 and December 31, 1996 and for the six months ended December 31, 1995 and 1996.

                                AmeriCredit Corp
                          Consolidating Balance Sheets
                              As of June 30, 1996
                             (dollars in thousands)

                                        AmeriCredit
                                           Corp.      Guarantors   Non-Guarantors   Eliminations   Consolidated
                                           -----      ----------   --------------   ------------   ------------
          ASSETS
          ------

Cash and cash equivalents.............      ($4,913)        ($87)        $  7,145                      $  2,145
Investment securities.................        6,558                                                       6,558
Finance receivables, net..............                   183,023           67,461                       250,484
Excess servicing receivable...........                    16,856           16,237                        33,093
Restricted cash.......................                                     15,304                        15,304
Property and equipment, net...........           83        7,587                                          7,670
Deferred income taxes.................        6,360        3,635                                          9,995
Other assets..........................        1,761        2,221              928                         4,910
Due (to) from affiliates..............      124,527     (106,986)         (17,541)
Investment in affiliates..............       32,320                                     ($32,320)
                                           --------    ---------         --------      ---------       --------
        Total assets..................     $166,696    $ 106,249         $ 89,534       ($32,320)      $330,159
                                           ========    =========         ========      =========       ========

   LIABILITIES AND SHAREHOLDERS' EQUITY
   ------------------------------------

Liabilities:

 Bank line of credit..................                 $  86,000                                       $ 86,000
 Automobile receivables-backed                                           $ 67,847                        67,847
    notes.............................
 Notes payable........................     $    418                                                         418
 Accrued taxes and expenses...........        3,053        9,709              (93)                       12,669
                                           --------    ---------         --------      ---------       --------
   Total liabilities..................        3,471       95,709           67,754                       166,934
                                           --------    ---------         --------      ---------       --------

Shareholders' equity:

 Common stock.........................          326          175                3           (178)           326
 Additional paid-in capital...........      190,005      112,112                        (112,112)       190,005
 Retained earnings (deficit)..........       (5,233)    (101,747)          21,777         79,970         (5,233)
                                           --------    ---------         --------      ---------       --------
                                            185,098       10,540           21,780        (32,320)       185,098


 Treasury stock, at cost...............     (21,873)                                                    (21,873)
                                           --------    ---------         --------      ---------       --------
 Total shareholders' equity............     163,225       10,540           21,780        (32,320)       163,225
                                           --------    ---------         --------      ---------       --------
 Total liabilities and
  shareholders' equity................     $166,696    $ 106,249         $ 89,534       ($32,320)      $330,159
                                           ========    =========         ========      =========       ========

                                AmeriCredit Corp
                          Consolidating Balance Sheets
                            As of December 31, 1996
                       (dollars in thousands, unaudited)

                                        AmeriCredit
                                           Corp.      Guarantors   Non-Guarantors   Eliminations   Consolidated
                                           -----      ----------   --------------   ------------   ------------
         ASSETS
         ------
Cash and cash equivalents.............      ($8,379)   $   8,462         $  5,008                       $  5,091
Investment securities.................        6,503                                                        6,503
Finance receivables, net..............                   183,002           44,798                        227,800
Excess servicing receivable...........                    13,913           45,867                         59,780
Restricted cash.......................                                     46,327                         46,327
Property and equipment, net...........           81        9,737                                           9,818
Deferred income taxes.................        3,616        6,809          (10,138)                           287
Goodwill..............................                     7,305                                           7,305
Other assets..........................        2,248        2,267            2,456                          6,971
Due (to) from affiliates..............      133,705      (81,416)         (52,289)
Investment in affiliates..............       52,071                                     ($52,071)
                                           --------    ---------         --------       --------       ---------
    Total assets......................     $189,845    $ 150,079         $ 82,029       ($52,071)       $369,882
                                           ========    =========         ========       ========       =========
    LIABILITIES AND SHAREHOLDERS' EQUITY
    -------------------------------------
Liabilities:
 Bank line of credit..................                 $ 114,900                                        $114,900
 Mortgage warehouse facility..........                     3,573                                           3,573
 Automobile receivables-backed                                           $ 40,543                         40,543
     notes............................
 Notes payable........................     $  1,484           36                                           1,520
 Accrued taxes and expenses...........        1,079       20,946               39                         22,064
                                           --------    ---------         --------       --------       ---------
    Total liabilities.................        2,563      139,455           40,582                        182,600

Shareholders' equity:
 Common stock.........................          336          203                3           (206)            336
 Additional paid-in capital...........      201,169      118,242                        (118,242)        201,169
 Retained earnings (deficit)..........       12,037     (107,821)          41,444         66,377          12,037
                                           --------    ---------         --------       --------       ---------
                                            213,542       10,624           41,447        (52,071)        213,542

 Treasury stock, at cost...............     (26,260)                                                     (26,260)
                                           --------    ---------         --------       --------       ---------
 Total shareholders' equity............     187,282       10,624           41,447        (52,071)        187,282
                                           --------    ---------         --------       --------       ---------


 Total liabilities and
  shareholders' equity................     $189,845    $ 150,079         $ 82,029       ($52,071)       $369,882
                                           ========    =========         ========       ========       =========

                                AmeriCredit Corp
                        Consolidating Income Statements
                        Six Months Ended December, 1995
                       (dollars in thousands, unaudited)

                                         AmeriCredit
                                            Corp.     Guarantors   Non-Guarantors   Eliminations     Consolidated
                                            -----     ----------   --------------   ------------     ------------
Revenue:
 Finance charge income.................                  $15,488          $11,741                         $27,229
 Gain on sale of receivables...........                    4,724              897                           5,621
 Servicing fee income..................                    9,324                         ($9,109)             215
 Investment income.....................      $ 5,790         116              353         (5,703)             556
 Other income..........................            7         181              375                             563
 Equity in income of affiliates........        8,915                                      (8,915)
                                            --------    --------          -------        -------        ---------
                                              14,712      29,833           13,366        (23,727)          34,184


Costs and expenses:
 Operating expenses....................        1,531      16,158            1,862         (9,109)          10,442
 Provision for losses..................                    4,112                                            4,112
 Interest expense......................          413       6,505            5,647         (5,703)           6,862
                                            --------    --------          -------        -------        ---------
                                               1,944      26,775            7,509        (14,812)          21,416
                                            --------    --------          -------        -------        ---------

Income before income taxes.............       12,768       3,058            5,857         (8,915)          12,768

Provision for income taxes.............        4,662                                                        4,662
                                            --------    --------          -------        -------        ---------

Net income (loss)......................      $ 8,106     $ 3,058          $ 5,857        ($8,915)         $ 8,106
                                            ========    ========          =======        =======        =========

                                AmeriCredit Corp
                     Consolidating Statements of Cash Flows
                       Six Months Ended December 31, 1995
                       (dollars in thousands, unaudited)

                                         AmeriCredit
                                            Corp.      Guarantors   Non-Guarantors   Eliminations   Consolidated
                                         ------------  -----------  ---------------  -------------  -------------
Cash flows from operating activities
 Net income..........................       $  8,106    $   3,058         $  5,857       ($8,915)     $   8,106
 Adjustments to reconcile net income to net
   cash provided by operating activities:
   Depreciation and amortization..........        80          698                                           778
   Provision for losses...................                  4,112                                         4,112
   Deferred income taxes..................     4,126                                                      4,126
   Gain on sale of receivables............                 (5,621)                                       (5,621)
   Equity in income of affiliates.........    (8,915)                                      8,915
   Changes in assets and liabilities:
        Other assets......................       374       (1,576)             134                       (1,068)
        Accrued taxes and expenses........      (734)       1,691             (244)                         713
                                            --------    ---------         --------   -----------        -------
   Net cash provided by operating
    activities............................     3,037        2,362            5,747                       11,146


Cash flows from investing activities
 Purchases and originations of auto
  receivables............................                (155,427)                                     (155,427)
 Principal collections and recoveries on
  auto receivables.......................                  19,565           32,183                       51,748
 Net proceeds from sales of auto
  receivables............................                  64,556                                        64,556
 Purchases of property and equipment.....                  (3,708)                         2,442         (1,266)
 Proceeds from disposition of property
  and equipment..........................      2,442                             4        (2,442)             4
 Proceeds from sales and maturities
  of investment securities...............      2,987                                                      2,987
 Increase in restricted cash.............                                   (2,373)                      (2,373)
 Net change in investment in affiliates..    (12,967)      12,964                3
                                            --------    ---------         --------   -----------        -------
 Net cash provided (used) by investing
  activities.............................     (7,538)     (62,046)          29,813                      (39,771)

Cash flows from financing activities
 Borrowings on bank line of credit.......                 116,500                                       116,500
 Payments on bank line of credit.........                 (61,900)                                      (61,900)
 Payments on automobile receivables-backed
  notes..................................                                  (35,159)                     (35,159)
 Payments on notes payable...............       (146)                                                      (146)
 Purchase of treasury stock..............     (8,059)                                                    (8,059)
 Proceeds from issuance of common stock..      1,539                                                      1,539
 Net change in due (to) from affiliates..     (7,442)       8,929           (1,487)
                                            --------    ---------         --------   -----------        -------
 Net cash provided (used) by financing
  activities.............................    (14,108)      63,529          (36,646)                      12,775
                                            --------    ---------         --------   -----------        -------

Net increase (decrease) in cash and
 cash equivalents........................    (18,609)       3,845           (1,086)                     (15,850)

Cash and cash equivalents at beginning
 of year.................................     17,187       (6,394)           7,521                       18,314
                                            --------    ---------         --------   -----------        -------
Cash and cash equivalents at end of
 year.....................................   ($1,422)     ($2,549)        $  6,435                      $ 2,464
                                            ========    =========         ========   ===========        =======

                                AmeriCredit Corp
                        Consolidating Income Statements
                       Six Months Ended December 31, 1996
                       (dollars in thousands, unaudited)

                                      AmeriCredit
                                         Corp.     Guarantors   Non-Guarantors  Eliminations   Consolidated
                                         -----     -----------  --------------  -------------  ------------
Revenue:
     Finance charge income.........                  $ 16,339          $ 5,164                      $21,503
     Gain on sale of receivables...                       300           27,851                       28,151
     Servicing fee income..........                    24,032            1,625      ($17,415)         8,242
     Investment income.............       $ 6,775          89              904        (6,616)         1,152
     Other income..................            28         260              334                          622
     Equity in income of
        affiliates.................        13,593                                    (13,593)
                                      -----------  ----------   --------------  ------------   ------------
                                           20,396      41,020           35,878       (37,624)        59,670
                                      -----------  ----------   --------------  ------------   ------------

Costs and expenses:
     Operating expenses............         2,144      35,885            1,133       (17,415)        21,747
     Provision for losses..........                     3,231                                         3,231
     Interest expense..............            26       7,839            5,363        (6,616)         6,612
                                      -----------  ----------   --------------  ------------   ------------
                                            2,170      46,955            6,496       (24,031)        31,590
                                      -----------  ----------   --------------  ------------   ------------

Income before income taxes.........        18,226      (5,935)          29,382       (13,593)        28,080

Provision for income taxes.........           956         139            9,715                       10,810
                                              ---         ---            -----        ------         ------

Net income (loss)..................       $17,270     ($6,074)         $19,667      ($13,593)       $17,270
                                          =======     ========         =======      =========       =======

                                AmeriCredit Corp
                     Consolidating Statements of Cash Flows
                       Six Months Ended December 31, 1996
                       (dollars in thousands, unaudited)

                                                           AmeriCredit
                                                              Corp.      Guarantors   Non-Guarantors   Eliminations   Consolidated
                                                              -----      -----------  ---------------  -------------  -------------

Cash flows from operating activities
Net income..............................................        17,270      ($6,074)       $     667       ($13,593)     $  17,270
Adjustments to reconcile net income to net
    cash provided by operating activities:
    Depreciation and amortization.......................            16          888                                            904
    Provision for losses................................                      3,231                                          3,231
    Deferred income taxes...............................         3,718       (3,174)          10,138                        10,682
    Gain on sale of receivables.........................                                     (27,851)                      (27,851)
    Amortization of excess servicing receivable.........                      2,943            9,174                        12,117
    Equity in income of affiliates......................       (13,593)                                      13,593
    Changes in assets and liabilities:
         Other assets...................................          (487)        (119)          (1,528)                       (2,134)
         Accrued taxes and expenses.....................        (1,974)      11,037              132                         9,195
                                                              --------    ---------          -------       --------       --------
    Net cash provided by operating activities...........         5,086        5,084            9,732                        23,414

Cash flows from investing activities
    Purchases and originations of auto receivables......                   (354,448)        (343,935)       343,935       (354,448)
    Purchases and originations of mortgage receivables..                     (7,748)                                        (7,748)
    Principal collections and recoveries on auto
        receivables.....................................                     13,484           22,663                        36,147
    Net proceeds from sale of finance receivables.......                    343,935          332,982       (343,935)       332,982
    Net proceeds from sale of mortgage receivables......                      4,839                                          4,839
    Purchases of property and equipment.................           (14)      (2,914)                          1,287         (1,641)
    Proceeds from disposition of property and equipment.         1,287           17                          (1,287)            17
    Proceeds from sales and maturities of investment
        securities......................................            55                                                          55
    Increase in restricted cash.........................                                     (31,023)                      (31,023)
    Net change in investment in affiliates..............           942         (942)
                                                              --------    ---------          -------       --------       --------
         Net cash provided (used) by investing
           activities...................................           553          798          (19,313)                      (20,820)

Cash flows from financing activities
    Borrowings on bank line of credit...................                    304,400                                        304,400
    Payments on bank line of credit.....................                   (275,500)                                      (275,500)
    Net increase in mortgage warehouse facility.........                        264                                          264
    Payments on automobile receivables-backed notes.....                                     (27,304)                      (27,304)
    Payments on notes payable...........................          (221)                                                       (221)
    Purchase of treasury stock..........................        (4,387)                                                     (4,387)
    Proceeds from issuance of common stock..............         3,100                                                       3,100
    Net change in due (to) from affiliates..............        (9,178)     (25,570)          34,748
                                                              --------    ---------          -------       --------       --------
         Net cash provided (used) by financing
           activities...................................        (9,105)       2,667            7,444                           352
                                                              --------    ---------          -------       --------       --------

Net increase (decrease) in cash and cash equivalents....        (3,466)       8,549           (2,137)                        2,946

Cash and cash equivalents at beginning of year..........        (4,913)         (87)           7,145                         2,145
                                                              --------    ---------          -------       --------       --------

Cash and cash equivalents at end of year................       ($8,379)   $   8,462          $ 5,008                      $  5,091
                                                              ========    =========          =======       ========       ========

All tendered Old Notes, executed Letters of Transmittal and other related documents should be directed to the Exchange Agent. Questions and requests for assistance and requests for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be addressed to the Exchange Agent as follows:

                       BY REGISTERED OR CERTIFIED MAIL:

                            Bank One, Columbus, NA
                             235 West Schrock Road
                           Columbus, Ohio 43271-0184
                                      or
                            Bank One, Columbus, NA
                            c/o First Chicago Trust
                              Company of New York
                    Attention:  Corporate Trust Department
                                14 Wall Street
                              8th Floor, Window 2
                           New York, New York 10005

                         BY HAND OR OVERNIGHT COURIER:

                            Bank One, Columbus, NA
                             235 West Schrock Road
                            Westerville, Ohio 43081
                                      or
                            Bank One, Columbus, NA
                            c/o First Chicago Trust
                              Company of New York
                    Attention:  Corporate Trust Department
                                14 Wall Street
                              8th Floor Window 2
                           New York, New York 10005

                                 BY FACSIMILE:

                              (614) 248-5088 (OH)
                                      or
                              (212) 240-8988 (NY)
                  Confirm by Telephone:  (212) 240-8862 (NY)
                                         1-800-346-5152




   (Originals of all documents submitted by facsimile should be sent promptly by hand, overnight courier, or registered or certified mail)

   No dealer, salesperson or other person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the company or by the Initial Purchasers. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstance create any implication that the information contained herein is correct as of any date subsequent to the date hereof.



                   OFFER TO EXCHANGE ALL OUTSTANDING 9 1/4%
                             SENIOR NOTES DUE 2004
                  ($125,000,000 PRINCIPAL AMOUNT) FOR 9 1/4%
                             SENIOR NOTES DUE 2004




                               AMERICREDIT CORP.




                            ----------------------
                                  PROSPECTUS
                            ----------------------



                          ________________ ___, 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS; LIMITATION OF LIABILITY FOR MONETARY DAMAGES

  (a) The Articles of Incorporation, as amended to date (the "Articles of Incorporation"), of AmeriCredit Corp. (the "Company"), together with its Bylaws, provide that the Company shall indemnify officers and directors, and may indemnify its other employees and agents, to the fullest extent permitted by law. The laws of the State of Texas permit, and in some cases require, corporations to indemnify officers, directors, agents and employees who are or have been a party to or are threatened to be made a party to litigation against judgements, fines, settlements and reasonable expenses under certain circumstances.

  (b) The Company has also adopted provisions in its Articles of Incorporation that limit the liability of its directors to the fullest extent permitted by the laws of the State of Texas. Under the Company's Articles of Incorporation, and as permitted by the laws of the State of Texas, a director is not liable to the Company or its shareholders for breach of fiduciary duty. Such limitation does not affect liability for: (i) a breach of the director's duty of loyalty to the Company or its shareholders or members; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Company or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute.

ITEM 21.  EXHIBITS.

(a)   Exhibits.

Exhibit No.                               Description

      3.1 (1)        --       Articles of Incorporation of the Company, filed
                              May 18, 1988, and Articles of Amendment to
                              Articles of Incorporation, filed August 24, 1988
                              (Exhibit 3.1)
      3.2 (1)        --       Amendment to Articles of Incorporation, filed
                              October 18, 1989 (Exhibit 3.2)
      3.3 (5)        --       Articles of Amendment to Articles of Incorporation
                              of the Company, filed November 12, 1992 (Exhibit
                              3.3)
      3.4 (1)        --       Bylaws of the Company (Exhibit 3.4)
      4.1 (4)        --       Specimen stock certificate evidencing the Common
                              Stock (Exhibit 4.1)
      5.1 (15)       --       Opinion of Jenkens & Gilchrist, a Professional
                              Corporation, as to the legality of the Notes
      10.1 (1)       --       1989 Stock Option Plan for Non-Employee Directors
                              of the Company (Exhibit 10.4)
      10.2 (1)       --       1989 Stock Option Plan (with Stock Appreciation
                              Rights) for the Company (Exhibit 10.5)
      10.3 (2)       --       Amendment No. 1 to the 1989 Stock Option Plan
                              (with Stock Appreciation Rights) for the Company
                              (Exhibit 4.6)
      10.4 (1)       --       1987 Incentive Stock Option Plan for the Company
                              (Exhibit 10.6)
      10.5 (3)       --       1990 Stock Option Plan for Non-Employee Directors
                              of the Company (Exhibit 10.14)
      10.6 (4)       --       1991 Key Employee Stock Option Plan of the Company
                              (Exhibit 10.10)
      10.7 (4)       --       1991 Non-employee Director Stock Option Plan of
                              the Company (Exhibit 10.11)
      10.8 (4)       --       Executive Employment Agreement, dated January 30,
                              1991, between the Company and Clifton H. Morris,
                              Jr. (Exhibit 10.18)
      10.9 (4)       --       Executive Employment Agreement, dated January 30,
                              1991, between the Company and Michael R.
                              Barrington (Exhibit 10.19)
      10.10 (4)      --       Executive Employment Agreement, dated January 30,
                              1991 between the Company and Daniel E. Berce
                              (Exhibit 10.20)
      10.11 (5)      --       Executive Employment Agreement, dated May 20,
                              1993, between the Company and Edward H. Esstman
                              (Exhibit 10.18)
      10.12 (6)      --       Indenture, dated December 1, 1994, between
                              AmeriCredit Receivables Finance Corp. and LaSalle
                              National Bank (Exhibit 10.1)
      10.13 (6)      --       Sale and Servicing Agreement, dated December 1,
                              1994, between AmeriCredit Receivables Finance
                              Corp., AmeriCredit Financial Services, Inc.,
                              AmeriCredit Receivables Corp. and LaSalle National
                              Bank (Exhibit 10.2)
      10.14 (7)      --       Indenture, dated June 1, 1995, between AmeriCredit
                              Receivables Finance Corp. 1995-A and LaSalle
                              NationalBank (Exhibit 10.15)
      10.15 (7)      --       Sale and Servicing Agreement, dated June 1, 1995,
                              between AmeriCredit Receivables Finance Corp.
                              1995-A, AmeriCredit Financial Services, Inc.,
                              AmeriCredit Receivables Corp. and LaSalle National
                              Bank (Exhibit 10.16)
      10.16 (7)      --       Restated Revolving Credit Agreement, dated June 2,
                              1995, between AmeriCredit Corp. and subsidiaries
                              and First Interstate Bank of Texas, N.A., Bank
                              One, Texas, N.A., LaSalle National Bank, The Daiwa
                              Bank, Ltd., Harris Trust and Savings Bank, and
                              Comerica Bank - Texas (Exhibit 10.17)
      10.17 (8)      --       1995 Omnibus Stock and Incentive Plan for
                              AmeriCredit Corp.
      10.18 (9)      --       Pooling and Servicing Agreement relating to
                              AmeriCredit Automobile Receivables Trust 1995-B,
                              dated November 20, 1995, among AmeriCredit
                              Financial Services, Inc., AmeriCredit Receivables
                              Corp. and LaSalle National Bank (Exhibit 10.1)
      10.19 (10)     --       Pooling and Servicing Agreement relating to
                              AmeriCredit Automobile Receivables Trust 1996-A,
                              dated February 12, 1996, among AmeriCredit
                              Financial Services, Inc., AmeriCredit Receivables
                              Corp. and LaSalle National Bank (Exhibit 10.1)
      10.20 (11)     --       Pooling and Servicing Agreement relating to
                              AmeriCredit Automobile Receivables Trust 1996-B, dated April 30, 1996, among AmeriCredit Financial
                              Services, Inc., AFS Funding Corp. and LaSalle
                              National Bank (Exhibit 4.1)

      10.21 (12)     --       1996 Limited Stock Option Plan for AmeriCredit
                              Corp.
      10.22 (13)     --       Second Restated Revolving Credit Agreement, dated
                              as of October 7, 1996, between AmeriCredit Corp.
                              and subsidiaries and Wells Fargo Bank (Texas),
                              National Association, Bank One, Texas, N.A.,
                              LaSalle National Bank, The Sumitomo Bank Limited,
                              Harris Trust and Savings Bank, Comerica Bank -
                              Texas, Texas Commerce Bank National Association,
                              BankAmerica Business Credit, Inc. and The Bank of
                              Nova Scotia, as amended by that certain First
                              Amendment to Second Restated Revolving Credit
                              Agreement, dated as of January 22, 1997, between
                              the same parties (Exhibit 10.1)
      10.23 (13)     --       Indenture, dated as of February 4, 1997, between
                              AmeriCredit Corp. and subsidiaries and Bank One,
                              Columbus, NA, with form of 9 1/4% Senior Notes due
                              2004 attached as exhibit (Exhibit 10.2)
      10.24 (13)     --       Purchase Agreement, dated as of January 30, 1997,
                              between AmeriCredit Corp. and subsidiaries and
                              Smith Barney Inc., Montgomery Securities, Piper
                              Jaffray Inc. and Wheat First Butcher Singer
                              (Exhibit 10.3)
      10.25 (13)     --       A/B Exchange Registration Rights Agreement, dated
                              as of February 4, 1997, between AmeriCredit Corp.
                              and subsidiaries and Smith Barney Inc., Montgomery
                              Securities, Piper Jaffray Inc. and Wheat First
                              Butcher Singer (Exhibit 10.4)
      11.1 (13)      --       Statement Re Computation of Per Share Earnings
      12.1 (14)      --       Statement Re Computation of Ratios
      21.2 (14)      --       Subsidiaries of the Company
      23.1 (14)      --       Consent of Coopers & Lybrand
      23.2 (15)      --       Consent of Jenkens & Gilchrist, a Professional
                              Corporation (to be included in its opinion to be
                              filed in Exhibit 5.1)
      24.1 (14)      --       Power of Attorney (included on signature page
                              hereto)
      25.1 (14)      --       Statement of Eligibility under the Trust Indenture
                              Act of 1939 on Form T-1

--------------------------------------------------------------------------------

(1) Incorporated by reference to the exhibit shown in parenthesis included in Registration Statement No. 33-31220 on Form S-1 filed by the Company with the Securities and Exchange Commission.
(2) Incorporated by reference to the exhibit shown in parenthesis included in Registration Statement No. 33-41203 on Form S-8 filed by the Company with the Securities and Exchange Commission.
(3) Incorporated by reference to the exhibit shown in parenthesis included in the Company's Annual Report on Form 10-K for the year ended June 30, 1990 filed by the Company with the Securities and Exchange Commission.
(4) Incorporated by reference to the exhibit shown in parenthesis included in the Company's Annual Report on Form 10-K for the year ended June 30, 1991 filed by the Company with the Securities and Exchange Commission.
(5) Incorporated by reference to the exhibit shown in parenthesis included in the Company's Annual Report on Form 10-K for the year ended June 30, 1993 filed by the Company with the Securities and Exchange Commission.
(6) Incorporated by reference to the exhibit shown in parenthesis included in the Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1994 filed by the Company with the Securities and Exchange Commission.
(7) Incorporated by reference to the exhibit shown in parenthesis included in the Company's Annual Report on Form 10-K for the year ended June 30, 1995 filed by the Company with the Securities and Exchange Commission.
(8) Incorporated by reference from the Company's Proxy Statement for the year ended June 30, 1995 filed by the Company with the Securities and Exchange Commission.
(9) Incorporated by reference to the exhibit shown in parenthesis included in the Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1995 filed by the Company with the Securities and Exchange Commission.
(10) Incorporated by reference to the exhibit shown in parenthesis included in the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996 filed by Company with the Securities and Exchange Commission.
(11) Incorporated by reference to the exhibit shown in parenthesis included in Form 8-K, dated May 16, 1996, filed by the AmeriCredit Automobile Receivables Trust 1996-B with the Securities and Exchange Commission.
(12) Incorporated by reference from the Company's Proxy Statement for the year ended June 30, 1996 filed by the Company with the Securities and Exchange Commission.

(13) Incorporated by reference to exhibit shown in parenthesis included in the Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1996 filed by the Company with the Securities and Exchange Commission.

(14)   Filed herewith.
(15)   To be filed by amendment.


---------------------


(b)  Financial Schedules.

     All schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are either not required under the related instructions, are inapplicable, or the required information is included elsewhere in the Consolidated Financial Statements and incorporated herein by reference.


ITEM 22.  UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Company hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Exchange Offer Registration Statement through the date of responding to the request.

     (c) The undersigned Company hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Exchange Offer Registration Statement when it became effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Tarrant, State of Texas, on March 6, 1997.

                         AMERICREDIT CORP.


                         By:   /s/ Clifton H. Morris, Jr.
                               --------------------------
                               Clifton H. Morris, Jr.
                               Chairman of the Board and Chief Executive Officer

     Each individual whose signature appears below hereby designates and appoints Clifton H. Morris, Jr., Daniel E. Berce, Chris A. Choate, and each of them, any one of whom may act without the joinder of the other, as such person's true and lawful attorney-in-fact and agents (the "Attorneys-in-Fact") with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as any Attorney-in-Fact deems appropriate, and any registration statement relating to the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933 and requests to accelerate the effectiveness of such registration statements, and to file each such amendment with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such Attorneys-in-Fact and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such Attorneys-in-Fact or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in their capacities and on the dates indicated.

         SIGNATURE                          TITLE                      DATE
         ---------                          -----                      ----

/s/ Clifton H. Morris, Jr.   Chairman of the Board and Chief       March 6,1997
---------------------------  Executive Officer
    Clifton H. Morris, Jr.   (Principal Executive Officer)

/s/ Michael R. Barrington    Vice Chairman of the Board and        March 6, 1997
---------------------------  President
    Michael R. Barrington

/s/ Daniel E. Berce          Vice Chairman of the Board, Chief     March 6, 1997
---------------------------  Financial Officer and Treasurer
    Daniel E. Berce          (Principal Financial and Accounting
                             Officer)

/s/ Edward H. Esstman        President of AmeriCredit Financial    March 6, 1997
---------------------------  Services, Inc., Senior Vice
    Edward H. Esstman        President, Chief Credit Officer and
                             Director


/s/ James A. Greer           Director                              March 6, 1997
---------------------------
    James A. Greer

/s/ Gerald W. Haddock        Director                              March 6, 1997
---------------------------
    Gerald W. Haddock

/s/ Douglas K. Higgins       Director                              March 6, 1997
---------------------------
    Douglas K. Higgins

/s/ Kenneth H. Jones, Jr.    Director                              March 6, 1997
---------------------------
    Kenneth H. Jones, Jr.